UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box): ☐ No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

To the Stockholders of NorthStar/RXR New York Metro Real Estate, Inc.:
It is our pleasure to invite you to the 2018 annual meeting of stockholders of NorthStar/RXR New York Metro Real Estate, Inc., a Maryland corporation, or the Company. The annual meeting will be held at 200 Park Avenue, 15th Floor, New York, New York 10166 on October 17, 2018, beginning at 10:00 a.m., local time.
At the annual meeting, we will be seeking your approval of: (i) a proposal to sell all of the assets of the Company in one or more transactions, which we refer to as the Asset Monetization; (ii) a proposal to merge the Company with and into a wholly-owned subsidiary of our advisor, CNI NS/RXR Advisors, LLC, with the subsidiary of our advisor surviving, which we refer to as the Merger, and together with the Asset Monetization, the Transaction; (iii) a proposal to approve any adjournment of the annual meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the annual meeting to approve the Asset Monetization or the Merger; and (iv) a proposal to elect as directors the five individuals named in the attached proxy materials, each to serve on our board until the 2019 annual meeting of stockholders and until his or her successor is duly elected and qualified.
The principal purpose of the Transaction is to maximize stockholder value by selling our real estate assets and distributing the net proceeds and available cash to our stockholders. Although we are seeking your approval for both the Asset Monetization and the Merger, we view these as an all-cash sale of the Company’s real estate assets and a distribution to the Company’s stockholders of the net proceeds received from such sales and available cash in liquidation of the Company. The Company will engage in one or more transactions to monetize all of its real estate investments for estimated net proceeds, plus cash available for distribution ranging from $37.4 million to $39.1 million. Once the Company has disposed of all of its real estate investments, the Company’s only remaining asset will be cash. In order to facilitate the distribution of this cash to our stockholders, the Company will be merged with and into a subsidiary of our advisor. In connection with the Merger, 100% of the net proceeds from the Asset Monetization ($33.1 million to $33.7 million), plus any additional available cash held by the Company (approximately $6.0 million held as of August 1, 2018), less accrued and unpaid ordinary course liabilities incurred prior to the closing of the Transaction and fees and expenses related to the Transaction, will be paid to the Company’s stockholders (other than Company’s co-sponsors, who have voluntarily agreed to effectively forfeit their shares concurrent with the consummation of the Merger). We estimate that, if the Asset Monetization and the Merger are approved by our stockholders and we are successfully able to implement the Transaction, the amount of cash that you would receive in connection with the Transaction for each share of our common stock that you then hold could range between $8.81 and $9.20 per share, less any applicable withholding taxes, assuming the Transaction is approved and successfully implemented by December 31, 2018. Although we have provided an estimated range of the cash consideration, there can be no assurances as to the amount or the timing of the consideration to be received by the Company’s stockholders.
In light of the challenges we have faced raising capital, it has been difficult for us to implement our intended investment strategy at a scale to sufficiently sustain the costs of operating as a public company. While we have assembled a small, high quality portfolio with the offering proceeds raised, we have not raised sufficient capital to build a diverse portfolio of high-quality commercial real estate that would enable to meet our investment objectives. As a result, our board of directors, or the Board, has conducted a robust evaluation of strategic alternatives available to the Company, including alternative means of raising capital to drive further execution of our investment strategy or stockholder liquidity alternatives. On May 10, 2018 and as disclosed on Form 8-K on May 14, 2018, in furtherance of this effort, our Board appointed a special committee comprised of all of our independent directors, which we refer to as the Special Committee, to explore potential strategic alternatives. The Board and the Special Committee carefully reviewed and considered the alternatives available to the Company and other factors described in the enclosed proxy statement, as well as the terms and conditions of the Transaction. The Board and the Special Committee each unanimously determined that the Asset Monetization and the Merger, as more fully described in the enclosed proxy statement, are fair and reasonable to the Company, on terms no less favorable to the Company than those available from unaffiliated third parties and are advisable and in the best interests of the Company and its stockholders and each unanimously approved the Asset Monetization and the Merger, pending your approval. Accordingly, the Company’s Board, following the unanimous recommendation of the Special Committee, recommends that you vote “FOR” the Asset Monetization proposal, “FOR” the Merger proposal and “FOR” the adjournment proposal. The Company’s Board also recommends that you vote “FOR” each director nominee.

We cannot complete the Asset Monetization unless it is approved by the holders of our common stock and we cannot complete the Merger unless it is approved by the holders of our common stock. Each of the Asset Monetization and the Merger must be approved by the affirmative vote of the holders of common stock entitled to cast a majority of all of the votes entitled to be cast on the matter. The Asset Monetization is a condition to the Merger and, therefore, the Merger will not occur without the Asset Monetization having been approved and occurred (regardless of whether the Merger has been approved). However, if the Asset Monetization is approved, but not the Merger, the Company intends to sell its real estate assets, which would most likely result in fewer proceeds to be distributed to stockholders over time. In the event the Asset Monetization is not approved, the Company will continue to operate its business in the ordinary course, including, without limitation, selling its interest in an office building located at 1285 Avenue of the Americas in Midtown Manhattan, or 1285 AoA. The sale of our interest in 1285 AoA is not contingent on whether the Asset Monetization is approved by our stockholders.
You are encouraged to review carefully the enclosed proxy statement, as it explains the reasons for the proposals to be voted on at the annual meeting and contains other important information.
It is important that your shares be represented at the annual meeting regardless of the size of your securities holdings. Whether or not you plan to attend the annual meeting in person, please authorize a proxy to vote your shares as soon as possible. You may authorize a proxy to vote your shares by mail, telephone or internet. The proxy card materials provide you with details on how to authorize a proxy to vote by these three methods. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction card. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against the Asset Monetization and the Merger.
Thank you in advance for your cooperation and support.

Sincerely,

Scott H. Rechler
Chairman of the Board

September 11, 2018
New York, New York

The enclosed proxy statement is dated September 11, 2018 and is first being mailed to our stockholders on or about September 12, 2018.

____________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on October 17, 2018
____________________________
To the Stockholders of NorthStar/RXR New York Metro Real Estate, Inc.:
The 2018 annual meeting of stockholders, or the annual meeting, of NorthStar/RXR New York Metro Real Estate, Inc., a Maryland corporation, or the Company, will be held at 200 Park Avenue, 15th Floor, New York, New York 10166 on October 17, 2018, beginning at 10:00 a.m., local time. The matters to be considered and voted upon by stockholders at the annual meeting, which are described in detail in the accompanying proxy statement, are:

1)	a proposal to sell all of the assets of the Company in one or more transactions, which we refer to as the Asset Monetization;

2)
a proposal to merge the Company with and into a wholly owned subsidiary of our advisor, CNI NS/RXR Advisors, LLC, with the subsidiary of our advisor surviving, which we refer to as the Merger, and together with the Asset Monetization, the Transaction;

3)
a proposal to approve any adjournments of the annual meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the annual meeting to approve the Asset Monetization or the Merger;

4)
a proposal to elect as directors the five individuals nominated by our Board as set forth in the accompanying proxy statement, each to serve until the 2019 annual meeting of stockholders and until his or her successor is duly elected and qualified; and

5)	any other business that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.
Our Board, upon the unanimous recommendation of the Special Committee, unanimously approved and recommends that you vote “FOR” the Asset Monetization Proposal, “FOR” the Merger Proposal and “FOR” adjournment proposal. Our Board also unanimously approved the proposal of the nominees for director and recommends that you vote “FOR” all of the nominees for director. Information about each of the proposals is included in the accompanying proxy statement. We urge you to read this material carefully.
Our Board has fixed the close of business on September 11, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only record holders of common stock at the close of business on the record date are entitled to notice of, and to vote, at the annual meeting.
Each of the Asset Monetization and the Merger must be approved by the affirmative vote of the holders of our common stock entitled to cast a majority of all of the votes entitled to be cast on the matter. The Asset Monetization is a condition to the Merger and, therefore, the Merger will not occur without the Asset Monetization having been approved (regardless of whether the Merger has been approved). However, if the Asset Monetization is approved, but not the Merger, the Company intends to sell its real estate assets, which would most likely result in fewer proceeds to be distributed to stockholders over time. In the event the Asset Monetization is not approved, the Company will continue to operate its business in the ordinary course, including, without limitation, selling its interest in an office building located at 1285 Avenue of the Americas in Midtown Manhattan, or 1285 AoA. The sale of its interest in 1285 AoA is not contingent on whether the Asset Monetization is approved by our stockholders.
Your vote is very important. Whether or not you plan to attend the annual meeting in person, please authorize a proxy to vote your shares as soon as possible. You may authorize a proxy to vote your shares by mail, telephone or internet. The proxy card materials provide you with details on how to authorize a proxy to vote by these methods. If you determine to mail us your proxy, please complete, date and sign the proxy card as soon as possible and return it promptly in the envelope provided, which requires no postage if mailed in the United States. Your immediate response will help avoid potential delays and may save us significant expenses associated with soliciting stockholder votes. If you are the record holder of your shares and you attend the annual meeting, you may revoke your proxy and vote in person, if you so choose. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against the Asset Monetization and the Merger.
We encourage you to read the accompanying proxy statement in its entirety and to submit a proxy or voting instructions so that your shares will be represented and voted. If you have any questions about these proposals or need assistance voting your shares or authorizing your proxy, please call (866) 340-7108.

By Order of the Board of Directors,

Ann B. Harrington
General Counsel and Secretary
September 11, 2018
New York, New York

NorthStar/RXR New York Metro Real Estate, Inc.
590 Madison Avenue, 34th Floor
New York, New York 10022
(212) 547-2600
____________________________
PROXY STATEMENT
____________________________
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on October 17, 2018

i

SELECTED DEFINITIONS
Unless otherwise indicated or as the context otherwise requires, a reference in this proxy statement refers to:
“1285 AoA” refers to a 1.8 million square foot Class-A office building located at 1285 Avenue of the Americas in Midtown Manhattan.
“1285 AoA Transaction” refers to the sale of the Company’s interest in 1285 AoA to a purchaser, including potentially to an affiliate of our Co-Sponsors.
“Advisor” refers to CNI NS/RXR Advisors, LLC.
“Advisor Entities” refers to the Advisor and Sub-Advisor, collectively.
“Articles of Merger” refers to the articles of merger relating to the Merger to be filed with the SDAT.
“Asset Monetization” refers to the sale or other disposition of all the assets of the Company in one or more transactions as further described in this proxy statement.
“Asset Monetization Proposal” refers to the stockholder proposal seeking the approval of the Asset Monetization.
“Board” refers to the board of directors of the Company.
“Certificate of Merger” refers to certificate of merger relating to the Merger to be filed with the DSOS.
“Class A Shares” refers to the Company’s Class A common stock, $0.01 par value per share.
“Class I Shares” refers to the Company’s Class I common stock, $0.01 par value per share.
“Class T Shares” refers to the Company’s Class T common stock, $0.01 par value per share.
“CLNC” refers to Colony Credit Real Estate, Inc., a Maryland corporation.
“Common Stock” refers to the outstanding Class A Shares, Class T Shares and Class I Shares, each $0.01 par value per share.
“Company” refers to NorthStar/RXR New York Metro Real Estate, Inc., a Maryland corporation.
“Co-Sponsor” refers to each of Colony Capital, Inc. and RXR Realty LLC.
“DSOS” refers to the Secretary of State of the State of Delaware.
“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.
“Jane Street Loan” refers to that $20.0 million mezzanine loan secured by a pledge of an ownership interest in 11-19 Jane Street, New York, New York, made by RXR 11 Jane Mezz Lender LLC to JCM Jane Street Mezz LLC, pursuant to that certain Mezzanine Loan Agreement, dated as of August 1, 2017.
“Jane Street Sale Agreement” refers to that certain Mezzanine Loan Sale and Purchase Agreement by and between RXR 11 Jane Mezz Lender, LLC and CLNC ML Jane NYC, LLC dated as of August 20, 2018.
“Jane Street Transaction” refers to the transactions set forth in the Jane Street Sale Agreement.
“Merger” refers to the merger of the Company with and into Merger Sub, with Merger Sub being the Surviving Entity as set forth in the Merger Agreement.
“Merger Agreement” refers to that certain Agreement and Plan of Merger, dated August 20, 2018, by and among Tax Parent, the Advisor, the Merger Sub and the Company.
“Merger Effective Time” refers to such time as the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is duly filed with the DSOS or on such other date and time (not to exceed five (5) business days from the date the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is duly filed with the DSOS) as shall be agreed to by the Company and Advisor and specified in the Articles of Merger and the Certificate of Merger.
“Merger Proposal” refers to the proposal to approve the Merger.

ii

“Merger Sub” refers to CNI NS/RXR Advisors Merger Subsidiary, LLC, a Delaware limited liability company and wholly owned subsidiary of the Advisor.
“Operating Partnership” refers to NorthStar/RXR Operating Partnership, LP.
“REIT” refers to a real estate investment trust.
“SDAT” refers to the State Department of Assessments and Taxation of Maryland.
“SEC” refers to the U.S. Securities and Exchange Commission.
“Sponsor Share Forfeiture” refers to the sale by each of the Co-Sponsors of the Sponsor Shares to the Company for $0.01 per share immediately prior to the Merger Effective Time.
“Special Committee” refers to the special committee of independent directors of the Board formed on May 10, 2018.
“Sponsor Shares” refers to Common Stock owned directly or indirectly by our Co-Sponsors.
“Sub-Advisor” refers to RXR NTR Sub-Advisor LLC.
“Surviving Entity” refers to the Merger Sub after the Merger Effective Time.
“Tax Parent” refers to Colony Capital Investment Holdco, LLC, a Delaware limited liability company.
“Times Square Loan” refers to that certain $15.0 million mezzanine loan secured by a pledge of an ownership interest in a retail development project located in Times Square, New York, pursuant to the certain Mezzanine Loan Agreement, dated as of October 20, 2014, between Times Square Mezzanine Borrower LLC and the sole limited partner of RXR 721 Seventh Funding Group LP.
“Times Square Transaction” refers to the repayment of the Times Square Loan in accordance with the terms of the Times Square Loan and without any action on the part of the Company.
“Transaction” refers to the Asset Monetization together with the Merger.
“Transaction Agreements” refers to the agreements to effect the Transaction.
“VAF III” refers to RXR Real Estate Value Added Fund - Fund III LP, together with its parallel funds, an affiliate of RXR Realty LLC.

iii

SUMMARY
This summary highlights only selected information from this proxy statement relating to (1) the Asset Monetization, (2) the Merger, (3) certain other matters contemplated by the Transaction Agreements, (4) any adjournments of the annual meeting, and (5) the election of directors. This summary does not contain all of the information about the Transaction, the Transaction Agreements, and the other matters contemplated by the Transaction Agreements, or the annual meeting that may be important to you. You should read this proxy statement carefully and in its entirety, including the appendices and the other documents to which we have referred you.
Parties to the Transaction (see page 22)
NorthStar/RXR New York Metro Real Estate, Inc.
We were formed on March 21, 2014 as a Maryland corporation to acquire a high-quality commercial real estate, or CRE, portfolio concentrated in the New York metropolitan area, and in particular New York City, with a focus on office, mixed-use properties and a lesser emphasis on multifamily properties. We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2016. We are advised by CNI NS/RXR Advisors, LLC, a subsidiary of our Co-Sponsor, Colony Capital, Inc., and RXR NTR Sub-Advisor LLC, a subsidiary of our Co-Sponsor, RXR Realty LLC. From the inception of our initial public offering in February 2015 through its termination on April 2, 2018, we raised total gross proceeds of $40.7 million pursuant to such offering, including gross proceeds of $327,073 pursuant to our distribution reinvestment plan.
As of June 30, 2018, our investments included (i) an approximately 1% unconsolidated non-controlling interest in a 1.8 million square foot Class-A office building located at 1285 Avenue of the Americas in Midtown Manhattan, or 1285 AoA, (ii) a $19.0 million interest in a $20.0 million mezzanine loan secured by a pledge of an ownership interest in a luxury condominium development project located in the West Village of New York City, or the Jane Street Loan, and (iii) a $9.5 million interest in a $15.0 million mezzanine loan secured by a pledge of an ownership interest in a retail development project located in Times Square, New York, or the Times Square Loan. On August 1, 2018, the Times Square Loan was repaid in full in accordance with its terms.
The following table presents our real estate investments as of June 30, 2018, adjusted for the repayment of the Times Square Loan on August 1, 2018:

Investment Type	Count (1)	Principal Amount/ Gross Cost		% of Total Investments
Real estate equity
Operating real estate
Class-A office building	1	$11,030,895	(2)	36.7%

CRE debt
Mezzanine loans	1	19,000,000	(3)	63.3%
Total	2	$30,030,895		100.0%
_______________________________________

(1)	For real estate equity, the count represents the number of properties. For CRE debt, the count represents the number of respective financial instruments.

(2)	Represents our proportionate share of the gross purchase price (including financing), deferred costs and other assets underlying our investment in an unconsolidated venture.

(3)	Represents our proportionate share of the principal balance of our mezzanine loans. On August 1, 2018, the Times Square Loan was repaid in full.
Our office is located at 590 Madison Avenue, 34th Floor, New York, New York 10022. Our telephone number is (212) 547-2600. Information regarding our Company is also available on our website at www.northstarrxrreit.com. The information contained on our website is not incorporated into this proxy statement.
Colony Capital, Inc. and Affiliates
Colony Capital, Inc., or Colony Capital, our Co-Sponsor, is a leading global investment management firm with assets under management of approximately $43 billion. Colony Capital manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, non-traded and traded real estate investment trusts and registered investment companies. Colony Capital has significant holdings in: (a) the healthcare, industrial and hospitality property sectors; (b) Colony Credit Real Estate, Inc. (NYSE: CLNC) and NorthStar Realty Europe Corp. (NYSE: NRE), which are both externally managed by subsidiaries of Colony Capital; and (c) various other equity and debt investments. Colony Capital is headquartered in Los Angeles with over 400 employees in offices located across 19 cities in ten countries.

Our Advisor, CNI NS/RXR Advisors, LLC, a Delaware limited liability company, is a subsidiary of Colony Capital, Inc. Our Advisor has formed a wholly owned subsidiary for purposes of the Merger, CNI NS/RXR Advisors Merger Subsidiary, LLC, a Delaware limited liability company.
Colony Capital, Inc. is the sponsor, and one of its subsidiaries is the manager, of CLNC. CLNC is one of the largest publicly traded commercial real estate credit REITs, focused on originating, acquiring, financing and managing a diversified portfolio consisting primarily of commercial real estate senior mortgage loans, mezzanine loans, preferred equity, debt securities and net leased properties predominantly in the United States. CLNC is organized as a Maryland corporation that intends to elect to be taxed as a REIT for U.S. federal income tax purposes for its taxable year ending December 31, 2018.
RXR Realty LLC
RXR Realty LLC, or RXR, our Co-Sponsor, is a New York-based, approximately 500-person vertically integrated real estate operating and development company with expertise in a wide array of value creation activities, including distressed investments, uncovering value in complex transactions, structured finance investments and real estate development. RXR’s core growth strategy is focused on New York City and the surrounding region. The RXR platform manages 69 commercial real estate properties and investments with an aggregate gross asset value of approximately $18.1 billion as of June 30, 2018, adjusted for transactions through August 17, 2018, comprising approximately 24.6 million square feet of commercial properties, inclusive of a multifamily residential portfolio of approximately 2,600 units under operations or development, and control of development rights for an additional approximately 3,600 multifamily and for sale units in the New York metropolitan area. Gross asset value is compiled by RXR in accordance with its fair value measurement policy and is comprised of capital invested by RXR and its partners, as well as leverage.
The Transaction (see page 24)
On August 20, 2018, the Board, upon the unanimous recommendation of the Special Committee, unanimously approved the Transaction, including each of the following:

•	one or more transactions to sell all of the Company’s assets, which we collectively refer to as the Asset Monetization and each of which is described in further detail below; and

•
following the Asset Monetization, pursuant to the Merger Agreement, the merger of the Company with and into a subsidiary of our Advisor, which we refer to as the Merger and is described in further detail below.

Although technically separate transactions, we view these transactions as an all-cash sale of the Company’s real estate investments and a distribution to the Company’s stockholders of the net proceeds received from such sales and available cash assets in a liquidation of the Company.
The Asset Monetization Agreements (see page 36)
1285 AoA
We are actively marketing our interest in 1285 AoA to a select group of investors, including to affiliates of our Co-Sponsors; however, at this time we do not have any definitive binding agreement for the sale of our interest in 1285 AoA. We anticipate if we are able to sell this interest that the net proceeds to the Company from such sale would be between $4.9 million and $5.4 million. We anticipate selling this interest as soon as practicable, including prior to the annual meeting. However, we cannot provide any assurance that we will be able to sell this interest by a specific time or at all or at the anticipated price. The sale of our interest in 1285 AoA is not contingent on the approval of the Asset Monetization by our stockholders. In the event the Asset Monetization is not approved, we expect to operate our business in the ordinary course, including, without limitation, selling our interest in 1285 AoA.
Jane Street Loan
Pursuant to the Jane Street Sale Agreement, the Company, together with VAF III, will convey its interest in the Jane Street Loan for a purchase price equal to the par value of the Jane Street Loan, subject to customary prorations and adjustments, on the closing date of such transaction to a subsidiary of Colony Credit Real Estate, Inc., a Maryland corporation. CLNC is managed by a subsidiary of Colony Capital, one of our Co-Sponsors and an affiliate of our Advisor. We estimate that the net proceeds to the Company from the sale of its interest in the Jane Street Loan will be approximately $18.9 million.

Times Square Loan
On August 1, 2018, the borrower under the Times Square Loan repaid Times Square Loan in full in accordance with its terms and without any action on the part of the Company. The proceeds to the Company from the repayment of the Times Square Loan were $9.4 million.
The Merger (see page 22)
Pursuant to the Merger Agreement, on the effective date, the Company will be merged with and into Merger Sub, a wholly-owned subsidiary of our Advisor, with Merger Sub surviving as a wholly-owned subsidiary of the Advisor.
Although technically structured as a “merger” of the Company with and into the Merger Sub, with the Merger Sub continuing as the Surviving Entity, the Merger is a mechanism to provide our stockholders with the cash proceeds of the Asset Monetization and additional available cash. In accordance with the Merger Agreement, the Merger will only take place after the completion of the Asset Monetization. As a result, at the time of the Merger, the Company’s only remaining asset will be cash. In connection with the Merger, after satisfying accrued and unpaid ordinary course liabilities incurred prior to the closing of the Transaction and fees and expenses related to the Transaction, all of the remaining cash in the Company will be paid to the Company’s stockholders. Following the Merger, the Company’s stockholders will not own any shares of the Merger Sub, the Advisor or the Company.
Transaction Consideration (see page 38)
The Company expects to generate net proceeds ranging from $33.1 million to $33.7 million from the Asset Monetization. In connection with the Merger, 100% of the net proceeds from the Asset Monetization, plus any additional available cash held by the Company (approximately $6.0 million held as of August 1, 2018), less accrued and unpaid ordinary course liabilities incurred prior to the closing of the Transaction and fees and expenses related to the Transaction, will be paid to the Company’s stockholders.
In addition, in accordance with the Merger Agreement, affiliates of Colony Capital and RXR, the Company’s Co-Sponsors, have voluntarily agreed to effectively forfeit their respective shares in the Company concurrent with the consummation of the Merger, or the Sponsor Share Forfeiture. As of August 1, 2018, affiliates of Colony Capital and RXR owned 212,139 and 70,713 shares, respectively.
As of the record date, after giving effect to the Sponsor Share Forfeiture, there were 4,249,989 shares of Common Stock outstanding. As a result, we estimate that the total stockholder consideration is expected to equal between approximately $8.81 and $9.20 per share, less any applicable withholding taxes, assuming the Transaction is completed prior to December 31, 2018.
Recommendation of the Special Committee and Board (see page 30)
The Board has, upon the unanimous recommendation of the Special Committee, unanimously:

•	determined that it is advisable and in the best interests of the Company and the holders of the Common Stock for the Company to sell all of the assets of the Company;

•
determined that it is advisable and in the best interests of the Company and the holders of the Common Stock for the Company to enter into the Merger Agreement and consummate the Merger and the other transactions contemplated thereby; and

•	recommended that you vote “FOR” the above proposals.
The Board also recommends that you vote “FOR” the adjournment proposal and “FOR” the five nominees for directors.
The Annual Meeting (see page 18)
Date, Time and Purpose of the Annual Meeting
The 2018 annual meeting of stockholders will be held on October 17, 2018, beginning at 10:00 a.m., local time. At the annual meeting, the holders of the Common Stock will be asked to consider and vote on:

1)	a proposal to sell all of the assets of the Company in one or more transactions, which we refer to as the Asset Monetization;

2)
a proposal to merge the Company with and into a wholly owned subsidiary of our advisor, CNI NS/RXR Advisors, LLC, with the subsidiary of our advisor surviving, which we refer to as the Merger, and together with the Asset Monetization, the Transaction;

3)
a proposal to approve any adjournments of the annual meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the annual meeting to approve the Asset Monetization and the Merger; and

4)
a proposal to elect as directors the five individuals nominated by our Board as set forth in this proxy statement, each to serve until the 2019 annual meeting of stockholders and until his or her successor is duly elected and qualified.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the annual meeting and any adjournments of the annual meeting.
Record Date, Notice and Quorum
All holders of record of Common Stock as of the record date, which was the close of business on September 11, 2018, are entitled to receive notice of, attend and vote at the annual meeting or any postponements or adjournments of the annual meeting.
Each holder of Common Stock will be entitled to cast one vote on each of Proposal 1, Proposal 2 and Proposal 3. Shares of Common Stock held by either Co-Sponsor or their Affiliates (including any of our directors affiliated with one of our Co-Sponsors) shall not be entitled to vote on the Asset Monetization Proposal (Proposal 1) or the Merger Proposal (Proposal 2). With respect to Proposal 4, each holder of Common Stock will be entitled to cast one vote for each of the nominees for whose election the share is entitled to be voted. On the record date, there were 4,532,841 shares of Common Stock outstanding and entitled to vote on at least one proposal at the annual meeting.
The presence, in person or by proxy, of holders of common stock entitled to cast at least 50% of all the votes entitled to be cast at the annual meeting on any matter will constitute a quorum for purposes of the annual meeting. Shares held in “street name” whose nominees are not provided with voting instructions by the beneficial owner, or broker non-votes, will not be voted at the annual meeting but will be counted as part of the quorum.
Required Vote
Approval of the Asset Monetization Proposal requires the affirmative vote of the holders of Common Stock entitled to cast a majority of all of the votes entitled to be cast on the matter. Shares of Common Stock held by either Co-Sponsor or their Affiliates (including any of our directors affiliated with one of our Co-Sponsors) shall not be entitled to vote on the Asset Monetization Proposal. The failure to vote in person or by proxy (including as a result of broker non-votes, if any, and abstentions) will have the same effect as voting against such proposal.
Approval of the Merger Proposal requires the affirmative vote of the holders of Common Stock entitled to cast a majority of all of the votes entitled to be cast on the matter. Shares of Common Stock held by either Co-Sponsor or their Affiliates (including any of our directors affiliated with one of our Co-Sponsors) shall not be entitled to vote on the Merger Proposal. The failure to vote in person or by proxy (including as a result of broker non-votes, if any, and abstentions) will have the same effect as voting against such proposal.
Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Common Stock present, in person or by proxy, at the annual meeting. The failure to vote on the adjournment proposal in person or by proxy, including as a result of broker non-votes, if any, and abstentions, will have no effect on the outcome of the adjournment proposal.
Election of the director nominees named in this proxy requires the affirmative vote of the holders of a majority of the shares present in person or by proxy at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the director nominees. A vote “withheld” from a director nominee or a broker non-vote, if any, will have the same effect as a vote against the nominee. Stockholders may not cumulate votes in the election of directors.
As of the record date, our directors, executive officers and Co-Sponsors owned and are entitled to vote an aggregate of approximately 316,544 shares of Common Stock, entitling them to exercise approximately 7% of the voting power of Common Stock entitled to vote at the annual meeting, subject to limits on our Co-Sponsors and certain directors voting on the Asset Monetization Proposal and the Merger Proposal described herein.
Right to Revoke Proxy
If you hold shares of our voting securities in your own name as a holder of record, you may revoke your proxy through any of the following methods:

•
send written notice of revocation, prior to the date of the annual meeting, to our Secretary, at NorthStar/RXR New York Metro Real Estate, Inc., 590 Madison Avenue, 34th Floor, New York, New York 10022;

•	sign and mail a new, later-dated proxy card to our Secretary at the address specified above that is received prior to the date of the annual meeting;

•	visit our electronic voting site at www.fcrvote.com/rxr;

•	call our toll-free voting number at 1-866-390-5380 and follow the instructions provided; or

•	attend the annual meeting and vote your shares in person, although attendance at the annual meeting will not by itself constitute revocation of a proxy.
Only the most recent proxy vote will be counted and all others will be disregarded notwithstanding the method by which the proxy was authorized. If shares of our voting securities are held on your behalf by a broker, bank or other nominee, you must contact it to receive instructions as to how you may revoke your proxy.
Material U.S. Federal Income Tax Consequences of the Merger (see page 31)
The Asset Monetization is not expected to have any direct U.S. federal income tax consequences to you. However, to the extent that any gain attributable to the Asset Monetization increases our earnings and profits, distributions that would otherwise have been treated as return of capital may be treated as taxable dividends. The Asset Monetization may also affect the taxation of non-U.S. stockholders under the Foreign Investment in Real Property Act of 1980, or FIRPTA. See “Material U.S. Federal Income Tax Consequences of the Merger—Taxation of Non-U.S. Stockholders—Distribution of Gain from the Disposition of U.S. Real Property Interests.”
The receipt of the transaction consideration for each share of Common Stock pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, you will recognize gain or loss with respect to each of your shares of our Common Stock as a result of the Merger measured by the difference, if any, between the transaction consideration per share of Common Stock and your adjusted tax basis in your share. To the extent that monthly distributions received by you to date have been treated as a return of capital for U.S. federal income tax purposes, your tax basis has been reduced by the amount of such distributions. In addition, under certain circumstances, we may be required to withhold a portion of your transaction consideration under applicable tax laws, including with respect to consideration paid to non-U.S. stockholders to the extent required by FIRPTA.
The tax consequences to you of the Merger will depend on your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you of the Merger. For more information regarding the U.S. federal income tax consequences of the Merger to you, please see “The Transaction—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 31.
Interests of the Company’s Directors, Officers and Advisor Entities in the Transaction (see page 30)
The executive officers and directors of the Company and the Advisor Entities have certain interests in the Asset Monetization and Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. These interests may create potential conflicts of interest. The Board and Special Committee were aware of those interests and considered them, among other matters, in reaching its decision to approve the Transaction, the Transaction Agreements and the other matters contemplated by the Transaction Agreements.
Regulatory Matters (see page 35)
Other than in connection with the filing of this proxy statement with the SEC, the deregistration of the Common Stock under the Exchange Act and any requirements under Maryland law, the Company is not aware of any regulatory or governmental requirements that must be complied with or regulatory or governmental approvals that must be obtained in connection with the Transaction.
No Dissenters’ Rights of Appraisal (see page 43)
Under Maryland law and our charter, stockholders who object to the Transaction, including the Asset Monetization and the Merger, do not have any appraisal rights or dissenters’ rights in connection with the Transaction. However, stockholders may vote against the Transaction and the other matters contemplated by the Transaction Agreements.
Deregistration of the Common Stock (see page 35)
Once the Transaction is completed, the Common Stock will be deregistered under the Exchange Act.

Additional Information
You can find more information about the Company in the periodic updates and other information on file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE TRANSACTION
The following questions and answers briefly address some questions you might have regarding the annual meeting and the Transaction. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the Transaction Agreements, copies of which are attached to this proxy statement as Appendices A and B.
What am I voting on?
You will be considering and voting on the following:

1)	a proposal to sell all of the assets of the Company in one or more transactions, which we refer to as the Asset Monetization;

2)
a proposal to merge the Company with and into a wholly owned subsidiary of our advisor, CNI NS/RXR Advisors, LLC, with the subsidiary of our Advisor surviving, which we refer to as the Merger, and together with the Asset Monetization, the Transaction;

3)
a proposal to approve any adjournments of the annual meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the annual meeting to approve the Asset Monetization or the Merger;

4)
a proposal to elect as directors the five individuals nominated by our Board as set forth in this proxy statement, each to serve until the 2019 annual meeting of stockholders and until his or her successor is duly elected and qualified; and

5)	any other business that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.
What is the proposed Transaction?
On August 20, 2018, the Board, upon the unanimous recommendation of the Special Committee, unanimously approved the Transaction, which involves the following:

•	one or more transactions to sell all of the Company’s assets, which we collectively refer to as the Asset Monetization; and

•	following the Asset Monetization, pursuant to the Merger Agreement, the Merger of the Company with and into a subsidiary of our Advisor.
Although technically separate transactions, we view these transactions as an all-cash sale of the Company’s real estate investments and a distribution to the Company’s stockholders of the net proceeds received from such sales and available cash in liquidation of the Company.
For additional information about the Asset Monetization, please review “The Transaction Agreements—The Asset Monetization Agreements” and the Jane Street Sale Agreement attached to this proxy statement as Appendix B and incorporated in this proxy statement by reference. For additional information about the Merger, please review “The Transaction Agreements—The Merger Agreement” and the Merger Agreement attached to this proxy statement as Appendix A and incorporated in this proxy statement by reference. We encourage you to read the Transaction Agreements carefully and in their entirety, as they are the principal documents governing the Transaction.
What does the Transaction mean to our stockholders?
If the Transaction is consummated, we estimate that the total stockholder consideration is expected to equal between approximately $8.81 and $9.20 per share, less any applicable withholding taxes, assuming the Transaction is completed prior to December 31, 2018. Following the completion of the Transaction, our stockholders will no longer own any shares in the Company and will not receive shares of our Advisor or Merger Sub.

How was the estimated range of transaction consideration derived?
The estimated range of transaction consideration of $37.4 million to $39.1 million was determined as follows:

•
net proceeds of approximately $18.9 million from the sale of our interest in Jane Street Loan, which reflects a purchase price equal to the par value of the Jane Street Loan, subject to customary prorations and adjustments in accordance with the Jane Street Sale Agreement, less estimated transaction costs; plus

•
net proceeds ranging from $4.9 million to $5.4 million from the sale of our interest in 1285 AoA, which reflects an estimate of the purchase price the Company believes is reasonably achievable in connection with a sale of our interest in 1285 AoA less estimated transaction costs; plus

•	proceeds of approximately $9.4 million from the repayment of the Times Square Loan; plus

•	an estimate of approximately $6.0 million of additional available cash, less approximately $0.2 million of accrued and unpaid operating expenses and distributions; less

•	estimated transaction expenses of $0.4 million to $1.5 million relating to, among other things, legal expenses, proxy solicitation costs and directors and officers insurance.
As of September 11, 2018, there were 4,249,989 shares of the Company’s Common Stock outstanding, excluding the Sponsor Shares that are effectively being voluntarily forfeited concurrent with the consummation of the Merger, which results in estimated transaction consideration of between $8.81 and $9.20 per share of the Common Stock, assuming the Transaction is approved and successfully implemented by December 31, 2018. Although we have provided an estimated range of cash consideration, there can be no assurances as to the amount or the timing of the consideration to be received by the Company’s stockholders.
Why is our Board and Special Committee recommending the Transaction?
In light of the challenges we have faced raising capital, it has been difficult for us to implement our intended investment strategy at a scale to sufficiently sustain the costs of operating as a public company. We offered $2.0 billion in shares of our Common Stock and we raised total gross proceeds of $40.7 million in our initial public offering. While we have assembled a small, high quality portfolio with the offering proceeds raised, we have not raised sufficient capital to build a diverse portfolio of high-quality commercial real estate that would enable to us to meet our investment objectives (i.e., to pay current income through cash distributions and to provide capital appreciation in our assets), while covering the general and administrative costs of operating a public company. As a result, the Board has conducted a robust evaluation of strategic alternatives available to the Company, including alternative means of raising capital to drive further execution of our investment strategy and stockholder liquidity alternatives. On May 10, 2018 and as disclosed on Form 8-K on May 14, 2018, in furtherance of this effort, the Board appointed a special committee comprised of all of our independent directors to explore potential strategic alternatives, including, among others, capital raise alternatives, restructuring, merger, joint venture, disposition of some or all of the Company’s assets and other liquidity options. The Board and the Special Committee carefully reviewed and considered the alternatives available to the Company and other factors described in this proxy statement, as well as the terms and conditions of the Transaction. The Board and the Special Committee believe that the Transaction, as more fully described in this proxy statement, is most likely to maximize stockholder value. The estimated transaction consideration of between $8.81 and $9.20 per share is significantly in excess of the most recent estimated net asset value per share published by the Company of $8.49 per share as of March 31, 2018. The premium reflected in the transaction consideration is, in part, the result of the Co-Sponsors’ voluntary agreement to effectively forfeit their shares in the Company, concurrent with the consummation of the Merger, thus increasing the transaction consideration payable to third party stockholders by approximately $0.56 per share. For these reasons, among others detailed in this proxy statement, the Board and the Special Committee each unanimously determined that the Asset Monetization and the Merger are fair and reasonable to the Company, on terms no less favorable to the Company than those available from unaffiliated third parties and are advisable and in the best interests of the Company and its stockholders.
What alternatives have you considered?
The Board and the Special Committee considered a variety of alternatives available to the Company, including, without limitation, the following:

•	continuing to operate the Company in the ordinary course;

•	alternative means of raising capital, including different capital sources and alternative platforms and restructuring the product (e.g., pursuing a “NAV REIT” or preferred securities offering);

•	a strategic merger or sale transaction; and

•	liquidation.
After careful consideration of the benefits and challenges of each of the potential alternatives available to the Company, the Board and the Special Committee ultimately determined that the Transaction, effected through the Asset Monetization and the Merger, is fair and reasonable to the Company, on terms no less favorable to the Company than those available from unaffiliated third parties and is advisable and in the best interests of the Company and its stockholders.
What are the next steps?
Each of the Asset Monetization and the Merger must be approved by the affirmative vote of the holders of Common Stock entitled to cast a majority of all of the votes entitled to be cast on the matter. Your vote is very important regardless of the number of shares you own. The Board, upon the unanimous recommendation of the Special Committee, unanimously recommends that you vote “FOR” the approval of the Asset Monetization Proposal, “FOR” the approval of the Merger Proposal and “FOR” the proposal for the potential adjournment of the annual meeting. The Board also unanimously recommends that you vote “FOR” the election of directors, all as stated more fully in this proxy statement.
What happens if we do not receive the necessary votes?
If the stockholders do not approve the Asset Monetization, we will continue to operate our real estate portfolio and manage the overall activities of the Company, including, without limitation, selling our interest in 1285 AoA. However, it is unlikely that we will be able to achieve the scale we anticipated. As a result, our portfolio income alone will likely continue to be insufficient to cover all company level expenses, i.e., the general and administrative expenses of operating a public company, and pay a current monthly distribution to stockholders on an ongoing basis. If we continue to operate the Company under these circumstances, it may erode the value of the Company over time.
If the stockholders approve the Asset Monetization but not the Merger, we will proceed with the Asset Monetization. We may distribute some of the proceeds from the Asset Monetization to our stockholders in the form of a special distribution, but we will need to retain cash to pay for ongoing company-level expenses. In addition, if the Merger is not approved, the Sponsor Share Forfeiture will not occur. As a result, any such special distribution is likely to be less than the estimated transaction consideration paid to stockholders in connection with the Merger. At such time, the Company may seek to liquidate the Company or pursue another alternative to maximize stockholder value.
The Asset Monetization is a condition to the Merger and, therefore, the Merger will not occur without the Asset Monetization (regardless of whether the Merger has been approved by the holders of our Common Stock).
What happens to monthly distributions if the Transaction is not approved?
Monthly distributions to stockholders could be reduced and may cease completely if the Transaction is not approved, as some or all of our remaining cash may need to be reserved for company-level expenses.
Why is the Advisor effecting the Merger?
The Advisor is acquiring the Company through the Merger in order to more efficiently wind down the Company and return capital to the Company’s stockholders. At the time of the Merger, the Company will not have any assets other than cash and all of this cash, after the payment of accrued and unpaid liabilities of the Company and transaction expenses in connection with the Transaction, will be paid to the Company’s stockholders. Because the Advisor is acquiring the Company in the Merger, the Company can distribute all of the proceeds to the stockholders immediately in connection with the Merger, rather than over time through a plan of liquidation and statutory dissolution.
How much compensation are the Advisor Entities and/or Co-Sponsors receiving in the Transaction?
None. The Advisor Entities and the Co-Sponsors will not receive any compensation in the Transaction, as the Transaction does not trigger any acquisition fees, disposition fees or promote payable in connection with the special units held by affiliates of the Co-Sponsors. In fact, in order to improve the return to third party stockholders, the Co-Sponsors have agreed to effectively forfeit their 282,852 shares in the Company, concurrent with the consummation of the Merger, which the Co-Sponsors originally purchased for $2.2 million. As a result of the Sponsor Share Forfeiture, if the Merger is successfully implemented, the Co-Sponsors will not receive any transaction consideration and approximately $2.4 million that would have been paid to the Co-Sponsors in respect of their shares in connection with the Merger will be paid to third party stockholders, which increases the per share return by approximately $0.56.

How can the shares be worth less than my original investment?
Depending upon the class of shares you purchased, the transaction consideration per share may be less than the original purchase price you paid for your shares. This is, in part, due to the significant upfront fees and expenses related to the organization and offering of non-traded REITs (including the Company). We had anticipated being able to raise enough proceeds during the offering period to build a larger portfolio with sufficient cash flow to mitigate the adverse effect of these expenses. However, although the investments have performed well, we were unable to raise sufficient proceeds to achieve the scale that we anticipated. We offered $2.0 billion in shares of our Common Stock and we raised total gross proceeds of $40.7 million in our initial public offering. As a result, we were unable to generate sufficient capital appreciation to offset the impact of the offering expenses.
In addition, the per share value of the Common Stock was impacted by two special stock distributions made by the Company to stockholders of record on December 31, 2016 and May 16, 2017. In total, 329,550 shares were issued in connection with the special stock distributions, which had the effect of reducing the value per share of the Company’s Common Stock. We had similarly anticipated being able to raise sufficient proceeds during our offering to mitigate the impact of these special stock distributions but were unable to achieve the scale necessary to do so. However, for certain stockholders who received both special stock distributions, the related decrease in the value per share is offset by the issuance of additional shares. For example, if a stockholder acquired one share on December 31, 2016, that stockholder now has 1.155 shares, or potential aggregate transaction consideration ranging from $10.18 to $10.63 if the Transaction is successfully implemented.
Assuming the Transaction is approved by stockholders and the Company is able to successfully implement the Transaction, what is the aggregate amount of distributions that stockholders will have received, including regular operating distributions and special stock distributions, since the time of their initial investment?
In addition to the estimated range of transaction consideration of between $8.81 and $9.20 discussed above, our stockholders have received regular operating distributions from the time of their initial investment. In addition, certain of our stockholders received special stock distributions of 0.05 shares and 0.10 shares, respectively, of Common Stock for each share of Common Stock held of record on December 31, 2016 and May 16, 2017, respectively. Accordingly, if the Transaction is approved by our stockholders and we are able to successfully implement the Transaction, the aggregate amount of distributions that our stockholders will have received since the time of their initial investment, including regular operating distributions and transaction consideration received in respect of shares issued in the special stock distributions, will vary depending on when they made their initial investment and whether they participated in our distribution reinvestment plan.
The following tables illustrate the aggregate amount of distributions stockholders would receive for each share issued if the stockholder made its initial investment on January 1, 2016 with respect to the Class A Shares, May 1, 2016 with respect to the Class T Shares and November 1, 2016 with respect to the Class I Shares, shortly after we commenced our offering of each respective share class, on May 1, 2017, in the middle of our offering, and on March 1, 2018, shortly before the termination of our offering, assuming each stockholder elected to receive cash distributions and the Transaction is successfully implemented:

Per Class A Share:	Initial Investment Date
	January 1, 2016		May 1, 2017		March 1, 2018
	Low	High	Low	High	Low	High
Transaction Consideration(1)	$8.81	$9.20	$8.81	$9.20	$8.81	$9.20
Regular Operating Distributions(2)	0.49	0.49	0.37	0.37	0.18	0.18
Special Stock Distributions(3)	1.37	1.43	0.88	0.92	N/A	N/A
Aggregate Distributions	$10.67	$11.12	$10.06	$10.49	$8.99	$9.38
_______________________________________

(1)	Reflects the estimated range of transaction consideration assuming the Transaction is approved and successfully implemented by November 1, 2018.

(2)
Reflects regular operating distributions received or to be received from January 1, 2016 through November 1, 2018, May 1, 2017 through November 1, 2018 and March 1, 2018 through November 1, 2018, respectively, assuming the current regular operating distribution rate is maintained through November 1, 2018.

(3)	Reflects the transaction consideration in respect of the shares issued, if any, as part of the special stock distributions.

Per Class T Share:	Initial Investment Date
	May 1, 2016		May 1, 2017		March 1, 2018
	Low	High	Low	High	Low	High
Transaction Consideration(1)	$8.81	$9.20	$8.81	$9.20	$8.81	$9.20
Regular Operating Distributions(2)	0.24	0.24	0.22	0.22	0.12	0.12
Special Stock Distributions(3)	1.37	1.43	0.88	0.92	N/A	N/A
Aggregate Distributions	$10.42	$10.87	$9.91	$10.34	$8.93	$9.32
_______________________________________

(1)	Reflects the estimated range of transaction consideration assuming the Transaction is approved and successfully implemented by November 1, 2018.

(2)
Reflects regular operating distributions received or to be received from May 1, 2016 through November 1, 2018, from May 1, 2017 through November 1, 2018 and from March 1, 2018 through November 1, 2018, respectively, assuming the current regular operating distribution rate is maintained through November 1, 2018.

(3)	Reflects the transaction consideration in respect of the shares issued, if any, as part of the special stock distributions.

Per Class I Share:	Initial Investment Date
	November 1, 2016		May 1, 2017		March 1, 2018
	Low	High	Low	High	Low	High
Transaction Consideration(1)	$8.81	$9.20	$8.81	$9.20	$8.81	$9.20
Regular Operating Distributions(2)	0.44	0.44	0.37	0.37	0.18	0.18
Special Stock Distributions(3)	1.37	1.43	0.88	0.92	N/A	N/A
Aggregate Distributions	$10.62	$11.07	$10.06	$10.49	$8.99	$9.38
_______________________________________

(1)	Reflects the estimated range of transaction consideration assuming the Transaction is approved and successfully implemented by November 1, 2018.

(2)
Reflects regular operating distributions received or to be received from November 1, 2016 through November 1, 2018, from May 1, 2017 through November 1, 2018 and from March 1, 2018 through November 1, 2018, respectively, assuming the current regular operating distribution rate is maintained through November 1, 2018.

(3)	Reflects the transaction consideration in respect of the shares issued, if any, as part of the special stock distributions.
Accordingly, assuming the Transaction is approved by our stockholders and we are able to successfully implement the Transaction, we currently expect that stockholders who were among our initial investors will have received greater aggregate distributions than stockholders who made their initial investment at the end of our offering, and stockholders who made their initial investment in shares of the Company’s stock at different points during the offering will receive aggregate distributions between the ranges presented above. We expect to continue to make regular operating distributions as we seek approval of the Transaction from our stockholders and through the completion of the Transaction. Although we have provided an estimated range of aggregate distributions, we cannot determine at this time when, or potentially whether, we will be able to make any distributions of transaction consideration to our stockholders or the amount of any such distributions of transaction consideration.
Will you continue to pay distributions until closing?
The Company anticipates that it will continue to pay distributions until completion of the Transaction.
Do you have agreements to sell all of your assets?
No. At this time we do not have a definitive agreement to sell our interest in 1285 AoA. However, we are actively marketing our interest in 1285 AoA to a select group of investors, including to affiliates of our Co-Sponsors. We anticipate if we are able to sell this interest that the net proceeds to the Company from such sale would be between $4.9 million and $5.4 million. We anticipate selling this interest as soon as practicable, including prior to the annual meeting. However, we cannot provide any assurance that we will be able to sell this interest by a specific time or at all or at the anticipated price.
We have an agreement in place relating to the sale of the Jane Street Loan; however, the sale of the Jane Street Loan is subject to certain closing conditions, including the buyer’s satisfactory completion of its due diligence.
If the Transaction is completed, when can I expect to receive the cash for my shares of Common Stock?
If the Transaction is completed, you will shortly thereafter receive a payment equal to your pro rata share of the transaction consideration.

Is the Merger expected to be taxable to me?
Yes. The receipt of the transaction consideration for each share of Common Stock will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, you will recognize gain or loss with respect to each of your shares of our Common Stock as a result of the Merger measured by the difference, if any, between the transaction consideration per share of Common Stock and your adjusted tax basis in that share. To the extent that monthly distributions received by you to date have been treated as a return of capital for U.S. federal income tax purposes, your tax basis has been reduced by the amount of such distributions. In addition, under certain circumstances, we may be required to withhold a portion of the total stockholder consideration under applicable tax laws. See “The Transaction—Material U.S. Federal Income Tax Consequences of the Merger” on page 31 for additional information. The tax consequences to you of the Merger will depend on your own situation. You should consult your tax advisor for a full understanding of the tax consequences to you of the Merger.
When and where is the annual meeting?
The annual meeting will be held at 200 Park Avenue, 15th Floor, New York, New York 10166 on October 17, 2018, beginning at 10:00 a.m., local time.
Who is entitled to vote?
You may vote on each matter properly brought before the annual meeting if you owned our Common Stock as of the close of business on September 11, 2018, the record date. Each holder of Common Stock will be entitled to cast one vote on each of Proposal 1, Proposal 2 and Proposal 3. Shares of Common Stock held by either Co-Sponsor or their Affiliates (including any of our directors affiliated with one of our Co-Sponsors) shall not be entitled to vote on the Asset Monetization Proposal (Proposal 1) or the Merger Proposal (Proposal 2). With respect to Proposal 4, each holder of Common Stock will be entitled to cast one vote for each of the nominees for whose election the share is entitled to be voted. On the record date, there were 4,532,841 shares of Common Stock outstanding and entitled to vote on at least one proposal at the annual meeting.
How do I vote if I do not plan to attend the annual meeting?
Whether or not you plan to attend the annual meeting, you can arrange for your shares to be voted at the annual meeting by proxy.
You have three options for authorizing a proxy to vote your shares:

•	via the internet at www.fcrvote.com/rxr;

•	by telephone, by calling 1-866-390-5380; or

•	by mail, by completing, signing and returning the enclosed proxy card in the postage paid envelope provided to you.
For those stockholders with internet access, we encourage you to authorize a proxy via the internet, since it is quick, convenient and provides a cost savings to us. When you authorize a proxy via the internet or by telephone prior to the annual meeting, your instructions are recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see the enclosed proxy card.
Can I vote in person at the annual meeting?
You may vote your shares at the annual meeting if you attend in person and the shares are registered in your name. If your shares of our voting securities are held on your behalf by a broker, bank or other nominee, you will receive instructions from such individual or entity that you must follow in order to have your shares voted at the annual meeting. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker, bank or other nominee to obtain a legal proxy card and bring it to the annual meeting in order to vote. Even if you plan to attend the annual meeting, we encourage you to authorize a proxy for your shares: (1) via the internet; (2) by telephone; or (3) by mail, using the enclosed proxy card.
What will happen if I abstain from voting or fail to vote?
With respect to the Asset Monetization Proposal and Merger Proposal, if you abstain from voting, fail to cast your vote in person or by proxy or if you hold your shares in “street name” and fail to give voting instructions to the record holder of your shares, it will have the same effect as a vote against the Asset Monetization Proposal and the Merger Proposal.

With respect to the adjournment proposal, if you abstain from voting, your Common Stock will be present at the annual meeting but the abstention will have no effect on the outcome of the adjournment proposal. If you fail to cast your vote in person or by proxy or if you hold your shares in “street name” and fail to give voting instructions to the record holder of your shares, it will have no effect on the outcome of the adjournment proposal.
With respect to the director nominees, if you mark “Withhold Authority” for a nominee, it will have the same effect as a vote against a nominee. Broker non-votes, if any, will also have the effect of votes against a nominee.
Can I revoke my proxy?
You have the right to revoke your vote at any time before the polls close at the annual meeting by:

•
sending written notice of revocation, prior to the date of the annual meeting, to our Secretary, at NorthStar/RXR New York Metro Real Estate, Inc., 590 Madison Avenue, 34th Floor, New York, New York 10022;

•	signing and mailing a new, later-dated proxy card to our Secretary at the address specified above that is received prior to the date of the annual meeting;

•	visiting our electronic voting site at www.fcrvote.com/rxr;

•	calling our toll-free voting number at 1-866-390-5380 and follow the instructions provided; or

•	attending the annual meeting and voting your shares in person, although attendance at the annual meeting will not by itself constitute revocation of a proxy.
Only the most recent proxy vote will be counted and all others will be disregarded notwithstanding the method by which the proxy was authorized. If shares of our voting securities are held on your behalf by a broker, bank or other nominee, you must contact it to receive instructions as to how you may revoke your proxy.
What if I return my proxy card but do not provide voting instructions?
If you properly authorize a proxy via the enclosed proxy card, your shares of our Common Stock will be voted as you direct. If you authorize a proxy but do not direct how your votes should be cast, your shares of our Common Stock will be voted “FOR” the Asset Monetization Proposal, “FOR” the Merger Proposal, “FOR” the adjournment proposal and “FOR” all five of the director nominees. The proxy holders will vote in their discretion upon such other matters as may properly come before the annual meeting or any adjournment of the annual meeting.
How can I attend the annual meeting?
The annual meeting is open to all holders of our Common Stock as of the record date. To attend the annual meeting, you will need to bring evidence of your stock ownership as of the record date. Your admission card is included with this proxy statement, and you will need to bring it with you to the annual meeting, together with valid picture identification. If your shares are held in the name of your broker, you also will need to bring evidence of your stock ownership as of the record date, such as your most recent brokerage account statement, in addition to valid picture identification.
May stockholders ask questions at the annual meeting?
Yes. Representatives of the Company will answer stockholders’ questions of general interest at the end of the annual meeting. In order to give a greater number of stockholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.
How many votes must be present to hold the annual meeting?
A quorum will be present if stockholders entitled to cast at least 50% of all the votes entitled to be cast at the annual meeting on any matter are present, in person or by proxy. If you hold your shares in street name and provide your broker with voting instructions, your shares will also be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting may be adjourned by the chairman of the annual meeting to a date not more than 120 days after the original record date without notice other than announcement at the annual meeting.
How many votes are needed to approve the Asset Monetization and the Merger?
Approval of each of the Asset Monetization Proposal and the Merger Proposal requires the affirmative vote of the holders of Common Stock entitled to cast a majority of all of the votes entitled to be cast on the matter. Shares of Common Stock held by either Co-Sponsor or its Affiliates (including any of our directors affiliated with one of our Co-Sponsors) shall not be entitled to vote on the Asset Monetization Proposal or the Merger Proposal. The failure to vote in person or by proxy (including as a result of broker non-votes, if any, and abstentions) will have the same effect as voting against the Asset Monetization Proposal and the Merger Proposal.
How many votes are needed to approve the adjournment proposal?
Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by the holders of our Common Stock at the annual meeting. The failure to vote on the adjournment proposal in person or by proxy (including as a result of broker non-votes, if any, and abstentions) will have no effect on the outcome of the adjournment proposal.
How many votes are needed to elect directors?
Each nominee must receive the affirmative vote of a majority of the shares present in person or by proxy at the annual meeting in order to be elected. A vote marked “Withhold Authority” for a nominee will have the same effect as a vote against that nominee. Broker non-votes, if any, will also have the effect of votes against the nominee.
Can my shares be voted on matters other than those described in this proxy statement?
Yes. Our Board knows of no other matters that have been submitted for consideration at this annual meeting. However, if any other matters properly come before our stockholders at this annual meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in accordance with their discretion.
Do I have appraisal rights if I oppose the Transaction?
If you are a holder of record of our Common Stock on the record date, you may vote against the Asset Monetization Proposal and Merger Proposal. You are not, however, entitled to dissenters’ or appraisal rights under Maryland law.
What will happen to the shares of Common Stock that I currently own after completion of the Transaction?
Following the completion of the Transaction, subject to the terms of the Merger Agreement, you will receive the right to receive cash consideration in exchange for the cancellation of your shares of our Common Stock. The Company will cease to exist and neither the Company nor Merger Sub will file current and periodic reports with the SEC.
Who will solicit and pay the cost of soliciting proxies?
The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors and officers, without additional remuneration, by personal interview, telephone, electronic communications or otherwise. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our Common Stock held of record as of the close of business on September 11, 2018 and will reimburse them for their reasonable out-of-pocket expenses for forwarding the materials. We have retained D.F. King & Co., Inc., or D.F. King, to assist us in the distribution of proxy materials and the solicitation of proxies. We estimate that we will pay D.F. King a fee of approximately $10,000 for proxy solicitation services provided for us, plus reasonable out-of-pocket expenses incurred in connection with their services.
Where can I find more information about the Company?
We make available free of charge through our website at www.northstarrxrreit.com under the heading “Investor Relations—SEC Filings” our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such materials are electronically filed with or furnished to the SEC. Further, we will provide, without charge to each stockholder upon written request, a copy of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports. Requests for copies should be addressed to: NorthStar/RXR New York Metro Real Estate, Inc., 590 Madison Avenue, 34th Floor, New York, New York 10022, Attn: Secretary. Copies may also be accessed electronically by means of the SEC’s home page, at www.sec.gov. Our SEC filings also are available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.
Who can help answer my other questions?
If you have more questions about the annual meeting or the Transaction, you should contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Banks and Brokers Call: (212) 269-5550
Toll-free: (866) 340-7108
Email: NSRXR@dfking.com
If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Statements included in this proxy statement that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. These statements are only predictions. We caution you that such forward-looking statements are not guarantees. Actual events, or our actual investments and results of operations, as applicable, could differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.
The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	the possibility that various conditions precedent to the consummation of the Transaction, including the Asset Monetization and Merger, will not be satisfied or waived;

•	the occurrence of any effect, event, development, change or other circumstances that could result in the termination of one or more of the Transaction Agreements;

•
the possibility that the Company will be unable to identify a purchaser for its interest in 1285 AoA, or if it does identify a purchaser, the terms may be less favorable than the Company anticipates or the purchaser will require the sale of such interest in advance of the annual meeting;

•
the inability to complete the Transaction due to the failure to obtain stockholder approval for the Asset Monetization or the Merger or the failure to satisfy other conditions to completion of the Transaction, including selling the Company’s interest in 1285 AoA;

•
the possibility that the Asset Monetization Proposal will be approved by stockholders and not the Merger Proposal and therefore all of the Company’s assets will be reduced to cash without the possibility of the Merger;

•	risks related to disruption of management’s attention from Company’s ongoing business operations due to the Transaction;

•
the outcome of any legal proceedings that have been, or may be, instituted against us and others relating to the Transaction, the Transaction Agreements, including the Merger Agreement, or the other matters contemplated by such agreements;

•	risks to consummation of the Transaction, including the risk that the Transaction will not be consummated within the expected time period or at all;

•
unanticipated difficulties and/or expenditures relating to the Transaction or the failure of the Transaction to close for any other reason or to result in significantly lower proceeds to holders of Common Stock;

•limitations on our ability to operate the business imposed by the Transaction Agreements;
•changes in economic conditions generally and the real estate and securities markets specifically;
•legislative or regulatory changes (including changes to the laws governing the taxation of REITs);
•our continued qualification as a REIT;
•potential changes in the financial markets; and
•changes to U.S. GAAP.

Any of the assumptions underlying forward-looking statements could be inaccurate. Our stockholders are cautioned not to place undue reliance on any forward-looking statements included in this proxy statement. All forward-looking statements are made as of the date of this proxy statement and the risk that actual results will differ materially from the expectations expressed in this proxy statement will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this proxy statement, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this proxy statement, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this proxy statement will be achieved.

THE ANNUAL MEETING
Date, Time and Purpose of the Annual Meeting
This proxy statement and the accompanying proxy card and Notice of Annual Meeting of Stockholders are provided in connection with the solicitation of proxies by and on behalf of our Board for use at the 2018 annual meeting of stockholders to be held on October 17, 2018, beginning at 10:00 a.m., local time, and any postponements or adjournments thereof. The annual meeting will take place at 200 Park Avenue, 15th Floor, New York, New York 10166. The purpose of the annual meeting is for you to consider and vote upon the Asset Monetization Proposal (Proposal 1), the Merger Proposal (Proposal 2), the adjournment proposal (Proposal 3) and the director election proposal (Proposal 4). Our stockholders must approve the Asset Monetization Proposal for the sale of assets to occur and approve the Merger Proposal for the Merger to occur. The Asset Monetization is a condition to the Merger and, therefore, the Merger will not occur without the Asset Monetization having been approved (regardless of whether the Merger has been approved). However, if the Asset Monetization is approved, but not the Merger, we intend to sell our real estate assets. In the event the Asset Monetization is not approved, we will continue to operate our business in the ordinary course, including, without limitation, selling our interest in 1285 AoA. The sale of our interest in 1285 AoA is not contingent on whether the Asset Monetization is approved by our stockholders.
Record Date, Notice and Quorum
All holders of record of Common Stock as of the record date, which was the close of business on September 11, 2018, are entitled to receive notice of, attend and vote at the annual meeting or any postponements or adjournments of the annual meeting. Our Common Stock is the only security entitled to vote at the annual meeting. In this proxy statement, we refer to the shares of our Common Stock entitled to vote at the annual meeting as our voting securities. On the record date, there were 4,532,841 shares of Common Stock outstanding and entitled to vote on at least one proposal at the annual meeting. Shares of Common Stock held by either Co-Sponsor or their Affiliates (including any of our directors affiliated with one of our Co-Sponsors) shall not be entitled to vote on the Asset Monetization Proposal or the Merger Proposal. Therefore, 4,249,989 shares of Common Stock are entitled to vote on such proposals.
This proxy statement, the accompanying proxy card and the Notice of Annual Meeting of Stockholders are first being mailed to holders of our Common Stock on or about September 12, 2018.
A quorum will be present if stockholders entitled to cast at least 50% of all the votes entitled to be cast at the annual meeting on any matter are present, in person or by proxy. If you hold your shares in street name and provide your broker with voting instructions, your shares will also be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting may be adjourned by the chairman of the annual meeting to a date not more than 120 days after the original record date without notice other than announcement at the annual meeting.
As of the date of this proxy statement, management has no knowledge of any business that will be presented for consideration at the annual meeting and that would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the annual meeting for consideration, the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.
Attendance
Only holders of record of Common Stock or their duly authorized proxies have the right to attend the annual meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Common Stock are held through a broker, bank or other nominee, please bring to the annual meeting a copy of your brokerage statement or similar documentation evidencing your beneficial ownership of such shares and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the annual meeting.
Required Votes and Proxies
Approval of each of the Asset Monetization Proposal and the Merger Proposal requires the affirmative vote of the holders of Common Stock entitled to cast a majority of all of the votes entitled to be cast on the matter. Shares of Common Stock held by either Co-Sponsor or their Affiliates (including any of our directors affiliated with one of our Co-Sponsors) shall not be entitled to vote on the Asset Monetization Proposal or the Merger Proposal.
The failure to vote in person or by proxy (including as a result of broker non-votes and abstentions) will have the same effect as voting against such proposals.

Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by the holders of Common Stock present, in person or by proxy, at the annual meeting. The failure to vote on the adjournment proposal in person or by proxy (including as a result of broker non-votes and abstentions) will have no effect on the outcome of the adjournment proposal.
Election of the director nominees named in this proxy requires the affirmative vote of the holders of a majority of the shares present in person or by proxy at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the director nominees. A vote “withheld” from a director nominee or a broker non-vote, if any, will have the same effect as a vote against the nominee. Stockholders may not cumulate votes in the election of directors.
Brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine” without specific instructions from the beneficial owner. This could result in a “broker non-vote,” which are shares held by a broker that are present in person or represented by proxy at the annual meeting, but with respect to which the broker is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Your bank, broker or other nominee does not have discretionary authority to vote your shares for any of the proposals. Your broker, bank or other nominee will vote your shares held in “street name” for the proposals only if you provide instructions on how to vote.
If you hold your shares of our voting securities in your own name as a holder of record, you may instruct the proxies to vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope provided. In addition, you may authorize a proxy to vote your shares of our voting securities by either visiting our electronic voting site at www.fcrvote.com/rxr, by calling our toll-free voting number at 1-866-390-5380 or you may vote your shares in person at the annual meeting. Your immediate response will help avoid potential delays and may save us significant expenses associated with soliciting stockholder votes.
If your shares of our voting securities are held on your behalf by a broker, bank or other nominee, you will receive instructions from such individual or entity that you must follow in order to have your shares voted at the annual meeting. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker, bank or other nominee to obtain a legal proxy card and bring it to the annual meeting in order to vote.
If you have questions about the proposals or would like additional copies of the proxy statement, please contact our proxy solicitor, D.F. King, at (866) 340-7108.
Right to Revoke Proxy
If you hold shares of our voting securities in your own name as a holder of record, you may revoke your proxy through any of the following methods:

•
send written notice of revocation, prior to the date of the annual meeting, to our Secretary, at NorthStar/RXR New York Metro Real Estate, Inc., 590 Madison Avenue, 34th Floor, New York, New York 10022;

•	sign and mail a new, later-dated proxy card to our Secretary at the address specified above that is received prior to the date of the annual meeting;

•	visit our electronic voting site at www.fcrvote.com/rxr;

•	call our toll-free voting number at 1-866-390-5380 and follow the instructions provided; or

•	attend the annual meeting and vote your shares in person, although attendance at the annual meeting will not by itself constitute revocation of a proxy.
Only the most recent proxy vote will be counted and all others will be disregarded notwithstanding the method by which the proxy was authorized. If shares of our voting securities are held on your behalf by a broker, bank or other nominee, you must contact it to receive instructions as to how you may revoke your proxy.
Solicitation of Proxies
The enclosed proxy is solicited by and on behalf of our Board. The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors and officers, without additional remuneration, by personal interview, telephone, electronic communications or otherwise. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our Common Stock held of record as of the close of business on September 11, 2018 and will reimburse them for their reasonable out-of-pocket expenses for forwarding the materials.
We have retained D.F. King to assist us in the distribution of proxy materials and the solicitation of proxies. We estimate that we will pay D.F. King a fee of approximately $10,000 for proxy solicitation services provided for us, plus reasonable out-of-pocket expenses incurred in connection with their services.

THE PROPOSALS
PROPOSAL 1: APPROVAL OF A SALE OF ALL OF THE ASSETS OF THE COMPANY
Approval of the Asset Monetization Proposal, which is the sale of all of the assets of the Company in one or more transactions requires the affirmative vote of the holders of Common Stock entitled to cast a majority of all of the votes entitled to be cast on the matter. Shares of Common Stock held by either Co-Sponsor or their Affiliates (including any of our directors affiliated with one of our Co-Sponsors) shall not be entitled to vote on the Asset Monetization Proposal. The failure to vote in person or by proxy, including as a result of broker non-votes, if any, and abstentions, will have the same effect as voting against the Asset Monetization Proposal.
PROPOSAL 2: APPROVAL OF THE MERGER
Approval of the Merger Proposal, which is the merger of the Company with and into a wholly-owned subsidiary of our Advisor, requires the affirmative vote of the holders of Common Stock entitled to cast a majority of all of the votes entitled to be cast on the matter. Shares of Common Stock held by either Co-Sponsor or their Affiliates (including any of our directors affiliated with one of our Co-Sponsors) shall not be entitled to vote on the Merger Proposal. The failure to vote in person or by proxy, including as a result of broker non-votes, if any, and abstentions, will have the same effect as voting against the Merger Proposal. The Asset Monetization is a condition to the Merger and, therefore, the Merger will not occur without the Asset Monetization having been approved and completed (regardless of whether the Merger has been approved).
PROPOSAL 3: APPROVAL OF THE ADJOURNMENT PROPOSAL
Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares cast at the annual meeting. The failure to vote on the adjournment proposal in person or by proxy (including as a result of broker non-votes, if any, and abstentions) will have no effect on the outcome of the adjournment proposal.
THE BOARD OF DIRECTORS, UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR”
PROPOSALS NO. 1, 2 AND 3 IDENTIFIED ABOVE.
PROPOSAL 4: ELECTION OF DIRECTORS
Our Board has recommended that Messrs. Scott H. Rechler, David S. Schwarz, Lawrence J. Waldman and Winston W. Wilson and Ms. Dianne Hurley be elected to serve on our Board, each until the annual meeting of stockholders for 2019 and until his or her successor is duly elected and qualified. For certain information regarding each nominee, see “Board of Directors”.
Each nominee has consented to being named in this proxy statement and to serve if elected. If, prior to the annual meeting, a nominee should become unavailable to serve, the shares of our voting securities represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by our Board, unless our Board determines to reduce the number of directors in accordance with our charter and bylaws, as then in effect.
Election of the director nominees named in this proposal requires the affirmative vote of the holders of a majority of the shares present in person or by proxy at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the director nominees. A vote “withheld” from a director nominee or a broker non-vote, if any, will have the same effect as a vote against the nominee. Stockholders may not cumulate votes in the election of directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE DIRECTOR NOMINEES IDENTIFIED ABOVE.

THE PARTIES TO THE TRANSACTION
The Merger
NorthStar/RXR New York Metro Real Estate, Inc.
590 Madison Avenue
34th Floor
New York, NY 10022
212-547-2600
We were formed on March 21, 2014 as a Maryland corporation to acquire a high-quality commercial real estate, or CRE, portfolio concentrated in the New York metropolitan area, and in particular New York City, with a focus on office, mixed-use properties and a lesser emphasis on multifamily properties. We are advised by CNI NS/RXR Advisors, LLC, a subsidiary of our Co-Sponsor, Colony Capital, Inc., and RXR NTR Sub-Advisor LLC, a subsidiary of our Co-Sponsor, RXR Realty LLC. Since the inception of our initial public offering in February 2015, we have raised total gross proceeds of $40.7 million pursuant to such offering, including gross proceeds of $327,073 pursuant to our distribution reinvestment plan.
As of June 30, 2018, our investments included (i) an approximately 1% unconsolidated non-controlling interest in 1285 AoA, (ii) a $19.0 million interest in a $20.0 million mezzanine loan secured by a pledge of an ownership interest in a luxury condominium development project located in the West Village of New York City, or the Jane Street Loan, and (iii) a $9.5 million interest in a $15.0 million mezzanine loan secured by a pledge of an ownership interest in a retail development project located in Times Square, New York, or the Times Square Loan. On August 1, 2018, the Times Square Loan was repaid in full in accordance with its terms.
The following table presents our investments as of June 30, 2018, adjusted for the repayment of the Times Square Loan on August 1, 2018:

Investment Type	Count (1)	Principal Amount/ Gross Cost		% of Total Investments
Real estate equity
Operating real estate
Class-A office building	1	$11,030,895	(2)	36.7%

CRE debt
Mezzanine loans	1	19,000,000	(3)	63.3%
Total	2	$30,030,895		100.0%
_______________________________________

(1)	For real estate equity, the count represents the number of properties. For CRE debt, the count represents the number of respective financial instruments.

(2)	Represents our proportionate share of the gross purchase price (including financing), deferred costs and other assets underlying our investment in an unconsolidated venture.

(3)	Represents our proportionate share of the principal balance of our mezzanine loans. On August 1, 2018, the Times Square Loan was repaid in full.
Our office is located at 590 Madison Avenue, 34th Floor, New York, New York 10022. Our telephone number is (212) 547-2600. Information regarding our Company is also available on our website at www.northstarrxrreit.com. The information contained on our website is not incorporated into this proxy statement.
Affiliates of Colony Capital, Inc.
515 S. Flower Street
44th Floor
Los Angeles, CA 90071
Colony Capital, Inc., our Co-Sponsor, is a leading global investment management firm with assets under management of approximately $43 billion. Colony Capital manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, non-traded and traded real estate investment trusts and registered investment companies. Colony Capital has significant holdings in: (a) the healthcare, industrial and hospitality property sectors; (b) Colony Credit Real Estate, Inc. (NYSE: CLNC) and NorthStar Realty Europe Corp. (NYSE: NRE), which are both externally managed by subsidiaries of Colony Capital; and (c) various other equity and debt investments. Colony Capital is headquartered in Los Angeles with over 400 employees in offices located across 19 cities in ten countries.

Our Advisor, CNI NS/RXR Advisors, LLC, a Delaware limited liability company, as successor to NSAM J-NS/RXR Ltd, is a subsidiary of Colony Capital. Our Advisor manages our day-to-day operations pursuant to the Advisory Agreement. Our Advisor has formed a wholly owned subsidiary for purposes of the Merger, CNI NS/RXR Advisors Merger Subsidiary, LLC, a Delaware limited liability company. Colony Capital Investment Holdco, LLC, or Tax Parent, is a Delaware limited liability company and the indirect tax parent of our Advisor.
1285 AoA Transaction
We are actively marketing our interest in 1285 AoA to a select group of investors, including to affiliates of our Co-Sponsors; however, at this time we do not have any definitive binding agreement for the sale of our interest in 1285 AoA. We anticipate if we are able to sell this interest that the net proceeds to the Company from such sale would be between $4.9 million and $5.4 million. We anticipate selling this interest as soon as practicable, including prior to the annual meeting. In the event the Asset Monetization is not approved by our stockholders, we nonetheless expect to complete the sale of our interest in 1285 AoA. The sale of our interest in 1285 AoA is not contingent on approval of the Asset Monetization. However, we cannot provide any assurance that we will be able to sell this interest by a specific time or at all or at the anticipated price.
Jane Street Transaction
RXR 11 Jane Mezz Lender LLC
c/o RXR Realty LLC
625 RXR Plaza
Uniondale, NY 11556
516-506-6000
RXR 11 Jane Mezz Lender LLC, a Delaware limited liability company, is a subsidiary of our Operating Partnership. RXR 11 Jane Street LLC owns 100% of the Jane Street Loan.
CLNC ML Jane NYC, LLC
515 S. Flower Street
44th Floor
Los Angeles, CA 90071
310-282-8820
CLNC ML Jane NYC, LLC, a Delaware limited liability company, is a subsidiary of Colony Credit Real Estate, Inc., a Maryland corporation and publicly traded credit REIT managed by an affiliate of our Advisor.

THE TRANSACTION
Overview of the Transaction
On August 20, 2018, the Board, upon the unanimous recommendation of the Special Committee, unanimously approved the Transaction, which involves the following:

•	one or more transactions to sell all of the Company’s assets, which we collectively refer to as the Asset Monetization; and

•	following the Asset Monetization, pursuant to the Merger Agreement, the merger of the Company with and into a subsidiary of our Advisor, which we refer to as the Merger.
Although technically separate transactions, we view these transactions as an all-cash sale of the Company’s real estate investments and a distribution to the Company’s stockholders of the net proceeds received from such sales and available cash in liquidation of the Company.
Background of the Transaction
We were formed on March 21, 2014 as a Maryland corporation to acquire a high-quality commercial real estate, or CRE, portfolio concentrated in the New York metropolitan area, and in particular New York City, with a focus on office, mixed-use properties and a lesser emphasis on multifamily properties. We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2016. We are advised by CNI NS/RXR Advisors, LLC, a subsidiary of our Co-Sponsor, Colony Capital, Inc., and RXR NTR Sub-Advisor LLC, a subsidiary of our Co-Sponsor, RXR Realty LLC.
On February 9, 2015, our registration statement on Form S-11 with the SEC was declared effective to offer a maximum of $2.0 billion in shares of Common Stock in a continuous, public offering, of which up to $1.8 billion was offered pursuant to our primary offering, or Primary Offering, and up to $200.0 million pursuant to our distribution reinvestment plan, or our DRP. On March 15, 2018, after considering the capital raised by the Company to date, the headwinds facing the non-traded REIT market generally and specific challenges facing the Company and anticipated sales activity going forward, our Board determined to terminate our primary offering effective March 31, 2018 and our DRP, effective April 2, 2018, after the issuance of shares with respect to the distributions declared for the month of March 2018. From inception through April 2, 2018, we raised total gross proceeds of $40.7 million in our initial public offering.
On March 15, 2018, in light of the termination of our offering, the Board also discussed with the Company’s management the Company’s ability to successfully execute on its investment strategy. As a result of these challenges, the Company’s management indicated to the Board that it had begun considering potential options available to the Company, including a potential restructuring of the offering and liquidity alternatives. The Board, together with the Company’s management, discussed the potential options under consideration in order to maximize stockholder value, including (i) maintaining the status quo, (ii) potential exit opportunities to return capital to stockholders and (iii) alternative ways to raise additional capital to better execute on the investment strategy. The Board requested that the Company’s management continue to evaluate the potential options available to the Company, including the advantages and challenges of executing each option, mechanics and feasibility of executing various options and the potential returns to be generated for stockholders.
Throughout the months of March, April and May, the Company’s management continued to evaluate potential options available to the Company, including the following actions:
Status Quo

•
Analyzed the recurring direct and indirect operating expenses of the Company, along with the ability to pay current distributions, for different time horizons of the Company and the related impact on the value of the Company and returns to stockholders assuming no additional capital is raised;

Alternative Ways to Raise Additional Capital

•
Conducted legal and financial analysis regarding various strategies to raise additional capital, including, among others, restructuring the vehicle to be a perpetual life vehicle, establishing a daily or monthly net asset value, changing the fee structure and/or creating liquidity rights or offering different securities, such as redeemable preferred units or subordinated participation interests;

•
Discussed with various financial institutions, real estate investors and other market participants the Company’s ability to attract institutional capital or access alternative distribution channels, such as wirehouses or regional underwritten offerings;

Listing

•	Analyzed, together with legal counsel, stock exchange listing requirements;

•	Discussed with representatives of various U.S. stock exchanges, as well as financial advisors, the viability of a potential listing of the Common Stock;
Sale or Liquidation

•	Worked with legal counsel to evaluate structural implications of a potential sale or liquidation;

•
Discussed with financial institutions, brokers, real estate investors and other market participants the likelihood of a successful sale or liquidation and the relative merits of a sale of the Company as a whole compared to individual asset sales;

•
Assessed the marketability of the Company’s assets, including the impact of, among other factors, the co-investment structure of the investments, the potential for an extended period between signing and closing, the current value of the investments relative to the anticipated returns over the lifetime of the investments and the near-term maturity of the Times Square Loan;

•	Surveyed potential counterparts for asset sales, including both third parties and entities affiliated with the Co-Sponsors;

•
Approached CLNC, a mortgage REIT managed by an affiliate of the Co-Sponsor, regarding the potential purchase of the Jane Street Loan and the Times Square Loan, facilitated related due diligence and, ultimately, engaged in preliminary negotiations with CLNC regarding a potential acquisition of the Jane Street Loan;

•
Approached RXR regarding the purchase of the Company’s interest 1285 AoA, the remainder of which is owned by institutional investors and funds affiliated with RXR, by RXR, VAF III or another investor in 1285 AoA or other RXR-sponsored vehicles, and conducted preliminary negotiations with RXR, on behalf of its investors;

•
Approached both RXR and an unaffiliated third party, the other co-investors in the Times Square Loan, regarding acquiring the Company’s interest in the Times Square Loan and subsequently weighed, together with RXR and the unaffiliated third party, the value realizable in connection with sale, as compared to repayment, of the Times Square Loan;

•	Initiated preliminary discussions with a broker regarding a sale of the Times Square Loan;

•
Discussed with financial institutions, brokers and real estate investors the potential estimated range of proceeds achievable in connection with sale of the Jane Street Loan, the Times Square Loan and the 1285 AoA interest, including in relation to the preliminary negotiations with CLNC and RXR, as well as surveyed comparable transactions;

•	Analyzed various factors impacting timing and transaction costs;

•	Conducted financial analysis regarding potential returns that could be generated for the Company’s stockholders in a variety of scenarios based on the discussions and analysis outlined above; and

•
Discussed internally whether the Co-Sponsors would be willing, and to what extent, to contribute financially towards driving a better outcome for the Company’s stockholders in the event the Company pursued a liquidation strategy.

On May 10, 2018, the Board met again to consider, with the assistance of the Company’s management, the potential alternatives available to the Company. The Board discussed: (i) continuing to manage the portfolio and operate the Company in the ordinary course; (ii) various strategies to raise additional capital; and (iii) liquidity alternatives. The Board determined that continuing to manage the portfolio and operate the Company in the ordinary course was not likely to result in the best outcome for stockholders because, without raising additional capital, the Company would be unable to achieve the scale necessary to absorb the costs of maintaining a public company and execute on its investment strategy. The Board then discussed challenges relating to strategies to raise additional capital, including the likelihood of attracting institutional investors and accessing alternative distribution channels, as well as the impact of any restructuring of an offering on the existing stockholders and the investment strategy. The Board ultimately determined that there was not a reasonable likelihood of achieving the sales volume necessary to execute on the Company’s investment strategy.
In the absence of a viable strategy to raise additional capital, the Board turned to considering liquidity alternatives available to the Company, including a potential listing of the Company, a sale of the Company as a whole and a liquidation strategy. The Company’s management outlined a potential path to liquidity for the Company’s stockholders, which involved (i) monetizing each individual asset and (ii) merging the Company with and into a subsidiary of the Advisor in order to more efficiently distribute the proceeds from the asset monetization to the Company’s stockholders. In addition, to drive a better return for the Company’s stockholders, the Co-Sponsors indicated they would be willing to voluntarily forfeit their shares in the Company concurrent with the consummation of the merger to increase the return to third party stockholders. The Company’s management discussed the potential market for the Company’s investments and the anticipated proceeds that may be realized in monetization transactions, including a potential disposition of the Jane Street Loan to CLNC for its par value, pursuing a sales process for the Times Square Loan while assessing the likelihood of repayment and potential purchasers of the 1285 AoA interest, including affiliates of RXR.
Given the possibility of effecting a liquidity event that included transactions with affiliates of the Advisor and the Sub-Advisor, the Board delegated the power and responsibility to analyze and recommend strategic alternatives to a Special Committee. The Special Committee was comprised solely of the Company’s independent directors. The Special Committee was granted the authority by the Board to retain all legal, financial and other advisors that it deemed necessary or appropriate for the purposes of fulfilling its duties. At the time the Special Committee was formed, Venable LLP, which we refer to as Venable, who was in attendance at the meeting of the Board, gave an overview of the duties of directors under Maryland law.
On May 10, 2018, upon the recommendation of the audit committee of the Board, the Board, including all of its independent directors, also approved and established an estimated value per share of the Common Stock of $8.49 as of March 31, 2018. The estimated value per share was calculated with the assistance of the Advisor Entities and Robert A. Stanger & Co., Inc., or Stanger, an experienced third-party independent valuation and consulting firm engaged by the Company to assist with the valuation of its assets and liabilities.
On May 11, 2018, the Special Committee held its initial meeting. At the meeting, the Special Committee discussed (i) engaging Venable as its legal counsel, (ii) the independence and disinterestedness of the members of the Special Committee, (iii) strategic alternatives available to the Company and (iv) a public announcement of the Special Committee’s formation. In addition, during such meeting, representatives of Venable provided an overview of the duties of directors under Maryland law, including when acting as a member of a special committee in connection with a potential interested transaction. Following the meeting, the Special Committee engaged Venable as its legal counsel and appointed Ms. Hurley as Chair of the Special Committee. On May 14, 2018, the Company announced on Form 8-K the formation of the Special Committee to explore strategic alternatives, including, among others, a capital raise, restructuring, merger, joint venture, disposition of some or all of the Company’s assets and other liquidity options.
On May 15, 2018, Venable, acting at the direction of the Special Committee, requested supplemental information from management regarding potential liquidity alternatives, including, but not limited to, the potential liquidity event outlined by management and also provided direction from the Special Committee to notify Venable or the Chair of the Special Committee if anyone were to contact the Company’s management regarding an interest in acquiring the Company or any of its assets or to provide capital to the Company. On May 24, 2018, the Special Committee held a telephonic meeting to discuss, together with the Company’s management and Venable, the supplemental information requested by the Special Committee. The Special Committee discussed, together with the Company’s management, certain capital raise alternatives and a potential listing of the Common Stock on a stock exchange which, in light of the Company’s size, the number of stockholders, public REIT market conditions and associated costs, was not likely to be value accretive. In addition, the Special Committee also discussed, together with the Company’s management, the merits of a sale of the Company as a whole relative to individual asset sales. The Company’s management reviewed its tax analyses regarding the potential liquidity alternatives. The Company’s management confirmed that, at that date, no third party had expressed interest in acquiring the Company as a whole. The Special Committee then discussed, together with the Company’s management, the monetization of the individual assets. The Company’s management discussed its negotiations with CLNC to acquire the Jane Street Loan, its negotiations with RXR, on behalf of its investors, to acquire the 1285 AoA interest and the potential sale or repayment of the Time Square Loan. The Special Committee further discussed the potential transaction costs and timing of a potential transaction and the related impact on returns to stockholders.
On May 30, 2018, the Special Committee, with representatives of Venable present, (i) discussed engaging a financial advisor to assist its review and exploration of strategic alternatives and (ii) determined that each member of the Special Committee is disinterested with regard to the potential liquidity event outlined by management, with the exception of Mr. Wilson’s service as a member of the board of directors of CLNC, the potential buyer of the Jane Street Loan.
On June 6, 2018, the Special Committee met to discuss the relative merits of the proposed liquidation event, including the asset monetization. The Special Committee determined to engage Stanger to act as a financial advisor to the Special Committee to provide financial advisory services to assist the Special Committee with the identification and evaluation of the strategic alternatives available to the Company.

On June 21, 2018, the Special Committee held an in-person meeting where representatives of Stanger discussed its independent evaluation of qualitative attributes of strategic alternatives available to the Company. During this meeting, the Special Committee discussed with Stanger, Venable and Greenberg Traurig, LLP, corporate counsel to the Company, or Greenberg, various aspects of each strategic alternative and Stanger’s overall qualitative assessment of strategic alternatives. In addition, the Special Committee discussed whether the Special Committee should further engage Stanger to provide additional services, including running a formal process to solicit interest in the Company or to provide a fairness opinion regarding the transaction consideration. The Special Committee also discussed appropriate director and officer insurance coverage.
At a Board meeting held that same day, Ms. Hurley provided the Board and the Company’s management with an update on the Special Committee’s strategic review process and encouraged the Company’s management to continue to pursue the proposed liquidity event. The Company’s management also provided an update regarding the status of negotiations surrounding the disposition of the interest in 1285 AoA. In addition, the Company’s management noted it had received a preliminary, unsolicited indication of interest from a broker potentially interested in acquiring the Company, as a shell after the disposition of substantially all of its assets, in connection with a new retail offering.
On June 26, 2018, the Special Committee met, with representatives of Venable present, and discussed whether to engage Stanger or another investment banker to provide additional services, such as providing a fairness opinion. The Special Committee considered, among other factors, the size of the Company, the nature of its investments, each director’s familiarity with the investments, management’s presentation, the impact of the cost of a fairness opinion on stockholder returns, the lack of interest of a third party in acquiring the Company or its assets despite the public announcement of the formation of the Special Committee and its consideration of strategic alternatives and the value of a fairness opinion. The Special Committee determined it would not seek to obtain a fairness opinion. The Special Committee also discussed the draft Merger Agreement relating to the proposed Merger.
At the request of the Special Committee, the Company’s management had further conversations with the broker regarding the potential acquisition of the Company, including regarding whether there was any value attributable to the vehicle itself in facilitating a new retail offering. In light of the structure of the Company’s initial public offering and status, the parties acknowledged that there was not likely to be material cost or timing efficiencies in using the Company to pursue a new offering to retail investors. On July 9, 2018, the broker advised the Company’s management that it was not interested in pursuing a transaction at this time.
During June and July, Gibson Dunn & Crutcher LLP, counsel to the Company, or Gibson Dunn, and Haynes and Boone, LLP, counsel to CLNC, exchanged drafts of the Jane Street Sale Agreement relating to the sale of the Jane Street Loan. In addition, the Company’s Sub-Advisor pursued potential purchasers for the interest in the 1285 AoA, including coordinating due diligence and addressing structural considerations for two potential purchasers. Further, during this period, the Company received an indication that there was a high likelihood the Times Square Loan would be repaid and therefore determined not to pursue a sale of the Times Square Loan. On June 29, 2018, the Company received notice from the borrower that the Times Square Loan would be repaid on August 1, 2018. On August 1, 2018, the borrower under the Times Square Loan repaid Times Square Loan in full. At the same time, Venable, counsel to the Special Committee, and Hogan Lovells LLP, counsel to the Advisor, exchanged drafts of the Merger Agreement relating to the proposed Merger.
On July 10, 2018, the Special Committee met, with representatives of Venable present, to discuss changes to the draft Merger Agreement.
Also on July 17, 2018, representatives of Venable had a telephone call with a representative of Gibson Dunn regarding the process of negotiating the sale of the Jane Street Loan and such representative’s view of the Jane Street Sale Agreement.
On July 24, 2018, the Special Committee met, with representatives of Venable present, and discussed (i) changes to the draft Merger Agreement and (ii) the conversation that representatives of Venable had with a representative of Gibson Dunn regarding the Jane Street Sale Agreement.
On August 7, 2018, the Special Committee met, with representatives of Venable and management present, and discussed (i) the current draft Merger Agreement and the Jane Street Sale Agreement, (ii) the status of the potential transactions including any interest and progress on the sale of the Company’s interest in 1285 AoA and (iii) the positive and negative factors and risks associated with the proposed transaction.
Also on August 7, 2018, Ms. Hurley and Mr. Waldman had a telephone call to discuss the sale of the Jane Street Loan to CLNC and Mr. Winston's service as an independent member of the Board, a member of the Special Committee and an independent member of the board of directors of CLNC.

On August 20, 2018, the Special Committee met, joined by Greenberg and Venable, to discuss the substantially final Jane Street Sale Agreement and the Merger Agreement. Venable provided the Special Committee with an overview of the process undertaken to reach near-final Transaction Agreements and provided a summary of the key provisions of the Transaction Agreements, including the resolution of various provisions that had been negotiated between the parties over the prior weeks. The Special Committee engaged in discussion, and considered each of the positive and negative factors and risks associated with the proposed transaction that are discussed in detail in “The Transaction—Reasons for the Transaction” and “The Transaction—Recommendation of the Special Committee and Board.” The Special Committee also noted the telephone call between Ms. Hurley and Mr. Waldman on August 7, 2018. After further deliberations, the Special Committee resolved, by unanimous vote, that the Asset Monetization and the Merger and the Transaction Agreements related thereto, are fair and reasonable to the Company, on terms no less favorable to the Company than those available from unaffiliated third parties and are advisable and in the best interests of the Company and its stockholders.
On that same day, the Board convened a meeting. The Board, upon the recommendation of the Special Committee, resolved, by unanimous vote, that the Asset Monetization and the Merger, are fair and reasonable to the Company, on terms no less favorable to the Company than those available from unaffiliated third parties and are advisable and in the best interests of the Company and its stockholders. The Board and the Special Committee recommended that holders of the Common Stock vote to approve the Asset Monetization and the Merger. The Board further authorized officers of the Company to submit the Transaction for consideration at a meeting of the Company’s stockholders.
Reasons for the Transaction
The decision of the Special Committee and the Board to approve the Transaction was the result of careful consideration of numerous factors, including the following (in no particular order):

•	the Special Committee’s and the Board’s understanding of the business, operations, financial condition, earnings and prospects of the Company;

•	the fact that no public trading market currently exists for the Common Stock;

•
that, while the Company has assembled a small, high quality portfolio with the offering proceeds raised, it has not raised sufficient capital to build a diverse portfolio of high-quality commercial real estate that would enable to it to meet its investment objectives (i.e., to pay current income through cash distributions and to provide capital appreciation in its assets), while covering the general and administrative costs of operating a public company;

•	the Board has not identified any alternative means of raising capital that is reasonably likely to achieve the sales volume necessary to execute on the Company’s investment strategy;

•
without incremental capital to invest, a near-term liquidity event is believed to be more beneficial to stockholders as the value of the Company is likely to erode over time in light of ongoing company-level expenses;

•
the consideration of strategic alternatives for the Company and the belief that none of the other strategic alternatives available to the Company were more likely than the Transaction to provide liquidity to our stockholders with comparable certainty;

•
the fact that few indications of interest to acquire the Company or its assets were received following the announcement of the formation of the Special Committee and its exploration of strategic alternatives;

•
a sale of the Company as a whole is not likely to achieve the best value given the size of the Company and the nature of its investments and a sale of individual assets to targeted buyers is more likely to result in the best value;

•	the Merger provides stockholders with liquidity in a more efficient manner than a plan of liquidation, while allowing stockholders to benefit from strategically selling assets to targeted buyers;

•
the Special Committee and the Board believe the purchase price for the sale of the Jane Street Loan is fair and reasonable and on terms no less favorable than those that could be obtained from a third party as, based on a review of comparable transactions and in consultation with brokers, the Special Committee and the Board do not believe a sales process would yield a premium to the stated par value, if any, in excess of the related costs and brokerage fees;

•
the Special Committee and the Board’s expectation that the transaction consideration will be, in part as a result of the effective forfeiture of the shares by the Co-Sponsors, in the range between $8.81 to $9.20 per share, which is in excess of the estimated net asset value of $8.49 per share as of March 31, 2018 established by the Board;

•
the Co-Sponsors’ agreement to effectively forfeit 282,852 shares in the Company, which results in approximately $2.4 million that would have been paid to the Co-Sponsors in respect of their shares in connection with the Merger being paid to third party stockholders, thereby increasing the per share consideration by approximately $0.56;

•
the ability to complete the Transaction on the anticipated expedited timeline (including the likelihood of receiving the Company stockholder approval necessary to complete the Transaction) given the commitment of the parties to complete the Transaction pursuant to their respective obligations under the Transaction Agreements;

•	the Transaction can be effected on an expedited timeline, which is expected to reduce transaction costs and allow a greater return to stockholders, as well as limit potential risks and uncertainties;

•
the efforts of the Special Committee to evaluate and negotiate, with the assistance of its legal and financial advisors, strategic alternatives available to the Company, the terms of the Transaction and to make recommendations regarding the Transaction and the Transaction Agreements to the Board;

•
the fact that the Merger Agreement does not limit the ability of (i) a third party submitting a bona fide proposal or offer to acquire the Company or (ii) the Special Committee to respond to such proposal or offer;

•
the fact that the Merger Agreement does not provide for the payment of a fee upon termination of the Merger Agreement, including, without limitation, upon the Company’s termination of the Merger Agreement due to a superior proposal;

•
the fact that the Asset Monetization Proposal and the Merger Proposal are each subject to approval of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the matter, which allows stockholders to have a direct vote on whether they concur with the Transaction as a favorable outcome for the Company and its stockholders and that such stockholders can reject either proposal by voting against the proposal for any reason;

•
the fact that Board’s and the Special Committee’s legal and financial advisors interacted with the Special Committee directly and regularly throughout the process, which provided the Special Committee with perspectives on the process from outside advisors; and

•	the ability of the Company to pursue other strategic alternatives or remain a standalone entity in the event of the failure to consummate the Transaction.
In addition, the Special Committee and the Board also identified and considered various risks and other potentially negative factors weighing against the Transaction, including the following (in no particular order):

•
the fact that, while the Company expects that the Transaction will be consummated, there can be no assurance that all conditions to the parties’ obligations to consummate the Transaction will be satisfied and, as a result, the Transaction may not be consummated;

•	the challenges in absorbing the effect of any failure to complete the Transaction, including potential stockholder reactions;

•	the fact that the Merger is conditioned on the sale of 1285 AoA, for which a contract for sale is not yet executed;

•	the fact that CLNC’s obligations to purchase the Jane Street Loan is subject to its continued due diligence;

•	the Transaction is expected to occur earlier than the original time frame contemplated for a liquidity event for the Company;

•
the Company, Colony Capital and CLNC are affiliated entities, and there are conflicts of interest inherent when the individuals who comprise the management team of the Company (who also comprise the management team of CLNC and are employees of Colony Capital) are assisting the Board in connection with the Transaction and some of the directors and executive officers of the Company have interests in the Transaction that are different from, or in addition to, other stockholders of the Company, as more fully described in the section entitled “Certain Relationships and Related Transactions” beginning on page 51 of this proxy statement;

•	the risk that the Transaction might not be completed in a timely manner or at all; and

•	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the Transaction.
The Special Committee and the Board considered these and other factors as a whole.

The foregoing discussion of certain information and factors considered by the Special Committee and the Board is not exhaustive but is intended to reflect the principal factors considered by the Special Committee and the Board in their consideration of the Transaction and the Transaction Agreements. In light of the complexity and numerous factors considered, neither the Special Committee nor the Board assigned any relative or specific weight to those various factors. Rather, the Special Committee and the Board based their recommendations on the totality of the information presented to and considered by them. In addition, individual members of the Special Committee and the Board may have given weight to different factors not mentioned above. The foregoing discussion of the information and factors considered by the Special Committee and the Board utilized forward-looking information. This information should be read in light of the factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 16 of this proxy statement.
After carefully considering the various potentially positive and negative factors, including the foregoing, the Special Committee and the Board concluded that, overall, the potentially positive factors relating to the Transaction and the Transaction Agreements outweighed the potentially negative factors.
Recommendation of the Special Committee and Board
The Company’s Board, following the unanimous recommendation of the Special Committee, has unanimously determined that the Asset Monetization and the Merger, and the Transaction Agreements related thereto, are fair and reasonable to the Company, on terms no less favorable to the Company than those available from unaffiliated third parties and are advisable and in the best interests of the Company and its stockholders and each unanimously approved the Asset Monetization and the Merger, pending your approval. Accordingly, the Company’s Board, following the unanimous recommendation of the Special Committee, recommends that you vote “FOR” the Asset Monetization Proposal, “FOR” the Merger Proposal and “FOR” the adjournment proposal.
Financing
None of the Transaction Agreements contain a financing condition. The Advisor or its affiliates has represented in the Merger Agreement that it will have sufficient financing available to complete the Merger and the other matters contemplated by the Merger Agreement at the Merger Effective Time.
Interests of the Company’s Directors, Officers and Advisor Entities in the Transaction
Acceleration of Certain Restricted Stock
Our directors own the shares of Common Stock set forth under “Security Ownership of Certain Beneficial Owners and Management” on page 50. No other executive officer owns, directly or indirectly, any of shares of Common Stock. In the Merger, any shares of Common Stock owned by directors of the Company will be converted into the right to receive the transaction consideration. Also, in connection with the Merger, all outstanding unvested restricted stock awards granted under the Company’s equity incentive plan will fully vest, entitling the holder thereof to receive the right to receive the transaction consideration. As a result of the foregoing, an aggregate of 2,814 shares of restricted Common Stock will vest in connection with the Merger, which amount is comprised of 938 shares of restricted Common Stock held by Dianne Hurley, 938 shares of restricted Common Stock held by Lawrence J. Waldman and 938 shares of restricted Common Stock held by Winston W. Wilson, each of whom are independent directors on the Board.
Relationship with Advisor Entities
Certain directors and officers may have interests in in Colony Capital, CLNC and/or RXR. Scott H. Rechler is Chairman of our Board and Chief Executive Officer of our Sub-Advisor and also serves as Chairman of the advisory board and Chief Executive Officer of our Co-Sponsor, RXR. David S. Schwarz is a Managing Director at our Co-Sponsor, Colony Capital.
Pursuant to the Jane Street Sale Agreement, the Company, together with VAF III, will convey its interest in the Jane Street Loan to a subsidiary of CLNC, which is managed by a subsidiary of one of our Co-Sponsors and an affiliate of our Advisor.
The Advisor Entities incur operating costs in managing the Company that, while reimbursable by the Company, are subject to reimbursement limitations under the Company’s charter and the advisory agreement by and among the Company, the Advisor Entities and the Operating Partnership, or the Advisory Agreement. As of June 30, 2018, the Advisor Entities incurred costs that are in excess of such reimbursable limitations in the amount of $14.0 million. Although it is not compensation that will be paid to the Advisor Entities, the successful closing of the Transaction will allow the Advisor Entities to cease incurring costs that are subject to these limitations. However, if the Transaction does not close, the Advisor Entities could decide to not renew the Advisory Agreement (which is subject to annual renewals upon mutual consent of the Company and the Advisor Entities) in June 2019 to limit their exposure in this regard.

Indemnification and Insurance
After the Merger Effective Time, the Surviving Entity will provide rights to indemnification in favor of, and all limitations of personal liability of, each director and officer of the Company and each subsidiary, which we refer to each as an indemnified person, that are not less favorable than provided for in the organizational documents of the Company or any indemnification agreements with respect to matters occurring prior to the Merger Effective Time.
The Advisor will obtain, subject to reimbursement by the Company, such director and officer insurance as is reasonably acceptable to the Special Committee.
Material U.S. Federal Income Tax Consequences of the Merger
This section summarizes the material U.S. federal income tax considerations for holders of our Common Stock with respect to the Merger. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the Internal Revenue Service, or the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular holders of our Common Stock in light of their personal investment or tax circumstances, or to certain types of holders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations;

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “—Consequences of the Merger to Non-U.S. Stockholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our Common Stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	holders who receive our Common Stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our Common Stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons subject to special tax accounting rules as a result of their use of applicable financial statements (within the meaning of Section 451(b)(3) of the Code); and

•	persons holding our Common Stock through a partnership or similar pass-through entity.
This summary assumes that stockholders hold our Common Stock as a capital asset for U.S. federal income tax purposes, which generally means property held for investment.
For purposes of this discussion, a “U.S. stockholder” is a beneficial owner of our Common Stock who, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•
any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

For purposes of this discussion, a “non-U.S. stockholder” is a beneficial owner of our Common Stock who is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Common Stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our Common Stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the Merger.
We urge you to consult your tax advisor regarding the specific tax consequences to you of the Merger and the ownership and disposition of our Common Stock. Specifically, you should consult your tax advisor regarding the U.S. federal, state, local, foreign, and other tax consequences of the Merger and such ownership and disposition, and regarding potential changes in applicable tax laws.
Consequences to the Company of the Merger
For U.S. federal income tax purposes, we will treat the Merger as if we had sold all of our assets (which will consist solely of cash following the Asset Monetization) to Tax Parent in exchange for the transaction consideration and the assumption of our liabilities outstanding as of the Merger Effective Time and then made a liquidating distribution of the aggregate transaction consideration to our stockholders in exchange for their shares of Common Stock. As a REIT, we are generally entitled to receive a deduction for liquidating distributions, and we anticipate that our deemed liquidating distribution will exceed our taxable income recognized as a result of the Transaction (together with any other undistributed taxable income recognized in the taxable year of the Transaction). Accordingly, we anticipate that we will not be subject to U.S. federal income tax on any gain recognized in connection with the Transaction.
Consequences of the Merger to U.S. Stockholders
General. A U.S. stockholder’s receipt of cash in exchange for its Common Stock will be treated as a taxable sale for U.S. federal income tax purposes. In general, a U.S. stockholder of Common Stock will recognize gain or loss for U.S. federal income tax purposes equal to the difference between:

•	the amount of cash received in exchange for such Common Stock (including any cash received for fractional shares of Common Stock); and

•	the U.S. stockholder’s adjusted tax basis in its Common Stock.
To the extent that monthly distributions received by our stockholders to date have been treated as a return of capital for U.S. federal income tax purposes, a U.S. stockholder’s tax basis has been reduced by the amount of such distributions. Gain or loss will be calculated separately for each block of Common Stock, with a block consisting of either multiple shares of Common Stock acquired at the same cost in a single transaction. Generally, any gain or loss recognized will be capital gain or loss and will constitute long-term capital gain or loss if the U.S. stockholder has held the Common Stock for more than one year as of the Merger Effective Time. An individual U.S. stockholder will be subject to tax on net long-term capital gain at a maximum U.S. federal income tax rate of 20%. Additionally, a 3.8% Medicare contribution tax will apply to any gain recognized by individuals, trusts and estates whose income exceeds certain threshold levels. Capital gains of corporate U.S. stockholders generally are taxable at the regular U.S. federal income tax rates applicable to corporations (currently, a maximum rate of 21%). The deductibility of capital losses is subject to limitations under the Code. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply an income tax rate of 25% to a portion of the capital gain realized by a non-corporate U.S. stockholder on the sale of REIT stock corresponding to the REIT’s “unrecaptured Section 1250 gain.”

Special Rule for U.S. Stockholders Who Have Held our Common Stock Less than Six Months. A U.S. stockholder who has held its Common Stock for less than six months as of the Merger Effective Time, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss on its receipt of the transaction consideration, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such stockholder’s share of any designated retained capital gains, with respect to such Common Stock.
Consequences of the Merger to Non-U.S. Stockholders
General. The U.S. federal income tax consequences of the Merger to a non-U.S. stockholder will depend on various factors, including whether the receipt of any of the transaction consideration is treated as a distribution from us to our stockholders that is attributable to gain from the sale of United States real property interests, or USRPIs, under FIRPTA. A USRPI is any interest in real property located in the United States or the U.S. Virgin Islands, except an interest solely as a creditor. The IRS announced in Notice 2007-55 that it intends to (1) take the position that under current law a non-U.S. stockholder’s receipt of a liquidating distribution from a REIT (including the receipt of the transaction consideration in exchange for shares of our Common Stock in the Merger, which will be treated as a deemed liquidation for U.S. federal income tax purposes) is generally subject to tax under FIRPTA as a distribution to the extent attributable to gain from the sale of USRPIs, and (2) issue regulations that will be effective for transactions occurring on or after June 13, 2007, clarifying this treatment; however, no such regulations have been issued. As a result, the following paragraphs provide alternative discussions of the tax consequences that would arise to the extent the tax treatment set forth in Notice 2007-55 does or does not apply.
Notwithstanding the discussion in the following paragraphs, we intend to take the position that the transaction consideration received in exchange for shares of our Common Stock will be subject to tax in accordance with Notice 2007-55 as described in more detail below. In general, the provisions governing the taxation of distributions by REITs can be less favorable to non-U.S. stockholders than the taxation of sales or exchanges of REIT stock by non-U.S. stockholders, and non-U.S. stockholders should consult their tax advisors regarding the application of these provisions.
Distribution of Gain from the Disposition of U.S. Real Property Interests. As noted above, we intend to take the position that the transaction consideration received in exchange for shares of our Common Stock in the Merger will be subject to Notice 2007-55. Assuming that the IRS position described in Notice 2007-55 is correct, the treatment under “—Taxable Sale of our Common Stock” below would not apply to the payment of the transaction consideration to the extent attributable to the sale of USRPIs.
As described in the following paragraph, if the tax treatment set forth in Notice 2007-55 applies to the Merger, a non-U.S. stockholder generally will be subject to U.S. federal income tax on a net basis (and to withholding tax) to the extent the transaction consideration received by non-U.S. stockholders in the Merger is attributable to gain from the sale of USRPIs (such as 1285 AoA). Such amount will be treated as income effectively connected with a U.S. trade or business of the non-U.S. stockholder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. stockholder. In that event, a corporate non-U.S. stockholder may also be subject to an additional 30% branch profits tax. In addition, 21% of any such amounts paid to a non-U.S. stockholder will be withheld and remitted to the IRS.
If the tax treatment set forth in Notice 2007-55 were not to apply, the 21% withholding tax described above would not apply, and a non-U.S. stockholder would instead be subject to the rules described below under “—Taxable Sale of Our Common Stock.”
Taxable Sale of Our Common Stock. The tax consequences described in this section titled “—Taxable Sale of Our Common Stock” would apply a non-U.S. stockholder’s receipt of the transaction consideration if the tax treatment set forth in Notice 2007-55 were not to apply, and, even if Notice 2007-55 were to apply, to the extent the receipt of the transaction consideration is not attributable to USRPIs under FIRPTA.
In such a case, subject to the discussion of backup withholding and FATCA below, a non-U.S. stockholder generally would not be subject to U.S. federal income tax or withholding tax on any gain recognized from the Merger, unless: (1) such non-U.S. stockholder’s Common Stock is treated as being effectively connected with a U.S. trade or business of such non-U.S. stockholder (and, if a tax treaty applies, is attributable to a U.S. permanent establishment by the non-U.S. stockholder); (2) such non-U.S. stockholder is a nonresident alien individual who has been present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met; or (3), subject to certain exceptions, such non-U.S. stockholder’s Common Stock constitutes a USRPI.
A non-U.S. stockholder whose gain is effectively connected with the conduct of trade or business in the United States by such non-U.S. stockholder will be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. stockholder. In addition, a non-U.S. stockholder that is a corporation may be subject to the 30% branch profits tax (on such effectively connected gain).

If the non-U.S. stockholder is an individual who has been present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, that non-U.S. stockholder will be subject to a 30% tax on the non-U.S. stockholder’s capital gains, which may be offset by U.S.-source capital losses. In addition, the non-U.S. stockholder may be subject to applicable alternative minimum taxes.
If the non-U.S. stockholder’s Common Stock constitutes a USRPI under FIRPTA, such non-U.S. stockholder will be subject to U.S. federal income tax on the gain recognized in the Merger on a net basis in the same manner as a U.S. stockholder. Our Common Stock will not be treated as a USRPI with respect to a non-U.S. stockholder under FIRPTA if (1) we are treated as a “domestically controlled REIT” on the effective date of the Merger or (2) we are not and have not been at any time during the shorter of the five years preceding the Merger or the non-U.S. stockholder’s holding period for its Common Stock, a United States real property holding corporation, or a USRPHC, or (3) the non-U.S. stockholder is a “qualified shareholder” as defined in Section 897(k)(3)(A) of the Code. We believe we are a “domestically controlled REIT,” although there can be no assurances to such effect. Further, no assurance can be provided that we have not been USRPHC during the five-year period preceding the effective date of the Merger.
Income Tax Treaties. If a non-U.S. stockholder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. stockholder may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. stockholders should consult their tax advisors regarding possible relief under an applicable income tax treaty.
U.S. Withholding Tax. As described above, it is not entirely clear whether the receipt of the transaction consideration by a non-U.S. stockholder will be treated as a sale or exchange of our Common Stock (in the event that Notice 2007-55 does not apply) or as a distribution from us that is, in part, attributable to gain from the deemed sale of our USRPIs (in the event that Notice 2007-55 does apply). Accordingly, we intend to withhold U.S. federal income tax at a rate of 21% (or 20% to the extent provided in applicable Treasury Regulations) from the portion of the transaction consideration that is, or is treated as, attributable to gain from the sale of USRPIs and paid to a non-U.S. stockholder. A non-U.S. stockholder may be entitled to a refund or credit against the holder’s U.S. federal income tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. stockholders should consult their tax advisors regarding withholding tax considerations.
The rules governing the U.S. federal income tax consequences of the receipt of the transaction consideration by non-U.S. stockholders in the Merger are complex. Non-U.S. stockholders should consult their tax advisors to determine the U.S. federal income tax consequences of the Merger to them, as well as the applicability and impact of any U.S. tax laws other than those pertaining to income tax, as well as any state, local and foreign tax laws.
Information Reporting and Backup Withholding
Information reporting and backup withholding may apply to payments made in connection with the Merger. Backup withholding will not apply, however, to a stockholder who (a) in the case of a U.S. stockholder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on an IRS Form W-9 or successor form, (b) in the case of a non-U.S. stockholder, furnishes an applicable IRS Form W-8 or successor form, or (c) is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 through 1474 of the Code (such Sections, together with the Treasury Regulations and other official guidance issued thereunder, are commonly referred to as “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. The application of FATCA to the payment of the transaction consideration with respect to our Common Stock pursuant to the Merger is not entirely clear. Stockholders should consult their tax advisors regarding FATCA and the application of these rules to such payment.
The foregoing discussion of U.S. federal income tax consequences is for general information purposes only and is not intended to constitute a complete description of all tax consequences relating to the Merger. Tax matters are very complicated, and the tax consequences of the Merger to you will depend upon the facts of your particular situation. Because individual circumstances may differ, stockholders should consult their tax advisors regarding the applicability the rules discussed above and the particular tax effects of the Merger to their situation, including the application of state, local and foreign tax laws.

Regulatory Matters
Other than in connection with the filing of this proxy statement with the SEC, the deregistration of the Company’s Common Stock under the Exchange Act and any requirements under Maryland law, the Company is not aware of any regulatory or governmental requirements that must be complied with or regulatory or governmental approvals that must be obtained in connection with the Transaction.
Deregistration of the Common Stock
Following the completion of the Transaction, the Common Stock will be deregistered under the Exchange Act.

THE TRANSACTION AGREEMENTS
This section of this proxy statement describes the material provisions of the Transaction Agreements, including the Merger Agreement, which is attached as Appendix A to this proxy statement, and the Jane Street Sale Agreement, which is attached as Appendix B to this proxy statement, and each of which is incorporated herein by reference. As a stockholder, you are not a third party beneficiary under any of these agreements and therefore you may not directly enforce any of their terms and conditions. This summary may not contain all of the information about the Transaction Agreements that is important to you. The Company urges you to carefully read the full text of the Transaction Agreements because they are the legal documents that govern the Transaction, including the Merger. The Transaction Agreements are not intended to provide you with any factual information about Company or the counterparties to the Transaction.
In particular, the assertions embodied in the representations and warranties contained in the Transaction Agreements (and summarized below) may be qualified by information the Company or counterparty filed with the SEC prior to the date of such agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the agreement. The representations and warranties and other provisions of the Transaction Agreements and the description of such provisions in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that the Company files with the SEC and the other information in this document.
The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, the Company is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this proxy statement not misleading.
The Asset Monetization Agreements
1285 AoA Transaction
We are actively marketing our interest in 1285 AoA to a select group of investors, including to affiliates of our Co-Sponsors; however, at this time we do not have any definitive binding agreement for the sale of our interest in 1285 AoA. We anticipate if we are able to sell this interest that the net proceeds to the Company from such sale would be between $4.9 million and $5.4 million. We anticipate selling this interest as soon as practicable, including prior to the annual meeting. In the event the Asset Monetization is not approved by our stockholders, we nonetheless expect to complete the sale of our interest in 1285 AoA. The sale of our interest in 1285 AoA is not contingent on approval of the Asset Monetization. However, we cannot provide any assurance that we will be able to sell this interest by a specific time or at all or at the anticipated price.
Jane Street Transaction
Form, Effective Time and Closing of the Jane Street Transaction
The Jane Street Sale Agreement provides for a subsidiary of CLNC to acquire the Jane Street Loan and the seller’s right, title and interest in the related intercreditor agreement and loan documents. The Jane Street Transaction will close on the date that is two (2) business days following the satisfaction or waiver of any closing conditions contained in the Jane Street Sale Agreement.
Jane Street Transaction Consideration and Payment
The Jane Street Sale Agreement provides for a subsidiary of CLNC to pay to RXR 11 Jane Mezz Lender LLC an amount in U.S. dollars equal to $20.0 million plus any accrued and unpaid interest as of, but not including, the closing date less certain adjustments for principal payments prior to the closing date and any yield maintenance payments to the extent such yield maintenance payments relate to a period from and after the closing date. Assuming the Jane Street Transaction occurs prior to December 31, 2018, the Company assumes that par value will be equal to $20.0 million, of which $19.0 million is attributable to the ownership of the Company.
Representations and Warranties
The Jane Street Sale Agreement contains a number of customary representations and warranties made by RXR 11 Jane Mezz Lender LLC, on the one hand, and the purchaser, on the other hand. The representations and warranties were made by the parties as of the date of the agreement and as of the closing date. The representations of the purchaser survive the closing of the sale. The representations of the seller survive for ninety (90) days after the closing, except for certain fundamental representations that survive the closing of the transaction subject to certain limitations for a period equal to the earlier of the statute of limitations in New York and the indefeasible repayment in full of the loan. Except for breaches of certain fundamental representations of the RXR 11 Jane Mezz Lender LLC, the seller’s liability is capped at five (5%) percent of the purchase price and for fundamental representations capped at the purchase price less future loan repayments.
Conditions to Completion of the Jane Street Transaction
The Jane Street Sale Agreement includes certain customary closing conditions including, among other things, (i) that the representations and warranties of the parties are true and correct, (ii) the Company has obtained approval from its stockholders for the sale of all or substantially all of its assets, and (iii) certain documents and payments have been delivered. In addition, the purchaser has until the day prior to the closing date to complete its due diligence and if the purchaser (in its sole and absolute discretion and for any or no reason) determines that it is unsatisfied with the results of its due diligence, then the purchaser (without cost or liability) has a right to terminate the Jane Street Sale Agreement.
Miscellaneous Provisions
Payment of Expenses
The Jane Street Sale Agreement provides that the purchaser shall be responsible for, and shall pay certain enumerated closing costs including costs of diligence and title insurance. Each party bears its own attorneys’ costs. There is no brokerage fee or expense in connection with the entry into or consummation of the transactions contemplated by the Jane Street Sale Agreement.
Amendment
The Jane Street Sale Agreement may be amended or modified only by an instrument in writing signed by the parties to the Jane Street Sale Agreement.
Waiver
The parties to the Jane Street Sale Agreement may, to the extent permitted by law, extend the time for performance of any obligation of the other or waive any inaccuracy in the representations and warranties of the other or the other party’s compliance with any covenant, obligation or condition contained in the Jane Street Sale Agreement. Any such agreement must be in writing and signed by the extending or waiving party.
No Third-Party Beneficiaries
There are no third-party beneficiaries to the Jane Street Sale Agreement.
Regulatory Matters
We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the completion of the transaction.
Governing Law; Jury Trial
The Jane Street Sale Agreement is governed by the laws of the State of New York (without giving effect to rules regarding the conflicts of law thereof). Each party agreed to waive its respective rights to a jury trial.
Times Square Transaction
On August 1, 2018, the borrower under the Times Square Loan repaid Times Square Loan in full. The proceeds to the Company from the repayment of the Times Square Loan were approximately $9.4 million.
The Merger Agreement
Form, Effective Time and Closing of the Merger
The Merger Agreement provides for the Merger of the Company with and into Merger Sub, upon the terms and subject to the conditions set forth in the Merger Agreement. Merger Sub will be the Surviving Entity in the Merger and, following completion of the Merger, will continue to exist as a wholly owned subsidiary of our Advisor governed by the laws of the State of Delaware. The Merger will become effective (i) at such time as the SDAT accepts the articles of merger for record and the certificate of merger is duly filed with the DSOS or (ii) such other date and time agreed by the Company and the

Advisor (not to exceed 5 business days from the date the articles of merger are accepted for record by the SDAT and the certificate of merger is duly filed with the DSOS).
The Merger Agreement provides that the closing of the Merger will take place on the second business day following the date on which the last of the conditions to closing of the transaction (described under “—Conditions to Completion of the Merger” on page 40) have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions) or at such other date and time mutually agreed in writing by the Company and the Advisor.
Organizational Documents of the Surviving Entity
Upon the completion of the Merger, the certificate of formation and limited liability company agreement of Merger Sub in effect immediately prior to the Merger Effective Time will be the certificate of formation and limited liability company agreement of the Surviving Entity of the Merger.
Transaction Consideration
At the Merger Effective Time, stockholders of the Company (other than the Company’s Co-Sponsors, who have voluntarily agreed to effectively forfeit their shares) will receive, in the aggregate, the right to receive in cash an amount equal to 100% of the net proceeds from the Asset Monetization, plus all available cash held by the Company, less all known liabilities of the Company incurred prior to the closing date and all incurred and unpaid expenses related to the Transaction.
Payment of Transaction Consideration
The conversion of shares of Common Stock into the right to receive the transaction consideration will occur automatically at the Merger Effective Time. In accordance with the Merger Agreement, the Advisor has appointed DST Systems, Inc. as the exchange agent to handle the payment and delivery of the per share merger consideration. At or prior to the Merger Effective Time, the Company will deposit with the exchange agent cash in an amount sufficient to pay the per share transaction consideration. On or before five business days prior to closing, the Company will deliver to the Advisor estimates of the transaction consideration. Not more than two business days following receipt of such estimates, the Advisor will provide notice to the Company whether such estimates are accepted. If the estimates are accepted by the Advisor, the estimates will become the transaction consideration. If the Advisor objects to the estimates, the Company and the Advisor will negotiate and resolve the dispute in good faith prior to closing and if the dispute is not resolved by closing, the Company and Advisor will submit the matter to an appropriate accounting firm to make a final determination.
Withholding
All payments under the agreement are subject to applicable withholding requirements.
Representations and Warranties
The Merger Agreement contains a number of representations and warranties made by the Company, on the one hand, and the Advisor, Tax Parent and Merger Sub, on the other hand. The representations and warranties were made by the parties as of the date of the agreement and do not survive the Merger Effective Time. The representations and warranties are subject to certain qualifications and limitations contained in the agreement or agreed to by the parties in connection with negotiating the terms of the agreement, including information contained in forms, reports and documents filed by the Company with the SEC.
Representations and Warranties of the Company
The Company made representations and warranties in the Merger Agreement relating to, among other things:

•	corporate organization, valid existence, good standing and qualification to conduct business;

•	compliance with organizational documents;

•	capitalization;

•	entity authority, execution, delivery and validity of the agreement;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	approval of the Board and the Special Committee;

•	inapplicability of takeover statutes or dissenters’ rights;

•	the vote required; and

•	the absence of the entitlement of any broker, finder or financial advisors to any fees or commissions.
Representations and Warranties of the Advisor, Tax Parent and Merger Sub
The Advisor, Tax Parent and Merger Sub made representations and warranties in the Merger Agreement relating to, among other things:

•	corporate organization, valid existence, good standing and qualification to conduct business;

•	entity authority, execution, delivery and validity of the agreement;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	solvency; and

•	inapplicability of takeover statutes.
Definition of “Company Material Adverse Effect” and “Parent Material Adverse Effect”
Many of the representations and warranties of the parties are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect). For the purposes of the agreement, “material adverse effect” with respect to the Company means any effect that, individually or in the aggregate, has had, or would reasonably be expected to have, (a) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and the subsidiaries of the Company, taken as a whole or (b) a material adverse effect on the ability of the Company to consummate the Merger. For the purposes of the agreement, “material adverse effect” with respect to the Advisor means any effect that, individually or in the aggregate, has had, or would reasonably be expected to have, (i) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Advisor or Merger Sub, taken as a whole or (ii) a material adverse effect on the ability of the Advisor to consummate the Merger.
Covenants and Agreements
Conduct of Business of the Company Pending the Transaction
The Company has agreed to certain restrictions on it and its subsidiaries until the earlier of the Merger Effective Time or the valid termination of the Merger Agreement. In general, except with the Advisor’s prior written consent (not to be unreasonably withheld or delayed) or as otherwise expressly required or permitted by the agreement or required by law, the Company has agreed that it will, and it will cause each of its subsidiaries to, conduct their business in all material respects in the ordinary course of business consistent with past practice and, subject to the limitations in the agreement, use their reasonable efforts in all material respects to preserve their assets and properties in good repair and condition. Specifically, except (i) as required by the agreement or law, (ii) as is in the ordinary course of business of the Company consistent with past practice or (iii) as consented to in writing by Advisor (which consent shall not be unreasonably withheld, delayed or conditioned), the Company agreed that the Company will not and will not permit its subsidiaries to:

•	amend its charter, bylaws or equivalent documents;

•	adjust, split, combine, subdivide or reclassify any share of capital stock of the Company or its subsidiaries;

•	except with respect to the Asset Monetization, sell, pledge, assign, transfer, dispose of or encumber any property of assets;

•	incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money;

•	make any loans or modify existing borrowings or lending arrangements;

•	enter into, renew, modify, amend or terminate, or waive any material rights under a contract of the Company;

•	waive, release, assign, commence, settle or compromise any litigation against the Company or its subsidiaries;

•	enter into or adopt an employee benefit plan or grant awards under any existing equity plan;

•	make material changes to the Company’s method of accounting;

•	enter into any new line of business;

•
take an action that would reasonably expect to cause the Company to fail to be a REIT, subject to certain exceptions as specified in the Merger Agreement, make, change or rescind any material tax election, change any material method of tax accounting, file or amend any material tax return, settle or compromise any material tax liability, enter into any material closing agreement relating to taxes, knowingly surrender any right to claim any material tax refund, or give or request any extension or waiver of the statute of limitations with respect to any tax return;

•
adopt a plan of merger, complete partial liquidation or authorize the foregoing or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except as contemplated by the Merger Agreement;

•	take an action that would provide for dissenters’ or appraisal rights to the holders of common stock with respect to the Merger; and

•	authorize, commit or agree to take, or take any action inconsistent with, any of the foregoing.
Preparation of Proxy Statement; Company Stockholders Meeting
The Company has agreed to prepare and cause to be filed with the SEC the preliminary version of this proxy statement as promptly as reasonably practicable.
Indemnification of Directors and Officers; Insurance
After the Merger Effective Time, the Surviving Entity will provide rights to indemnification in favor of each person of the Company covered under the Company’s organizational documents or by indemnification agreements with the Company, that are no less favorable than provided for in the Company’s organizational documents or any indemnification agreements with respect to matters occurring prior to the Merger Effective Time. The Advisor will obtain, subject to reimbursement by the Company, such director and officer insurance as is reasonably acceptable to the Special Committee.
Conditions to Completion of the Merger
Mutual Closing Conditions
The obligation of each party to complete the Merger is subject to the satisfaction or waiver, at or prior to the Merger Effective Time, of the following conditions:

•	approval of the sale of all or substantially all of the Company’s assets and the Merger by the Company’s stockholders;

•	the consummation of each of the Jane Street Transaction, the Time Square Transaction and the 1285 AoA Transaction or alternative sale transactions related to the Company’s assets;

•
the repurchase of shares held by the Co-Sponsors pursuant to the Co-Sponsor share forfeiture letters has occurred and the Company shall have caused the special limited partnership redemption of the Operating Partnership; and

•	the absence of (i) any law or order by any governmental authority prohibiting the consummation of the Merger or making consummation of the Merger illegal or (ii) any stockholder litigation.
Closing Conditions for the Benefit of the Advisor and Merger Sub
The obligation of the Advisor and Merger Sub to complete the Merger is subject to the satisfaction or waiver, at or prior to the Merger Effective Time, of the following additional conditions:

•
the accuracy as of the date of the Merger Agreement and as of the closing (or, in the case of representations and warranties that by their terms are made as of a specific date, as of such date) of certain representations and warranties made in the agreement by the Company subject to certain qualification and exceptions, other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement);

•
the performance by the Company, in all material respects, of all obligations and compliance by the Company, in all material respects, with its agreements and covenants to be performed or complied with under the Merger Agreement on or prior to the Merger Effective Time;

•	there will have been no material adverse effect on the Company; and

•	the sub-advisory agreement shall have been terminated pursuant to a form reasonably acceptable to the Advisor.
Closing Conditions for the Benefit of the Company
The obligation of the Company to complete the Merger is subject to the satisfaction or waiver, at or prior to the Merger Effective Time, of the following additional conditions:

•
the accuracy as of the date of the agreement and as of the closing (or, in the case of representations and warranties that by their terms are made as of a specific date, as of such date) of certain representations and warranties made in the agreement by the Advisor and Merger Sub subject to certain qualification and exceptions, other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (as defined in the Merger Agreement); and

•
the performance by the Advisor and Merger Sub, in all material respects, of all obligations and compliance by the Company, in all material respects, with its agreements and covenants to be performed or complied with under the Merger Agreement on or prior to the Merger Effective Time.

Termination of the Agreement
Termination by Mutual Agreement
The Merger Agreement may be terminated at any time before the Merger Effective Time by the mutual written agreement of the Company and the Advisor.
Termination by the Advisor
The Merger Agreement may be terminated at any time before the Merger Effective Time if the Advisor is given written notice by the Company of the termination of the Advisory Agreement.
Termination by Either the Company or Advisor
The Merger Agreement may also be terminated prior to the Merger Effective Time by either the Company or the Advisor if:

•
a breach of any of the representations and warranties or covenants of the other party, in each case such that the other party’s condition with respect thereto to complete the transaction is incapable of being satisfied and such inaccuracy or breach is not cured within the earlier of (i) 30 days after receipt of a notice of default or (ii) three (3) business days before March 31, 2019;

•	the Merger has not been consummated by March 31, 2019 (provided that this termination right will not be available to a party if that party is in default of its obligations under the agreement);

•	any governmental authority has issued a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting the transaction; or

•	the Company stockholders fail to approve the sale of all or substantially all of the Company’s assets and the Merger at a duly convened meeting of Company’s stockholders.
Termination by the Company Due to a Superior Proposal
The Merger Agreement may be terminated at any time before the Merger Effective Time by the Company if the Board adversely changes its recommendation prior to the time of the Company’s meeting of stockholders because the Board has determined, after consultation with its outside legal counsel, that its recommendation would be inconsistent with the duties of the directors of the Company under applicable law as a result of a bona fide proposal or offer to acquire the Company. There are neither special procedures for a third party to submit a bona fide proposal or offer to acquire the Company nor for the Special Committee to respond to such proposal or offer. In this regard, the Special Committee has flexibility in responding to a proposal or offer to acquire the Company.
Miscellaneous Provisions
Payment of Expenses; No Termination Fees
The Merger Agreement provides that each party to the Merger Agreement will pay its own fees and expenses (including fees and expenses payable to its representatives) in connection with the agreement or the transactions contemplated by the agreement, whether or not the transaction is completed. The Merger Agreement does not provide for the payment of a fee upon termination of the Merger Agreement, including, without limitation, upon the Company’s termination of the Merger Agreement due to a superior proposal.

Specific Performance
The parties to the Merger Agreement are entitled to injunctions, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any and all other remedies under the Merger Agreement, at law or in equity.
Amendment
The agreement may be amended, modified or supplemented only by an instrument in writing signed by the parties to the agreement at any time prior to the Merger Effective Time. The Company’s approval of an amendment to the agreement requires the approval of the Special Committee.
Waiver
Prior to the Merger Effective Time, the parties to the Merger Agreement may, to the extent permitted by law, extend the time for performance of any obligation of the other party or parties or waive any inaccuracy in the representations and warranties of the other party or parties or the other party’s compliance with any covenant, obligation or condition contained in the agreement. Any such agreement must be in writing and signed by the extending or waiving party.
No Third-Party Beneficiaries
There are no third-party beneficiaries to the agreement other than, after the Merger Effective Time, the rights of the directors, officers and certain other persons to be indemnified.
Regulatory Matters
We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the completion of the transaction, other than the filing of the articles of merger with the SDAT, and acceptance of such articles of merger for record by, the SDAT and the certificate of merger with respect to the Merger with, and acceptance of such certificate of merger for record by, the DSOS.
Governing Law
The Merger Agreement is governed by the laws of the State of Maryland (without giving effect to conflict of law principles thereof). Each party agreed to waive its respective rights to a jury trial.
The Co-Sponsor Share Forfeiture Letters
The Co-Sponsor Share Forfeiture Letters provide that shares of Common Stock held by the Co-Sponsors or their affiliates shall be sold to the Company for $0.01 per share immediately prior to the Merger Effective Time. The shares of Common Stock will not be outstanding at the effective time of the Merger.

NO DISSENTERS’ RIGHTS OF APPRAISAL
Under Maryland law and our charter, stockholders who object to the Transaction, including the Asset Monetization Proposal and the Merger Proposal do not have any appraisal rights or dissenters’ rights in connection with the Transaction. However, stockholders may vote against the Transaction and the other matters contemplated by the Transaction Agreements.

BOARD OF DIRECTORS
General
Our Board presently consists of five members. At the annual meeting, stockholders will vote on the election of Messrs. Scott H. Rechler, David S. Schwarz, Lawrence J. Waldman and Winston W. Wilson and Ms. Dianne Hurley, for a term ending at the 2019 annual meeting of stockholders and until their successors are duly elected and qualified.
The director nominees listed below are leaders in business and real estate and financial communities because of their intellectual acumen and analytic skills, strategic vision and their records of outstanding accomplishments over a period of decades. Each has been chosen to stand for re-election (or election in the case of Mr. Schwarz) in part because of his or her ability and willingness to understand our unique challenges, and evaluate and implement our strategies.
Set forth below is each director nominee’s name and age as of the date of this proxy statement and biographical information. Each of our director nominees currently serves on our Board and, except for Mr. Schwarz, was elected as a director by the stockholders in 2017.
Current Directors Who are Nominees for Re-election

Name	Age
Scott H. Rechler	50
David S. Schwarz	40
Dianne Hurley	55
Lawrence J. Waldman	71
Winston W. Wilson	50
Scott H. Rechler. Mr. Rechler is Chairman of our Board and Chief Executive Officer of our Sub-Advisor. Mr. Rechler also serves as Chairman of the advisory board and Chief Executive Officer of RXR, a position he has held since its founding in 2007. From 1989 until January 2007, Mr. Rechler held a variety of positions at Reckson, including serving as its President from 1997 until 2001 and from 2003 until 2006, Chief Operating Officer from 1995 until 1999, as Co-Chief Executive Officer from 1999 until 2003 and as Chief Executive Officer from 2003 until 2007. In addition, Mr. Rechler was a member of Reckson’s Board of Directors from 1995 until 2007 as well as its Chairman from 2004 until 2007. Mr. Rechler was the Chairman and CEO of RNY (ASX: RNY), a public real estate company listed on the Australian Securities Exchange from September 2005 to July 2018. Additionally, Mr. Rechler is a co-founder and former member of the Board of Directors of American Campus Communities, Inc. (NYSE: ACC), one of the nation’s largest developers, owners and managers of high-quality student housing communities. In June 2011, Mr. Rechler was appointed by New York Governor Andrew Cuomo to the Board of Commissioners of the Port Authority of New York and New Jersey where he served as the Vice Chair until October 2016. During his board tenure, Mr. Rechler served as Vice Chairman of such board, and as Chairman of the Port Authority Capital Planning Committee with responsibility for the Port’s $30 billion capital budget, including the World Trade Center redevelopment. In May 2013, Mr. Rechler was appointed to represent Governor Cuomo on the Board of the National September 11 Memorial & Museum at the World Trade Center Foundation, Inc. In June 2017, Mr. Rechler was appointed by Governor Cuomo to serve on the Board of the Metropolitan Transit Authority. In addition, Mr. Rechler serves as Chairman of the Regional Plan Association, is a member of the Real Estate Board of New York, a Board member of The Feinstein Institute for Medical Research, and a member of the NYU Real Estate Institute Advisory Committee. Mr. Rechler is a graduate of Clark University. He earned a Master of Science degree in Real Estate from New York University Schack Institute in New York, New York.
Consideration for Recommendation: Our Board believes that Mr. Rechler’s extensive experience in the real estate investment industry, as well as his service as the Chief Executive Officer of our Sub-Advisor and as the Chairman of the advisory board and Chief Executive Officer of RXR supports his nomination to our Board.
David S. Schwarz. Mr. Schwarz is a Managing Director at Colony Capital. In his role at Colony Capital, Mr. Schwarz is head of the hospitality vertical and oversees the expansive hospitality platform. In addition, Mr. Schwarz has other responsibilities across the firm including corporate strategy and new business origination. Mr. Schwarz serves on certain investment committees of Colony Capital. In prior roles at Colony Capital, Mr. Schwarz was also primarily responsible for the deployment of capital for Colony’s distressed credit fund series. Prior to joining Colony in 2010, Mr. Schwarz was a Principal at Warburg Pincus LLC, where he originated, structured and managed real estate investments throughout the United States. Prior to joining Warburg Pincus, Mr. Schwarz worked at the Carlyle Group, where he focused primarily on U.S. real estate acquisitions. Mr. Schwarz began his career in the Real Estate Investment Banking Division at Merrill Lynch & Co. Mr. Schwarz received a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania.
Consideration for Recommendation: Our Board believes that Mr. Schwarz’s extensive experience in the real estate investment industry, as well as his service as a Managing Director at Colony Capital supports his nomination to our Board.
Dianne Hurley. Ms. Hurley has served as one of our independent directors and a member of our audit committee since February 2015. Ms. Hurley has served as an independent director and audit committee chair of Griffin-American Healthcare REIT IV, Inc. since February 2016, and as an independent director and audit committee chair of NorthStar Real Estate Capital Income Master Fund and its feeder funds, or RE Capital Fund, since March 2016. Ms. Hurley has also served as an independent director of NorthStar Realty Europe Corp. (NYSE:NRE) since August 2016 and a nominating & corporate governance committee member since January 2017. Ms. Hurley is the Chief Administrative Officer of A&E Real Estate, an owner/operator of multifamily properties in the New York City metropolitan area, where she has worked on all aspects related to the firm’s management since March 2017. Previously, she was an operational consultant to startup asset management firms including Stonecourt Capital LP, Imperial Companies and RedBird Capital Partners. Previously, Ms. Hurley served from November 2011 to January 2015 as Managing Director of SG Partners, a boutique executive search firm, where her responsibilities included business development, private equity, hedge fund, real estate, and investor relations recruiting efforts. From September 2009 to November 2011, Ms. Hurley served as the Chief Operating Officer, Global Distribution, at Credit Suisse Asset Management, where she was responsible for overall management of the sales business, strategic initiatives, financial and client reporting, and regulatory and compliance oversight. From 2004 to September 2009, Ms. Hurley served as the founding Chief Administrative Officer of TPG-Axon Capital, where she was responsible for investor relations and fundraising, human capital management, compliance policy implementation, joint venture real estate investments and corporate real estate. Earlier in her career, Ms. Hurley worked in real estate and corporate finance at Edison Schools Inc. and in the real estate department at Goldman Sachs. Ms. Hurley holds a Bachelor of Arts from Harvard University in Cambridge, Massachusetts and a Master of Business Administration from Yale School of Management, New Haven, Connecticut.
Consideration for Recommendation: Our Board believes that Ms. Hurley’s significant real estate and real estate finance experience, as well as regulatory and oversight compliance experience, supports her nomination to our Board.
Lawrence J. Waldman. Mr. Waldman has served as one of our independent directors and a member of our audit committee since February 2015. Mr. Waldman has over thirty-five years of experience in public accounting. Mr. Waldman currently serves as a senior advisor to First Long Island Investors, LLC, an investment and wealth advisory firm, a position he has held since May 2016. Prior to that position, Mr. Waldman served as an advisor to the accounting firm of EisnerAmper LLP, where he was previously the Partner-in-Charge of Commercial Audit Practice Development for Long Island since September 2011. Prior to joining EisnerAmper LLP, Mr. Waldman was the Partner-in-Charge of Commercial Audit Practice Development for Holtz Rubenstein Reminick, LLP from July 2006 to August 2011. Mr. Waldman was the Managing Partner of the Long Island office of KPMG LLP from 1994 through 2006, the accounting firm where he began his career in 1972. Mr. Waldman has served as a member of the board of directors of Bovie Medical Corporation, a public company specializing in the development and manufacturing of medical products and devices, since 2011 and has served as chair of its audit committee since 2012 and independent lead director since 2015. Mr. Waldman has also served on the board of directors of Comtech Telecommunications Corp. since August 2015 and chair of its audit committee since December 2015. Mr. Waldman has further served on the board of directors of CVD Equipment Corporation since December 2016, including as a member of its audit committee and chair of its compensation committee. Mr. Waldman is also a member of Supervisory Committee of Bethpage Federal Credit Union. Mr. Waldman also served as a member of the State University of New York’s Board of Trustees and as chair of its audit committee. He previously served as the Chairman of the board of trustees of the Long Island Power Authority (LIPA) and as Chair and a member of the finance and audit committee of its Board of Trustees. Mr. Waldman is a certified public accountant in New York State. He is a member of the American Institute of Certified Public Accountants and the New York State Society of CPA’s. Mr. Waldman holds a Bachelor of Science and a Master of Business Administration from Hofstra University in Hempstead, New York, where he is also an adjunct professor.
Consideration for Recommendation: Our Board believes that Mr. Waldman’s extensive accounting and auditing experience, together with his extensive service on various boards, supports his nomination to our Board.
Winston W. Wilson. Mr. Wilson has served as one of our independent directors and the chairman and financial expert of our audit committee since February 2015. Mr. Wilson also served as a director of NorthStar Real Estate Income II, Inc., or NorthStar Income II, and as the chairman and financial expert of its audit committee, from May 2013 to January 2018, and has served as a director of Colony Credit Real Estate, Inc. since January 2018. Mr. Wilson most recently worked for Grant Thornton’s New York office, from August 2008 until December 2012 as Partner in Charge and Financial Services Industry

Leader and from August 2011 until December 2012 as National Asset Management Sector Leader. Mr. Wilson has over 27 years of experience with financial services companies including, among others, mortgage and equity REITs, broker-dealers, mutual funds and registered investment advisors. Prior to joining Grant Thornton, Mr. Wilson worked for PricewaterhouseCoopers LLP, Credit Suisse First Boston and Brown Brothers Harriman & Co. Mr. Wilson is a certified public accountant in the states of New York, New Jersey and Pennsylvania. He is a member of the American Institute of Certified Public Accountants and New York State Society of CPAs. Mr. Wilson was also recently a member of the American Institute of Certified Public Accountants (AICPA) Investment Company Expert Panel as well as a member of the Strategic Partners Advisory Committee for Managed Funds Associations (MFA). Mr. Wilson has a Master of Business Administration in Finance and Marketing from New York University’s Stern School of Business in New York, New York and a Master of Science in Economics and a Bachelor of Science in Accounting from Brooklyn College in Brooklyn, New York.
Consideration for Recommendation: Our Board believes that Mr. Wilson’s extensive public accounting and financial services expertise, including as it relates to REITs and broker-dealers, supports his nomination to our Board.
Corporate Governance Profile
We are committed to good corporate governance practices and, as such, we have adopted a code of ethics and corporate governance guidelines discussed below.
Code of Ethics
We have adopted a code of ethics for the purpose of promoting honest and ethical conduct of our business, full disclosure in our filings with the SEC, compliance with applicable laws, governmental rules and regulations, prompt internal reporting of violations of, and accountability for adherence to, our code of ethics. Our code of ethics applies to our Chief Executive Officer, Chief Financial Officer, Treasurer and other senior financial officers performing similar functions and our Board, collectively referred to as our covered persons. We intend to maintain high standards of honest and ethical business practices and compliance with all laws and regulations applicable to our business. Among the areas addressed by our code of ethics are conflicts of interest, including improper benefits, outside financial interests, business arrangements with us, outside employment or activities with competitors, charitable, government and other outside business activities, family members working in the industry, corporate opportunities, offering and receiving entertainment, gifts and gratuities, protection and proper use of our assets, maintaining our books and records, internal accounting controls, improper influence on audits, record retention, the protection of our confidential information, trademarks, copyrights and other intellectual property, insider trading, fair dealing and interacting with the government. Our code of ethics is available on our website at www.northstarrxrreit.com under the heading “Investor Relations—Corporate Governance” and is also available without charge to stockholders upon written request to: NorthStar/RXR New York Metro Real Estate, Inc., 590 Madison Avenue, 34th Floor, New York, New York 10022, Attn: General Counsel. Within the time period required by the rules of the SEC, we will post on our website any amendment to, or waivers from, our code of ethics.
Corporate Governance Guidelines
We have adopted corporate governance guidelines to assist our Board in the exercise of its responsibilities. The corporate governance guidelines govern, among other things, board composition, board member qualifications, responsibilities and education, management succession and self-evaluation. A copy of our corporate governance guidelines may be found on our website at www.northstarrxrreit.com under the heading “Investor Relations—Corporate Governance” and is also available without charge to stockholders upon written request to: NorthStar/RXR New York Metro Real Estate, Inc., 590 Madison Avenue, 34th Floor, New York, New York 10022, Attn: General Counsel.
Our Audit Committee
Our Board has a separately designated standing Audit Committee and its primary function is to engage our independent registered public accounting firm and to assist our Board in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls which management has established and the audit and financial reporting process.
Our Audit Committee acts under a written charter adopted by our Board that sets forth the committee’s responsibilities and duties, as well as requirements for the committee’s composition and meetings. Under our Audit Committee charter, our Audit Committee will always be comprised solely of independent directors. A copy of our Audit Committee charter is available on our website at www.northstarrxrreit.com under the heading “Investor Relations—Corporate Governance” and is also available without charge to stockholders upon written request to: NorthStar/RXR New York Metro Real Estate, Inc., 590 Madison Avenue, 34th Floor, New York, New York 10022, Attn: General Counsel.

Our Audit Committee held five meetings in 2017. Our Board has determined that each member of our Audit Committee is independent within the meaning of the applicable SEC rules. Even though our shares are not listed on the NYSE, our Board has also determined that all of the independent members of our Board are independent under the NYSE rules. The members of our Audit Committee are Messrs. Waldman and Wilson and Ms. Hurley. Our Board has determined that Mr. Wilson, who chairs our Audit Committee, is an “audit committee financial expert,” as that term is defined by the SEC.
The Audit Committee’s report on our financial statements for the fiscal year ended December 31, 2017 is presented below under the heading “Audit Committee Report.”
Compensation Committee Interlocks and Insider Participation
We currently do not have a compensation committee of our Board because we do not pay any compensation to our officers. Our independent directors participate in the consideration of independent director compensation. There are no interlocks or insider participation as to compensation decisions required to be disclosed pursuant to SEC regulations.
Director Independence
The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain specified criteria, our Board must conclude that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Although our shares are not listed on the NYSE or any other national securities exchange, our Board has affirmatively determined that all of the members of our Board, except Messrs. Schwarz and Rechler, are independent under the NYSE rules.
In addition, we have determined that all of the members of our Board, except Messrs. Schwarz and Rechler, are independent pursuant to the definition of independence in our charter, which is based on the definition included in the North American Securities Administrators Association, Inc.’s Statement of Policy Regarding Real Estate Investment Trusts, as revised and adopted on May 7, 2007. Our charter is available on our website at www.northstarrxrreit.com under the heading “Investor Relations —Corporate Governance” and is also available without charge to stockholders upon written request to: NorthStar/RXR New York Metro Real Estate, Inc., 590 Madison Ave, 34th Floor, New York, New York 10022, Attn: General Counsel.
Board Leadership Structure; Meetings of Independent Directors
Our Board believes it is important to select our Chairman and our Chief Executive Officer in the manner it considers to be in our best interests and in the best interests of our stockholders at any given point in time. The members of our Board possess considerable business experience and in-depth knowledge of the issues we face, and are therefore in the best position to evaluate our needs and how best to organize our leadership structure to meet those needs. The Chairman and the Chief Executive Officer positions may be filled by one individual or by two different individuals. Our Board believes that the most effective leadership structure for our company at this time is a structure with separate roles for our Chairman of the Board and our Chief Executive Officer. Our company’s day-to-day operations are conducted by its officers under the direction of Mr. Schwarz, our Chief Executive Officer and President. Our Board has selected Mr. Rechler to serve as our Chairman of the Board based on his service with and knowledge of our company and his significant leadership and real estate experience. Mr. Schwarz and Mr. Rechler work together to provide consistent communication and coordination for the Company, which our Board believes will result in effective and efficient implementation of our corporate strategy.
Although Messrs. Schwarz and Rechler are not independent directors, our Board has determined that it is not necessary to appoint a lead independent director. To promote the independence of our Board and appropriate oversight of management, our independent directors meet in executive sessions at which only non-management directors are present. These meetings are held in conjunction with the regularly scheduled quarterly meetings of our Board, but may be called at any time by our independent directors. In 2017, our independent directors met six times in executive session without management present following Board meetings.
During the year ended December 31, 2017, our Board met on seven occasions. No director who served as a director during the year ended December 31, 2017 attended fewer than 75% of the aggregate of all meetings held by our Board and the committees on which such director served.
Stockholder Communications with our Board
Our Board has established the following means for stockholders to communicate concerns to our Board. If the concern relates to our financial statements, accounting practices or internal controls, the concerns should be submitted in writing to the chairman of our Audit Committee at NorthStar/RXR New York Metro Real Estate, Inc., 590 Madison Avenue, 34th Floor,

New York, New York 10022, Attn: Secretary. If the concern relates to our governance practices, business ethics or corporate conduct, the concern may be submitted in writing to our Secretary at the above address. If uncertain as to which category a concern relates, a stockholder may communicate the concern to any of our independent directors in care of our Secretary at the address above. Communications received will be distributed by the Secretary to such member or members of our Board as deemed appropriate by the Secretary, depending on the facts and circumstances outlined in the communication received.
Section 16(a) Beneficial Ownership Reporting Compliance
As of December 31, 2017, our executive officers, directors and greater than 10% stockholders were not subject to the beneficial ownership reporting requirement pursuant to Section 16(a) of the Exchange Act, and therefore no reports were filed in 2017 pursuant to Section 16(a).
Director Nomination Procedures
We do not have a standing nominating committee. Our Board has determined that it is appropriate for us not to have a nominating committee because our Board as currently constituted permits all of our independent directors to consider all matters for which a nominating committee would be ordinarily responsible. Each member of our Board participates in the consideration of nominees. Our charter requires that our directors, other than our independent directors, must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets acquired by us and that at least one of our independent directors has three years of relevant real estate experience. While we do not have any other minimum qualifications with respect to nominees, our Board considers many factors in connection with each candidate, including judgment, integrity, diversity, prior experience, the value of the candidate’s experience relative to the experience of other board members and the candidate’s willingness to devote substantial time and effort to board responsibilities. Our Board does not have a formal written policy regarding the consideration of diversity in identifying director nominees. Nevertheless, consideration of diversity will continue to be an important factor in identifying and recruiting new directors.
Our Board will also consider recommendations made by stockholders for director nominees who meet the established director criteria set forth above. In order to be considered by our Board, recommendations made by stockholders must be submitted within the timeframe required for director nominations by stockholders as provided in our bylaws. See “Stockholder Proposals and Director Nominations for 2019” below. In evaluating the persons recommended as potential directors, our Board will consider each candidate without regard to the source of the recommendation and take into account those factors that our Board determines are relevant. Stockholders may directly nominate potential directors (without the recommendation of our Board) by satisfying the procedural requirements for such nomination as provided in Article II, Section 11, of our bylaws.
Risk Oversight
Risk is inherent with every business and how well a business manages risk can ultimately determine its success. Our management team is responsible for our risk exposures on a day-to-day basis by identifying the material risks we face, implementing appropriate risk management strategies that are responsive to our risk profile, integrating consideration of risk and risk management into our decision-making process and, if necessary, promulgating policies and procedures to ensure that information with respect to material risks is communicated to our Board. Our Board has the responsibility to oversee and monitor these risk management processes by informing itself of material risks and evaluating whether management has reasonable controls in place to address the material risks; our Board is not responsible, however, for defining or managing our various risks. Our Board is regularly informed by management of potential material risks and activities related to those risks at Board meetings. Our executive officers generally attend all Board meetings and management is readily available to the Board to address any questions or concerns raised by the Board on risk management and any other matters. Our Board’s oversight of risk has not specifically affected its leadership structure.
Director Attendance at Annual Meeting
Our corporate governance guidelines encourage but do not require our directors to attend the annual meeting of stockholders. With the exception of Mr. Schwarz, who was not a director at the time, all of our directors attended our 2017 annual meeting of stockholders.

EXECUTIVE OFFICERS
Our executive officers are elected annually by our Board and serve at the discretion of our Board. Set forth below is information, as of the date of this proxy statement, regarding our executive officers:

Name	Age	Position
David S. Schwarz	40	Chief Executive Officer and President
Frank V. Saracino	52	Chief Financial Officer and Treasurer
Ann B. Harrington	37	General Counsel and Secretary
Set forth below is biographical information regarding each of our executive officers, other than Mr. Schwarz, whose biographical information is provided above under “Current Directors Who are Nominees for Re-election.”
Frank V. Saracino. Mr. Saracino has been our Chief Financial Officer and Treasurer since August 2015. In addition, Mr. Saracino served as Chief Financial Officer and Treasurer of each of NorthStar Real Estate Income Trust, Inc. and NorthStar Income II from August 2015 until January 2018, and has served as Chief Financial Officer and Treasurer of NorthStar Healthcare Income, Inc., or NorthStar Healthcare, since August 2015. Mr. Saracino has also served as the Chief Financial Officer and Treasurer of NorthStar Capital Fund since December 2015. Mr. Saracino is the Managing Director, Chief Financial Officer – Retail Companies of Colony Capital, a position he has held since January 2017. Mr. Saracino previously served as Chief Financial Officer – Non-Traded Companies of NSAM (now Colony Capital) from August 2015 to January 2017. Prior to joining NSAM in 2015, from July 2012 to December 2014, Mr. Saracino was with Prospect Capital Corporation, or Prospect, where he concentrated on portfolio management, strategic and growth initiatives and other management functions. In addition, during his tenure at Prospect, Mr. Saracino served as Chief Financial Officer, Chief Compliance Officer, Treasurer and Secretary of each of Priority Income Fund, Inc. and Pathway Energy Infrastructure Fund, Inc., and their respective investment advisers, and served as a Managing Director of Prospect Administration, LLC. Previously, Mr. Saracino was a Managing Director at Macquarie Group, and Head of Finance from August 2008 to June 2012 for its Americas non-traded businesses which included private equity, asset management, lease financing, private wealth, and investment banking. From 2004 to 2008, he served first as Controller and then as Chief Accounting Officer of eSpeed, Inc. (now BGC Partners, Inc.), a publicly-traded subsidiary of Cantor Fitzgerald. Prior to that, Mr. Saracino worked as an investment banker at Deutsche Bank advising clients in the telecom industry. Mr. Saracino started his career in public accounting at Coopers & Lybrand (now PricewaterhouseCoopers) where he earned a CPA and subsequently worked in internal auditing for The Dun & Bradstreet Corporation. He holds a Bachelor of Science in Accounting from Syracuse University.
Ann B. Harrington. Ms. Harrington has been our General Counsel and Secretary since February 2017. Ms. Harrington also serves as the General Counsel and Secretary of NorthStar Healthcare, a position she has held since May 2016. In addition, Ms. Harrington currently serves as Senior Vice President, Deputy General Counsel of Colony Capital a position she has held since January 2017, and previously served as Senior Corporate Counsel of NSAM (now Colony Capital) from January 2015 to January 2017. Prior to joining NSAM, Ms. Harrington served as an associate in the Corporate and Financial Services Group of Willkie Farr & Gallagher LLP from September 2008 through December 2014, where she advised public and private corporate clients with respect to capital markets transactions, mergers and acquisitions, securities laws compliance, corporate governance and other general corporate matters. Ms. Harrington holds a Bachelor of Arts from Princeton University in Princeton, New Jersey and a Juris Doctor from The Ohio State University Moritz College of Law in Columbus, Ohio.
EXECUTIVE COMPENSATION
We currently have no employees. Our day-to-day management functions are performed by our Advisor Entities and related affiliates. Our executive officers are all employees of our Co-sponsor or its affiliates and are utilized by our Advisor to provide management, acquisition, advisory and certain administrative services for us. We do not pay any of these individuals for serving in their respective positions. See “Certain Relationships and Related Transactions” below for a discussion of fees paid to our Advisor Entities and other affiliated companies.

DIRECTOR COMPENSATION
Independent Directors
Pursuant to the NorthStar/RXR New York Metro Real Estate, Inc. Independent Directors Plan, or the Independent Directors Plan, each of the Company’s three independent directors was paid an annual director’s fee of $65,000 in 2017. Mr. Wilson, who serves as our Audit Committee chairperson, was paid an additional fee of $10,000 in 2017. In addition, each of the Company’s three independent directors were granted 5,000 shares of Class A restricted common stock upon the Company making its first investment and 2,500 shares of Class A restricted common stock upon their re-election to the Board. Pursuant to the Independent Directors Plan, on the date following their re-election to our Board, each of the Company’s three independent directors receives an additional 2,500 shares of Class A restricted stock. The restricted stock generally vests over two years following the grant date; provided, however, that restricted stock will become fully vested on the earlier occurrence of: (i) the termination of the independent director’s service as a director due to his or her death or disability; or (ii) a change in our control. On August 20, 2018, the Board approved the termination of the Independent Directors Plan and, therefore, the independent directors will not receive any additional shares of common stock upon re-election. In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on our Board.
In 2017, our Board retained FTI Consulting, Inc., or FTI, a compensation consulting firm, to complete a competitive analysis of, and to provide a recommendation for, our independent director compensation program.
Directors who are our officers do not receive compensation as directors.
Director Compensation for 2017
The following table provides information concerning the compensation of our independent directors for 2017:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Dianne Hurley	$65,000	$25,278	$90,278
Lawrence J. Waldman	65,000	25,278	90,278
Winston W. Wilson	75,000	25,278	100,278
Total	$205,000	$75,834	$280,834
_______________________________________

(1)
Amounts include annual cash retainers. Fees paid to directors are currently incurred by our Advisor on our behalf and are classified as operating costs to the extent permitted by the 2%/25% Guidelines (as defined herein). See “Certain Relationships and Related Transactions.”

(2)
The compensation associated with the restricted shares of Class A common stock issued to the directors was based on a price of $10.1111 per share, which was the offering price for shares of Class A common stock in our public offering on the date the shares were issued to the directors.

In addition, we reimbursed all directors for reasonable out-of-pocket expenses incurred in connection with their services on our Board in 2017.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of August 9, 2018, the total number and the percentage of shares of our Common Stock beneficially owned by:

•	each of our directors and each nominee for director;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
The following table also sets forth how many shares of our Common Stock are beneficially owned by each person known to us to be the beneficial owner of more than five percent of the outstanding shares of our Common Stock. The percentages of Common Stock beneficially owned are based on an aggregate of 4,532,841 shares of our Common Stock outstanding as of August 9, 2018, including 2,075,591 shares of Class A common stock, 2,284,363 shares of Class T common stock and 172,887 shares of Class I common stock.

Name and Address of Beneficial Owner(1)	Number of Class A Shares Beneficially Owned	Percent of All Shares
Directors and Executive Officers(2)
Scott H. Rechler	—	—%
David S. Schwarz	—	—%
Dianne Hurley	11,366	*
Lawrence J. Waldman	11,163	*
Winston W. Wilson	11,163	*
Frank V. Saracino	—	—%
Ann B. Harrington	—	—%
Daniel R. Gilbert**	—	—%
Brett S. Klein**	—	—%
All directors and executive officers as a group	33,692	*
_____________________
*    Less than one percent.

**	Messrs. Gilbert and Klein have resigned from their positions with the Company effective December 15, 2017 and January 12, 2018, respectively.

(1)
Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares (i) “voting power,” which includes the power to vote or to direct the voting of such security; or (ii) “investment power,” which includes the power to dispose of or direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)
The address of Colony Capital, Inc. is 515 S. Flower St., 44th Floor, Los Angeles, CA 90071 and the address of certain of its subsidiaries and each of the directors and executive officers is 590 Madison Ave, 34th Floor, New York, NY 10022.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information, as of December 31, 2017, relating to our equity compensation plans pursuant to which grants of securities may be made from time-to-time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Stockholders(1)	—	—	1,970,000
Equity Compensation Plans Not Approved by Stockholders	N/A	N/A	N/A
Total	—	—	1,970,000
______________________________________________________________

(1)
We have adopted two equity compensation plans: NorthStar/RXR New York Metro Real Estate, Inc. Long-Term Incentive Plan, or the Long-Term Incentive Plan, and the Independent Directors Plan, which operates as a sub-plan of the Long-Term Incentive Plan. The maximum number of shares allowed to be issued under the Long-Term Incentive Plan (including the Independent Directors Plan), excluding the initial grant to the independent directors, is 10% of the outstanding shares of our Common Stock on the date of the grant. The Long-Term Incentive Plan was terminated on August 20, 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The following describes all transactions and currently proposed transactions between us and any related person since January 1, 2016, including transactions in which the related person had or will have a direct or indirect material interest. Our independent directors are specifically charged with and have examined the fairness of such transactions to our stockholders, and have determined that all such transactions are fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Ownership Interests
Pursuant to the limited partnership agreement of our Operating Partnership, an affiliate of our co-sponsors, or the Special Unit Holder, holds a subordinated participation interest entitling it to receive distributions equal to 15% of our net cash flows, whether from continuing operations, repayment of loans, disposition of assets or otherwise, provided that our stockholders have received, in the aggregate, cumulative distributions equal to their invested capital plus a 6.0% cumulative, non-compounded annual pre-tax return on such invested capital. In addition, the Special Unit Holder is entitled to a separate payment if it redeems its special units. The special units may be redeemed upon: (i) the listing of our Common Stock on a national securities exchange; (ii) a merger, consolidation or a sale of substantially all of our assets or any similar transaction or any transaction pursuant to which a majority of our Board then in office are replaced or removed; or (iii) the occurrence of certain events that result in the termination or non-renewal of our advisory agreement. If the event triggering the redemption is: (i) a listing of our shares on a national securities exchange, the redemption price will be calculated based on the average share price of our shares for a specified period; (ii) a merger, consolidation or a sale of substantially all of our assets or any similar transactions or any transaction pursuant to which a majority of our Board then in office are replaced or removed, the redemption price will be based on the value of the consideration received or to be received by us or our stockholders on a per share basis; or (iii) an underwritten public offering, the redemption price will be based on the valuation of the shares as determined by the initial public offering price in such offering. If the triggering event is the termination or non-renewal of our advisory agreement other than for cause, the redemption price will be calculated based on an appraisal or valuation of our assets, unless the termination is in connection with the events described under (ii) above, in which event the redemption price will be based on the consideration described under (ii). To date, we have not paid any distributions to the Special Unit Holder. As of the date of this proxy statement, our stockholders have not received, and assuming the Transaction is approved by our stockholders and successfully completed, we do not expect that our stockholders will receive in the aggregate, cumulative distributions equal to their invested capital plus a 6.0% cumulative, non-compounded annual pre-tax return on such invested capital. Accordingly, the Special Unit Holder will not receive any distributions with respect to its subordinated participating interest in connection with the Transaction.
Pursuant to a distribution support agreement, NorthStar Realty and RXR agreed to purchase 75% and 25%, respectively, of up to $10.0 million in shares of our Class A common stock at a price of $9.10 per share during the two year period following commencement of our offering, in certain circumstances in order to provide additional funds to support distributions to stockholders, if necessary. On December 23, 2015, NorthStar Realty and RXR purchased $1.5 million and $0.5 million in shares of Class A common stock, respectively, at $9.10 per share (reflecting that no selling commissions or dealer manager fees were paid) to satisfy our minimum offering requirement. From inception through December 31, 2017, pursuant to our distribution support agreement, NorthStar Realty and RXR purchased an additional 2,399 and 800 shares of Class A common stock, respectively, for an aggregate amount of approximately $29,000. We used the proceeds from such sales to make capital contributions to our Operating Partnership. The distribution support agreement terminated on March 31, 2018 upon termination of the primary portion of our initial public offering.
Advisor Entities
Subject to certain restrictions and limitations, the Advisor Entities are responsible for managing our affairs on a day-to-day basis and for identifying, acquiring, originating and asset managing investments on our behalf. Our Advisor Entities may delegate certain of their obligations to affiliated entities, which may be organized under the laws of the United States or foreign jurisdictions. For such services, to the extent permitted by law and regulations, our Advisor Entities receive fees and reimbursements from us, of which our Sub-Advisor generally receives 50% of all fees and up to 25% of all reimbursements.
We pay our Sub-Advisor, or its affiliates, development, leasing, property management and construction related service fees that are usual and customary for owners and operators in the geographic area of the property.
We pay our Advisor Entities the following fees:

•
Our Advisor Entities, or their affiliates, received a monthly asset management fee equal to one-twelfth of 1.0% of the cost of investments or sum of the amount funded or allocated for CRE investments, including expenses and any financing attributable to such investments, less any principal received on debt and securities investments (or our proportionate share thereof in the case of an investment made through a joint venture). Prior to February 7, 2017, the effective date for our amended advisory agreement, our Advisor Entities, or their affiliates, received a monthly asset management fee equal to 1.25% of the cost of investments. For the year ended December 31, 2016, we incurred $38,272 and paid $37,653 of asset management fees. For the year ended December 31, 2017, we incurred $255,411 and paid $198,821 of asset management fees. For the six months ended June 30, 2018, we incurred $187,238 and paid $181,404 of asset management fees.

•
Our Advisor Entities, or their affiliates, were entitled to receive reimbursement for direct and indirect operating costs incurred by our Advisor Entities in connection with administrative services provided to us. Our Advisor Entities allocate, in good faith, indirect costs to us related to our Advisor Entities and their affiliates’ employees, occupancy and other general and administrative costs and expenses in accordance with the terms of, and subject to the limitations contained in, the advisory agreement with our Advisor Entities. The indirect costs include our allocable share of our Advisor Entities compensation and benefit costs associated with dedicated or partially dedicated personnel who spend all or a portion of their time managing our affairs, based upon the percentage of time devoted by such personnel to our affairs. The indirect costs also include rental and occupancy, technology, office supplies and other general and administrative costs and expenses. However, there is no reimbursement for personnel costs related to executive officers and other personnel involved in activities for which our Advisor Entities receive an acquisition fee or a disposition fee. Our Advisor Entities allocate these costs to us relative to its and its affiliates’ other managed companies in good faith and has reviewed the allocation with our Board, including its independent directors. Our Advisor Entities will update the Board on a quarterly basis of any material changes to the expense allocation and will provide a detailed review to the Board, at least annually, and as otherwise requested by the Board. We reimburse our Advisor Entities quarterly for operating costs (including the asset management fee) based on a calculation for the four preceding fiscal quarters not to exceed the greater of: (i) 2.0% of our average invested assets; or (ii) 25.0% of our net income determined without reduction for any additions to reserves for depreciation, loan losses or other similar non-cash reserves and excluding any gain from the sale of assets for that period. Notwithstanding the above, we may reimburse our Advisor Entities for expenses in excess of this limitation if a majority of our independent directors determines that such excess expenses are justified based on unusual and non-recurring factors. We calculate the expense reimbursement quarterly based upon the trailing twelve-month period. For the year ended December 31, 2016, our Advisor Entities incurred approximately $4.6 million of operating costs on our behalf. For the year ended December 31, 2017, our Advisor Entities incurred approximately $2.2 million of operating costs on our behalf. For the six months ended June 30, 2018, our Advisor Entities incurred approximately $1.1 million of operating costs on our behalf.

•
Our Advisor Entities, or their affiliates, were entitled to receive reimbursement for organization and offering costs paid on behalf of us in connection with our offering. We are obligated to reimburse our Advisor Entities, or their affiliates, as applicable, for organization and offering costs to the extent the aggregate of selling commissions, dealer manager fees, distribution fees and other organization and offering costs do not exceed 15% of gross proceeds from our offering. We will not reimburse our Advisor Entities for any organization and offering costs that our independent directors determine are not fair and commercially reasonable to us. We record organization and offering costs each period based on an allocation of expected total organization and offering costs to be reimbursed. Organization costs are recorded in general and administrative expenses in our consolidated statements of operations and offering costs are recorded as a reduction to equity. For the year ended December 31, 2016, our Advisor Entities incurred organization and offering costs of approximately $22,000 and $1.4 million, respectively, on our behalf. For the year ended December 31, 2016, the ratio of offering costs to total capital raised was approximately 9.5%. For the year ended December 31, 2017, our Advisor Entities incurred organization and offering costs of approximately $1,000 and $1.2 million, respectively, on our behalf. For the year ended December 31, 2017, the ratio of offering costs to total capital raised was approximately 7.8%. For the six months ended June 30, 2018, our Advisor Entities incurred offering costs of approximately $0.3 million on our behalf. For the six months ended June 30, 2018, the ratio of offering costs to total capital raised was approximately 8.2%.

•	We reimburse our Advisor Entities for actual costs incurred in connection with the selection, origination or acquisition of an investment, whether or not acquired or originated.
Dealer Manager
At the time of our offering, NorthStar Securities, LLC, or our Dealer Manager, was a licensed broker-dealer registered with FINRA.
Pursuant to a dealer manager agreement, we paid our Dealer Manager selling commissions of up to 7.0% of gross proceeds from the sale of shares of Class A common stock and up to 2.0% of the gross proceeds from the sale of shares of Class T common stock issued in our primary offering, all of which were reallowed to participating broker-dealers. We paid our Dealer Manager a dealer manager fee of up to 3.0% of gross proceeds from the sale of shares of Class A common stock and up to 2.75% of the gross proceeds from the sale of shares of Class T common stock issued in our primary offering, a portion of which was typically reallowed to participating broker-dealers and paid to certain employees of our Dealer Manager.
In addition, we paid our Dealer Manager a distribution fee of up to 1.0% annually of gross proceeds from the sale of shares of Class T common stock issued in our primary offering, all of which were reallowed to participating broker-dealers. Our Dealer Manager would cease receiving distribution fees with respect to each share of Class T common stock upon the earliest to occur of the following: (i) a listing of our shares of Common Stock on a national securities exchange; (ii) such share of Class T common stock is no longer outstanding; (iii) our Dealer Manager’s determination that total underwriting compensation, with respect to all shares of Class A common stock and shares of Class T common stock would be in excess of 10% of the gross proceeds of our primary offering; or (iv) the end of the month in which total underwriting compensation, with respect to our shares of Class T common stock held by a stockholder within his or her particular account would be in excess of 10% of the stockholder’s total gross investment amount at the time of purchase of the primary shares of Class T common stock held in such account. In March 2018, although we had not paid underwriting compensation in excess of 10% of the gross proceeds of our primary offering, we determined that total underwriting compensation with respect to all Class A shares, Class T shares and Class I shares of common stock would have been in excess of 10% of the gross proceeds of our primary offering. As a result, our Dealer Manager ceased receiving distribution fees with respect to each share of Class T common stock as of March 31, 2018.
No selling commissions or dealer manager fees were paid for sales pursuant to our distribution reinvestment plan or our distribution support agreement.
As of June 30, 2018, we incurred and paid $1,467,385 and $1,467,385, respectively, in selling commissions, $1,009,167 and $1,009,167, respectively, in dealer manager fees and $170,248 and $170,248, respectively, in distribution fees.
Investments
As of June 30, 2018, all of our investments were structured through joint venture arrangements with VAF III, an institutional real estate investment fund affiliated with RXR. The Chief Executive Officer of RXR is a member of our board.
NorthStar Realty and Investment in RXR Equity
In December 2013, NorthStar Realty, which is now a subsidiary of Colony Capital, entered into a strategic transaction with RXR. The investment in RXR includes an approximate 27% equity interest. Colony Capital may be entitled to certain fees in connection with RXR’s investment management business.
In March 2017, Colony Capital, through an affiliate, committed $25.0 million to VAF III for the purposes of investing in commercial real estate located in New York City. As of June 30, 2018, Colony Capital has funded $10.5 million to VAF III, and had a remaining unfunded commitment of $14.5 million.
The Transaction
Certain directors and officers may have interests in in Colony Capital, CLNC and/or RXR. Scott H. Rechler is Chairman of our Board and Chief Executive Officer of our Sub-Advisor and also serves as Chairman of the advisory board and Chief Executive Officer of our Co-Sponsor, RXR. David S. Schwarz is a Managing Director at our Co-Sponsor, Colony Capital.
Pursuant to the Jane Street Sale Agreement, the Company, together with VAF III, will convey its interest in the Jane Street Loan to a subsidiary of CLNC, which is managed by a subsidiary of one of our Co-Sponsors and an affiliate of our Advisor.
The Advisor Entities incur operating costs in managing the Company that, while reimbursable by the Company, are subject to reimbursement limitations under the Company’s charter and the Advisory Agreement. As of June 30, 2018, the Advisor Entities incurred costs that are in excess of such reimbursable limitations in the amount of $14.0 million. Although it is not compensation that will be paid to the Advisor Entities, the successful closing of the Transaction will allow the Advisor Entities to cease incurring costs that are subject to these limitations. However, if the Transaction does not close, the Advisor Entities could decide to not renew the Advisor Agreement (which is subject to annual renewals upon mutual consent of the Company and the Advisor Entities) in June 2019 to limit their exposure in this regard.
For more information, see “The Transaction” and “The Transaction Agreements” on pages 24 and 36.

Borrowing Policies
Except in limited circumstances as described below, we may not make any loans to our Co-Sponsors, our directors, our Advisor Entities or any of their affiliates nor may we borrow money from our Co-Sponsors, our directors, our Advisor Entities or any of their affiliates.
Policies Governing Related Person Transactions
In order to reduce or eliminate certain potential conflicts of interest, our charter and our advisory agreement contain restrictions and conflict resolution procedures relating to transactions we enter into with our Co-Sponsors, our Advisor Entities, our directors or their respective affiliates. The types of transactions covered by these policies include the compensation paid to our Advisor Entities, decisions to renew our advisory agreement, acquisitions or leases of assets, mortgages and other types of loans and any other transaction in which our Co-Sponsors, our Advisor Entities or any of our directors have an interest, reimbursement of operating expenses in excess of the 2%/25% Guidelines, issuances of options and warrants and repurchases of shares. Under the restrictions, these transactions, if permitted, must be approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in such transaction.
In addition to the provisions in our charter restricting related party transactions, our Board has adopted the following conflicts of interest policy prohibiting us from entering into certain types of transactions with our directors, our Advisor Entities, our Co-Sponsors or any of their affiliates in order to further reduce the potential for conflicts inherent in transactions with affiliates. As required by our charter, we will not purchase investments from our Co-Sponsors or their affiliates without a determination by a majority of our Board (including a majority of our independent directors) not otherwise interested in the transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the investment to our Co-Sponsors or their affiliate or, if the price to us is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable; provided that in no event shall the cost of such investment to us exceed its current appraised value. In addition, pursuant to this conflicts of interest policy, we will not borrow money from our directors, our Co-Sponsors, our Advisor Entities or any of their affiliates unless a majority of our Board (including a majority of our independent directors) not otherwise interested in the transaction approves the transaction as being fair, competitive and commercially reasonable and no less favorable to us than loans between unaffiliated parties under the same circumstances. We will also not loan money (except in the case of mortgages and subject to the requirements of our charter) to our directors, our Co-Sponsor, our Advisor Entities or any of their affiliates. Unless otherwise permitted by our charter, we will not engage in any other transaction with our directors, our Co-Sponsors, our Advisor Entities or any of their affiliates unless a majority of our Board (including a majority of independent directors) not otherwise interested in the transaction approves the transaction as being fair and reasonable to us and on terms and conditions no less favorable to us than those available from unaffiliated parties. We will not amend these policies unless a majority of our Board (including a majority of our independent directors) approves the amendment following a determination that the amendment is in the best interests of our company.
Director Independence
Although our shares are not listed on the NYSE or any other national securities exchange, our Board has affirmatively determined at a meeting held on March 15, 2018, that all of the members of our Board, except Messrs. Rechler and Schwarz, were independent under the NYSE rules. In determining director independence, our Board reviewed, among other things, whether any transactions or relationships exist currently or, existed since our incorporation, between each director and the Company and its subsidiaries, affiliates and equity investors or independent auditors. In particular, our Board reviewed current or recent business transactions or relationships or other personal relationships between each director and the Company, including such director’s immediate family and companies owned or controlled by the director or with which the director was affiliated. The purpose of this review was to determine whether any such transactions or relationships failed to meet any of the objective tests promulgated by the NYSE for determining independence or were otherwise sufficiently material as to be inconsistent with a determination that the director is independent. Our Board also examined whether there were any transactions or relationships between each director and members of our senior management or our affiliates.
In addition, we have determined that all of the members of our Board, except Messrs. Rechler and Schwarz, are independent pursuant to the definition of independence in our charter, which is based on the definition included in the North American Securities Administrators Association, Inc.’s Statement of Policy Regarding Real Estate Investment Trusts, as revised and adopted on May 7, 2007. Our charter is available on our website at www.northstarrxrreit.com under the heading “Investor Relations—Corporate Governance.”

AUDIT COMMITTEE REPORT
The following is a report of the Audit Committee of the Board of Directors, or the Board, of NorthStar/RXR New York Metro Real Estate, Inc., or the Company. Each of the three Audit Committee members is independent as such term is defined under the New York Stock Exchange listing standards and applicable Securities and Exchange Commission, or SEC, regulations.
The primary purpose of the Audit Committee is to assist the Board with the oversight of: (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (2) the soundness of the Company’s systems of internal controls regarding finance and accounting compliance, (3) the independence and qualifications of the Company’s independent auditors, (4) the performance of the Company’s internal audit function and its independent auditors, and (5) the Company’s compliance with legal and regulatory requirements. The Audit Committee operates under a written charter which more fully describes the Audit Committee’s function. A copy of the charter is available under the corporate governance section of the Company’s website.
In discharging its oversight role, the Audit Committee reviewed and discussed with the Company’s management the audited consolidated financial statements for the fiscal year ended December 31, 2017. The Audit Committee discussed with Grant Thornton LLP, or Grant Thornton, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, or the PCAOB. The Audit Committee has also received the written disclosures and letter from the independent accountant required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee also discussed with Grant Thornton its independence. Based on such review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.
This report of the Audit Committee does not constitute soliciting material and should not be considered filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference therein.
Audit Committee:
Winston W. Wilson, Chairman
Dianne Hurley
Lawrence J. Waldman

INDEPENDENT ACCOUNTANTS
Fees Paid to Independent Registered Public Accounting Firm
Aggregate fees for professional services rendered for us by Grant Thornton for the years ended December 31, 2017 and 2016 were as follows:

	Years Ended December 31,
Type of Fee	2017	2016
Audit(1)	$240,992	$128,625
Audit-related	—	—
Tax	—	—
Other	—	—
Total	$240,992	$128,625
____________________

(1)	Audit fees paid by our Advisor on our behalf.
Fees for audit services for the years ended December 31, 2017 and 2016 include fees associated with the annual audits for such years, including the quarterly review of our Quarterly Reports on Form 10-Q, for each of the three-month periods ended March 31, June 30 and September 30, 2017 and 2016, the examination of our Annual Report on Form 10-K for the fiscal years ended December 31, 2017 and 2016 and for other attest services, including issuance of consents and review of our registration statements and other documents filed by us with the SEC, if any. Fees for audit services are currently incurred by our Advisor on our behalf and are classified as offering and operating costs. See “Certain Relationships and Related Transactions.”
Audit Committee Pre-Approval Policy
In accordance with applicable laws and regulations, our Audit Committee reviews and pre-approves any audit and non-audit services to be performed by the Company’s independent registered public accounting firm to ensure that the work does not compromise its independence in performing audit services. The responsibility for pre-approval of audit and permitted non-audit services includes pre-approval of the fees for such services and the other terms of the engagement. Our Audit Committee annually reviews and pre-approves all audit, audit-related, tax and all other services that are performed by the Company’s independent registered public accounting firm. The Audit Committee approved all of the services listed in the table above. In some cases our Audit Committee may pre-approve the provision of a particular category or group of services for up to a year, subject to a specified budget.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2019
Proposals received from stockholders in accordance with Rule 14a-8 under the Exchange Act are eligible for consideration for inclusion in the proxy statement for the 2019 annual meeting of stockholders if they are received by us on or before May 15, 2019. Stockholder proposals must be directed to the Secretary, NorthStar/RXR New York Metro Real Estate, Inc., at 590 Madison Ave, 34th Floor, New York, New York 10022. In order for a stockholder proposal submitted outside of Rule 14a-8 or a director nomination to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposal must be received by us within the timeframe for submission of stockholder proposals and director nominations under our current bylaws. In order for a proposal to be “timely” under our current bylaws, proposals of stockholders made outside of Rule 14a-8 under the Exchange Act and director nominations must be submitted, in accordance with the requirements of our current bylaws, not later than 5:00 p.m., Eastern time, on May 15, 2019 and not earlier than April 15, 2019; provided, however, in the event that the date of the 2019 annual meeting of stockholders is advanced or delayed by more than 30 days from October 17, 2019, a proposal by a stockholder to be timely must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., local time, on the later of: (i) the 120th day prior to the date of such annual meeting; or (ii) the tenth day following the day on which public announcement of the date of such meeting is first made.
INCORPORATION BY REFERENCE
This proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.
OTHER MATTERS
Our Board or Special Committee knows of no other matters that have been submitted for consideration at this annual meeting. If any other matters properly come before our stockholders at this annual meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in accordance with their discretion.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among

COLONY CAPITAL INVESTMENT HOLDCO, LLC,

CNI NS/RXR ADVISORS, LLC,

CNI NS/RXR ADVISORS MERGER SUBSIDIARY, LLC,
and

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.

dated as of AUGUST 20, 2018

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated August 20, 2018, is by and among COLONY CAPITAL INVESTMENT HOLDCO, LLC, a Delaware limited liability company (“Tax Parent”), CNI NS/RXR ADVISORS, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Tax Parent (“Parent”), CNI NS/RXR ADVISORS MERGER SUBSIDIARY, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC., a Maryland corporation (the “Company”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Tax Parent, Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Parties wish to effect a business combination through a merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”), and each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive the Per Share Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, a special committee (the “Special Committee”) of independent directors of the board of directors of the Company (the “Company Board of Directors”) has (a) determined and declared that the Merger and the other transactions contemplated by this Agreement, including, without limitation, the sale of all or substantially all of the Company’s assets (the “Sale”) to effectuate the Merger (collectively, the “Transactions”) are advisable and in the best interests of the Company and (b) recommended to the Company Board of Directors that it (i) approve this Agreement, the Merger and the other Transactions and (ii) recommend to the stockholders of the Company the Company Stockholder Approvals (as they may be combined or separately required to be proposed or presented);

WHEREAS, the Company Board of Directors has (a) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger and the other Transactions, (b) directed that the Merger and the Sale be submitted for consideration at a meeting of the Company’s stockholders and (c) resolved to recommend that the Company’s stockholders vote in favor of the approval of the Merger, the Sale and the other Transactions, to the extent such other Transactions are required under the MGCL to be voted on by the stockholders of the Company (as they may be combined or separately required to be proposed or presented), and to include such recommendation in the Proxy Statement (the “Company Board Recommendation”);

WHEREAS, Parent, in its capacity as the sole managing member of Merger Sub, and Merger Sub have taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other Transactions; and

WHEREAS, Tax Parent, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
AGREEMENT
ARTICLE I
THE COMPANY MERGER

Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the DLLCA, at the Merger Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, the Surviving Entity will continue to be a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the MGCL and the DLLCA, including that all of the rights, privileges and powers of the Company and Merger Sub, and all property, real, personal and mixed, and all debts due to either of the Company or Merger Sub, as well as all other things and causes of action belonging to each, shall be vested in the Surviving Entity, and shall thereafter be the property of the Surviving Entity, and the title to any real property vested by deed or otherwise, under the laws of the State of Delaware, in the Company and Merger Sub shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and all liens upon any property of any of the Company and Merger Sub shall be preserved unimpaired, and all debts, liabilities and duties of the Company and Merger Sub shall attach to the Surviving Entity, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place (a) at 10:00 a.m., New York time, at the New York offices of Colony Capital, Inc., on the second (2nd) business day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (b) at such other date or place as is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 1.3    Effective Time. On the Closing Date, the Company, Parent, and Merger Sub shall (i) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL, (ii) cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the DSOS in accordance with the DLLCA and (iii) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL or the DLLCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is duly filed with the DSOS or on such other date and time (not to exceed five (5) business days from the date the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is duly filed with the DSOS) as shall be agreed to by the Company and Parent and specified in the Articles of Merger and the Certificate of Merger (such date and time being hereinafter referred to as the “Merger Effective Time”).

Section 1.4    Governing Documents. At the Merger Effective Time, the certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended, subject to Section 6.1, in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.

Section 1.5    Manager and Officers of the Surviving Entities. The manager of Merger Sub immediately prior to the Merger Effective Time shall be and become the manager of the Surviving Entity as of the Merger Effective Time. The officers of Merger Sub immediately prior to the Merger Effective Time shall be and become the officers of the Surviving Entity as of the Merger Effective Time.

Section 1.6    Tax Consequences. The Parties intend that, for U.S. federal, and applicable state and local, income tax purposes, the Merger will be treated as a taxable sale by the Company of all of the Company’s assets to Tax Parent in exchange for the Merger Consideration and the assumption of all of the Company’s liabilities, followed by the distribution of such Merger Consideration to the stockholders of the Company in liquidation of the Company pursuant to Section 331 and Section 562 of the Code, and that this Agreement be, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes. The Parties agree not to take any position that is inconsistent with the foregoing for all U.S. federal, and applicable state and local, tax purposes.
ARTICLE II
TREATMENT OF SECURITIES

Section 2.1    Treatment of Capital Stock.

(a)At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or of Merger Sub:

(i)Treatment of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than Company Shares to be cancelled in accordance with Section 2.4(a) and Company Shares held by the Co-Sponsors and repurchased by the Company pursuant to the Co-Sponsor Share Repurchase Letters) shall be converted into the right to receive the Per Share Merger Consideration, subject to adjustment as provided in Section 2.1(b) and subject to any applicable withholding Tax. From and after the Merger Effective Time, all such Company Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Company Share shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration upon the surrender of such Company Share in accordance with Section 2.2.

(ii)Treatment of Merger Sub Membership Interests. All membership interests of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain issued and outstanding as membership interests of the Surviving Entity.

(b)Adjustment to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock issued and outstanding after the date hereof and prior to the Merger Effective Time so as to provide the holders of Company Common Stock with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration or other dependent item.

Section 2.2    Payment for Securities.

(a)Exchange Fund. Prior to the Merger Effective Time, Parent shall designate DST Systems Inc. to act as the exchange agent in connection with the Merger (the “Exchange Agent”). At or prior to the Merger Effective Time, the Company shall deposit, or cause to be deposited, with the Exchange Agent cash in immediately available funds in an amount sufficient to pay the aggregate Per Share Merger Consideration (the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock and the Surviving Entity (solely to the extent any amounts in the Exchange Fund are in excess of the amounts payable pursuant to Section 2.1(a)(i)). In the event the Exchange Fund shall be insufficient to pay the aggregate Per Share Merger Consideration, Parent shall, or shall cause Merger Sub to, promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund may be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of shares of Company Common Stock pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Entity on the earlier of (i) one (1) year after the Merger Effective Time or (ii) the full payment of Merger Consideration to all holders of shares of Company Common Stock from the Exchange Fund; provided, that any amounts in the Exchange Fund in excess of the amounts payable under Section 2.1(a)(i) shall be promptly paid to the Surviving Entity.

(b)Procedures for Surrender. Promptly after the Merger Effective Time each non-certificated Company Share represented by book-entry (“Book-Entry Shares”) shall be surrendered upon delivery of an “agent’s message” to the Exchange Agent or to such other agent or agents as may be appointed by Parent or the Surviving Entity. The holder of such Book-Entry Share shall be entitled to receive in exchange therefor a wire transfer representing the Per Share Merger Consideration for each share of Company Common Stock formerly represented by such Book-Entry Share pursuant to the provisions of this Article II, and the Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Payment of the applicable Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Book-Entry Share shall be deemed at any time after the Merger Effective Time, to represent only the right to receive the Per Share Merger Consideration as contemplated by this Article II, without interest thereon.

(c)Transfer Books; No Further Ownership Rights in Company Shares. At the Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Merger Effective Time, the holders of Company Shares issued and outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law. If, after the Merger Effective Time, Book-Entry Shares are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Merger Effective Time, the Surviving Entity shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Book- Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Entity and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Per Share Merger Consideration, payable upon due surrender of their Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, Parent or the Exchange Agent or any other Person shall be liable to any holder of a Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.3    Dissenter’s Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.

Section 2.4    Treatment of Restricted Company Shares.

(a)Immediately prior to the Merger Effective Time, all issued and outstanding shares of restricted stock (the “Restricted Company Shares”) under the Company’s Equity Plan (whether or not vested) shall become immediately vested and all restrictions thereupon shall lapse, and such Restricted Shares shall be cancelled in exchange for the right to receive, with respect to each Restricted Company Share so cancelled, subject to Section 2.5, an amount equal to the Per Share Merger Consideration in accordance with Section 2.1(a) and Section 2.2.

(b)The Company shall take appropriate corporate actions to effectuate the treatment of the Restricted Company Shares as contemplated by this Section 2.4.

Section 2.5 Withholding. All amounts payable pursuant to this Article II shall be paid without interest (unless otherwise noted). Any payments made pursuant to this Agreement shall be net of all applicable withholding Taxes that the Company, Tax Parent, Parent, Merger Sub or the Exchange Agent, as the case may be, may be required to deduct and withhold under applicable Law (including, but not limited to, Section 1445 of the Code). To the extent that amounts are so deducted and withheld by the applicable payor and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to the disclosures in the Company SEC Documents (excluding any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein relating to information, factors or risks that are predictive, cautionary or forward-looking in nature).

Section 3.1    Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to conduct its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in compliance with the terms of the Company Governing Documents in all material respects.

Section 3.2    Capitalization.

(a)The authorized capital stock of the Company consists of (i) 400,000,000 shares of Company Common Stock, of which 120,000,000 are classified as Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), 240,000,000 are classified as Class T Common Stock, $0.01 par value per share (the “Class T Common Stock”), and 40,000,000 are classified as Class I Common Stock, $0.01 par value per share (the “Class I Common Stock”), and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). At the close of business on August 17, 2018, and, subject to any changes permitted in accordance with Section 5.1, at the Closing Date, (A) 4,532,840.778 shares of Company Common Stock were issued and outstanding (which includes 2,812.5 Restricted Company Shares) comprised of 2,075,591.530 shares of Class A Common Stock, 2,284,362.898 shares of Class T Common Stock, and 172,886.350 shares of Class I Common Stock, (B) no shares of Preferred Stock were issued or outstanding, (C) 1,970,000 shares of Company Common Stock were reserved for issuance in connection with future grants of awards under the Company Equity Plan and (D) no shares of Company Common Stock were reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Company Equity Plan. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 3.2, there is no other outstanding capital stock of the Company. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except for the Restricted Company Shares or Special Limited Partnership Units in NorthStar/RXR Operating Partnership, LP, there are no (x) options, warrants, calls, LTIP units or profits interest units, stock appreciation rights, restricted stock, restricted stock units, “phantom” stock rights, performance units, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of the Company, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Company Equity Interests”) or (y) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Shares or any capital stock of, or other Company Equity Interests in, the Company, any Company Subsidiary or any other Person, including under any stock repurchase plan, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any Company Subsidiary or any other Person.

(b)There are no voting trusts, proxies or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of Company Common Stock or any capital stock of, or other Company Equity Interest of, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other Company Equity Interests. No Company Shares are owned by any Company Subsidiary.

(c)All dividends or other distributions on the shares of Company Common Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 3.3    Authorization; Validity of Agreement; Company Action. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company, pursuant to the MGCL, the DLLCA or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject to the Company Stockholder Approvals and the filing with, and acceptance for record by, the SDAT of the Articles of Merger and the due filing of the Certificate of Merger with the DSOS. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Tax Parent, Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 3.4    Board Approvals.

(a)The Company Board of Directors at a duly held meeting has, upon the unanimous recommendation of the Special Committee, unanimously, (i) determined that this Agreement, the Merger and the other Transactions are advisable, and in the best interests of the Company, (ii) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Merger and the other Transactions, (iii) directed that the Merger and the Sale be submitted for consideration at the Company Stockholder Meeting, and (iv) resolved to make the Company Board Recommendation and to include such Company Board Recommendation in the Proxy Statement.

Section 3.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any of the other Transactions, or compliance by the Company with any of the provisions of this Agreement will (a) contravene, conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any Subsidiary of the Company, (b) require any filing by the Company or any Subsidiary of the Company with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental, quasi-governmental or other regulatory authority, instrumentality or agency, whether foreign, federal, state, local or supranational (a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) any filings as may be required under the MGCL, or the DLLCA in connection with the Merger, (iii) such filings with the Securities and Exchange Commission (the “SEC”) as may be required to be made by the Company in connection with this Agreement and the Merger, including a proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”), or (iv) such filings as may be required in connection with state and local transfer Taxes), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract of the Company or its Subsidiaries, (d) violate any Order or Law applicable to the Company or any Company Subsidiaries or any of their properties, assets or operations, or (e) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiaries; except in each of clauses (b), (c), (d) or (e) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Takeover Statutes. The Company Board of Directors has taken all action necessary to render inapplicable to the Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other Transactions.

Section 3.7 Dissenters’ Rights. No dissenters’, appraisal or similar rights are available to the holders of Company Common Stock with respect to the Merger or the other Transactions.

Section 3.8 Vote Required. The Company Stockholder Approvals are the only vote of the holders of any class or series of shares of stock of the Company necessary to approve the Transactions, including the Merger.

Section 3.9 No Broker. Except for Robert A. Stanger & Co., Inc., no broker, finder or financial advisor or other person is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees from the Company or its subsidiaries in connection with the transactions contemplated hereby by reason of any contract or other arrangement or understanding entered into with any the Company, its subsidiaries or any of their respective directors, officers, employees, representatives or agents.

Section 3.10 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Tax Parent, Parent and Merger Sub represent and warrant to the Company, jointly and severally, as set forth in this Article IV.

Section 4.1    Organization and Qualification; Subsidiaries. Each of Tax Parent, Parent and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to conduct its business as now being conducted. Each of Tax Parent, Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, Parent Material Adverse Effect.

Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Tax Parent, Parent and Merger Sub has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Tax Parent, Parent and Merger Sub of this Agreement and the consummation by each of them of the Transactions have been duly and validly authorized by all necessary limited liability company action on the part of Tax Parent, Parent and Merger Sub, and no other limited liability company action on the part of any of Tax Parent, Parent and Merger Sub, pursuant to the MGCL, the DLLCA or otherwise, is necessary to authorize the execution and delivery by Tax Parent, Parent and Merger Sub of this Agreement and the consummation by them of the Transactions, subject, in the case of the Merger, to the filing of the Articles of Merger with, and acceptance for record by, the SDAT and the due filing of the Certificate of Merger with the DSOS. This Agreement has been duly executed and delivered by Tax Parent, Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Tax Parent, Parent and Merger Sub enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 4.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Tax Parent, Parent and Merger Sub, the consummation by Tax Parent, Parent and Merger Sub of the Merger or any of the other Transactions or compliance by Tax Parent, Parent and Merger Sub with any of the provisions of this Agreement will (a) contravene, conflict with or result in any breach of any provision of the Parent Governing Documents or the Merger Sub Governing Documents, (b) require any filing by Tax Parent, Parent and Merger Sub with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the MGCL or the DLLCA in connection with the Merger and (iii) such filings as may be required in connection with state and local transfer Taxes), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract of Tax Parent, Parent or Merger Sub or their Subsidiaries, (d) violate any Order or Law applicable to Tax Parent, Parent or Merger Sub or their Subsidiaries or any of their properties, assets or operations, or (e) result in the creation or imposition of any Lien on any asset of Tax Parent, Parent or Merger Sub or their Subsidiaries; except in each of clauses (b), (c), (d) or (e) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Solvency. None of Tax Parent, Parent or Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions, including the payment of the aggregate Merger Consideration and any other repayment or refinancing of debt that may be contemplated, assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, or the waiver of such conditions and (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof, and payment of all related fees and expenses, the Surviving Entity will be Solvent. For purposes of this Section 4.4, the term “Solvent” with respect to the Surviving Entity means that, as of any date of determination, (x) the amount of the fair saleable value of the assets of the Surviving Entity and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Entity and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Entity and its Subsidiaries, taken as a whole on their respective existing debts (including contingent liabilities) as such debts become absolute and matured; (y) the Surviving Entity will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (z) the Surviving Entity will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.5 Takeover Statutes. No Takeover Statutes are applicable to this Agreement, the Merger or the other Transactions.

Section 4.6 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, none of Tax Parent, Parent or Merger Sub or any other Person makes any express or implied representation or warranty with respect to Tax Parent, Parent or Merger Sub or with respect to any other information provided to the Company and its Subsidiaries in connection with the Transactions.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that between the date of this Agreement and the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as required pursuant to this Agreement, (b) as may be required by Law or (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of the Company Subsidiaries to, (x) conduct its business in all material respects in the ordinary course of business consistent with past practice and (y) use their respective reasonable best efforts to maintain in all material respects their assets and properties in their current condition (ordinary wear and tear excepted), preserve their business organizations intact in all material respects, and maintain existing relations and goodwill with Governmental Entities, alliances, customers, lenders, tenants and business associates in all material respects. Without limiting the generality of the foregoing, and except (i) as required pursuant to this Agreement, (ii) as required by Law, (iii) as is in the ordinary course of business of the Company consistent with past practice or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), between the date of this Agreement and the Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(a)amend its charter, bylaws or equivalent organizational documents;

(b)adjust, split, combine, subdivide or reclassify any shares of capital stock of the Company or any Company Subsidiary;

(c)except with respect to the Sales Transactions, sell, pledge, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except pledges and encumbrances on property and assets in the ordinary course of business consistent with past practices and that would not be material to any Company property or any assets of the Company or any Company Subsidiary, with respect to property or assets;

(d)incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary);

(e)make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary;

(f)enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any contract of the Company or its Subsidiaries, other than any termination or renewal in accordance with the terms of such existing contract that occur automatically without any action by the Company or any Company Subsidiary;

(g)waive, release, assign, commence, settle or compromise any pending or threatened claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (each, a “Legal Proceeding”), (A) of or against the Company or any of its Subsidiaries or (B) involving any present, former or purported holder or group of holders of the Company Common Stock;

(h)(A) enter into or adopt any Benefit Plan or (B) grant any awards under the Company Equity Plan;

(i)make any material change to its methods of accounting in effect at December 31, 2017, except as required by a change in accounting principles generally accepted in the United States of America (“GAAP”) (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(j)enter into any new line of business;

(k)knowingly take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for U.S. federal income tax purposes or (2) a REIT, a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”) under the applicable provisions of Section 856 of the Code, as the case may be;
(l)(A) make, change or rescind any material election relating to Taxes, (B) change a material method of Tax accounting, (C) file or amend any material Tax Return, (D) settle or compromise any material U.S. federal, state, local or foreign Tax liability, audit, claim or assessment, (E) enter into any material closing agreement related to Taxes, (F) knowingly surrender any right to claim any material Tax refund, or (G) give or request any waiver of a statute of limitation with respect to any Tax Return, except in each case (i) if required by Law or (ii) if necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a REIT, Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(m)adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any Sales Transactions or as contemplated by this Agreement;

(n)take any action under the Company Governing Documents or otherwise (including by resolution) that would give dissenters’, appraisal or similar rights to the holders of Company Common Stock with respect to the Merger or the other Transactions; or

(o)authorize, commit or agree to take, or take any action inconsistent with, any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from (a) authorizing, declaring or paying dividends and other distributions in the ordinary course of business consistent with past practice or (b) taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of the Company. If the Company determines that it is necessary to take any such action, it shall notify Parent as soon as reasonably practicable prior to the taking of such action.

Section 5.2    Proxy Statement; Company Stockholder Meeting.

(a)As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form, with respect to the Company Stockholder Meeting. Parent and Merger Sub shall cooperate with the Company and furnish all information concerning Parent and Merger Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement. The Company shall notify Parent as promptly as practicable upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall provide (i) copies of all written correspondence or (ii) a summary of all oral communications, in each case between it and its Representatives, on the one hand, and the SEC, on the other hand, to Parent as promptly as practicable.  The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement and to cause the Proxy Statement in definitive form to be mailed or otherwise made available to the Company’s stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for release to the Company’s stockholders.  If, at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC as promptly as practicable and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b)The Company shall, as promptly as reasonably practicable after the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold an annual or special meeting of its stockholders for the purposes of, among others, obtaining the Company Stockholder Approvals and voting on a proposal to adjourn the Company Stockholder Meeting, if there are not sufficient votes to obtain the Company Stockholder Approvals.  The notice of the Company Stockholder Meeting shall state that proposals to approve the Sale, the Merger and, if needed, an adjournment will be considered at the Company Stockholder Meeting.  Subject to Section 6.5(a), (x) the Company Board of Directors shall make the Company Board Recommendation and shall include such Company Board Recommendation in the Proxy Statement and (y) the Company shall use its reasonable best efforts to solicit the Company Stockholder Approvals.  The Company shall provide updates to Parent with respect to the proxy solicitation for the Company Stockholder Meeting (including interim results) as reasonably requested by Parent.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1    Directors’ and Officers’ Insurance and Indemnification.

(a)Parent shall, and shall cause the Surviving Entity to, honor and fulfill, and the Surviving Entity shall honor and fulfill, in all respects, the rights of the directors and officers of the Company and other persons (collectively, the “Covered Persons”) to indemnification and exculpation from liability to the fullest extent provided under applicable Law, under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Merger Effective Time, including in connection with the approval of this Agreement and the Transactions. For a period of six (6) years following the Closing, the organizational documents of the Parent and the Surviving Entity shall contain provisions no less favorable with respect to indemnification and limitations on liability of Covered Persons than are set forth in the Company Governing Documents as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Closing in any manner that would affect adversely the rights thereunder of Covered Persons, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(b)Prior to Closing, Parent shall (i) have provided a copy of the existing insurance coverage under the director and officer umbrella insurance policy of Colony Capital, Inc., a Maryland corporation and a co-sponsor of the Company (the “CLNY Policy”) that indicates present and former directors and officers of the Company are covered under such CLNY Policy, and (ii) obtain and fully pay for additional coverage of present and former directors and officers of the Company in an amount and form reasonably acceptable to the members of the Special Committee; provided the Company shall reimburse Parent for any costs incurred under subclause (ii) of this sentence. Parent shall maintain the insurance contemplated by this Section 6.1(b) for a period of six (6) years from and after the Merger Effective Time.

(c)If Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent and the Surviving Entity or their successors or assigns, as the case may be, shall assume the obligations set forth in this Section 6.1.

(d)Parent and the Surviving Entity to the maximum extent permitted by Law shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Covered Person in enforcing this Section 6.1.

(e)The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.1, and may seek to enforce any provision hereof, and this Section 6.1 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.2 Obligations of Merger Sub. Parent and Merger Sub shall take all action necessary to cause Parent, Merger Sub and the Surviving Entity to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.3 Security Holder Litigation. In the event that any Legal Proceeding related to this Agreement, the Merger or the other Transactions is brought against the Company and/or its officers, directors and/or Representatives by security holders of the Company (a “Security Holder Litigation”), the Company shall promptly notify Parent of such litigation and shall keep Parent informed on a current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in the defense and settlement of any such litigation against the Company and/or its directors by security holders of the Company, and no settlement thereof shall be agreed to without Parent’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, any Security Holder Litigation is an Expense of the Company.
Section 6.4 Pre-Closing Merger Consideration Determination. On or before the fifth business day prior to the proposed Closing, the Company shall prepare and deliver to the Parent estimates of the Merger Consideration and constituent parts thereof. Not more than two (2) business days following receipt of such estimates, Parent shall notify the Company as to whether Parent accepts such estimates. In the event that an estimate is accepted by Parent, then such estimate shall become the Merger Consideration. In the event that the Parent objects to such estimate, the Company and Parent shall negotiate and resolve such dispute in good faith prior to the Closing to determine the Merger Consideration; provided, however, if such dispute is not resolved by the Closing, the Company and Parent shall submit the matter to an appropriate accounting firm to determine and the Closing shall be delayed until the such accounting firm makes a final determination.

Section 6.5 Company Acquisition Proposals.

(a)If on or after the date of this Agreement and at any time prior to the Company Stockholder Approvals being obtained: (i) the Company receives a bona fide Company Acquisition Proposal, (ii) the Company Board of Directors has determined, after consultation with its outside legal counsel, that failure to consider such Company Acquisition Proposal would be inconsistent with the duties of the directors of the Company under applicable Law, and (iii) the Company gives Parent at least two (2) Business Days prior written notice of the material terms and conditions of such Company Acquisition Proposal and the Company’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Company Acquisition Proposal then, subject to compliance with this Section 6.5, the Company may:

(i)engage in negotiations or discussions with such Person who has made the bona fide Company Acquisition Proposal and provide information in response to a request therefor by a Person who has made such Company Acquisition Proposal; and

(ii)adopt, approve or recommend, or publicly propose to adopt, approve or recommend such Company Acquisition Proposal, including entering into an agreement with respect thereto.

If on or after the date of this Agreement and at any time prior to the Company Stockholder Meeting, the Company Board of Directors shall have determined, after consultation with its outside legal counsel, that the Company Board Recommendation would be inconsistent with the duties of the directors of the Company under applicable Law as a result of a Company Acquisition Proposal, the Company may (A) withdraw or qualify (or modify or amend in a manner adverse to Parent and Merger Sub), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to Parent and Merger Sub), the approval, adoption, recommendation or declaration of advisability by the Company Board of Directors of the Merger and other Transactions, including the Company Board Recommendation and (B) take any action or make any statement, filing or release, in connection with the Company Stockholder Meeting or otherwise, inconsistent with the Company Board Recommendation (any action described in clause (A) and (B) referred to collectively as a “Company Adverse Recommendation Change”).

(b)Nothing contained in this Agreement shall be deemed to prohibit the Company from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Company Acquisition Proposal or (ii) making any disclosure to the Company’s stockholders if, after consultation with its outside legal counsel, the Company determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board of Directors expressly publicly reaffirms the Company Board Recommendation (i) in such communication or (ii) within three (3) business days after being requested in writing to do so by Parent.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent or Merger Sub, and the Company, as the case may be, to the extent permitted by applicable Law:

(a)Stockholder Approvals. The Company Stockholder Approvals shall have been duly obtained.

(b)Statutes; Court Orders; Security Holder Litigation. No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction (whether temporary, preliminary or permanent) which prohibits, restrains, enjoins or makes illegal the consummation of the Merger and there shall be no Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction in effect preventing, restraining or enjoining the consummation of the Merger and no Security Holder Litigation has been threatened or is pending.

(c)Sales Transactions. Each of the Sales Transactions or Alternative Sales Transactions shall have been consummated.

(d)Regulatory Consents. All consents, approvals and actions of, filings with, and notices to, all Governmental Entities (if any) shall have been obtained.

(e)Sponsor Share Repurchase. The repurchase of the shares of Company Common Stock held by the Co-Sponsors pursuant to the Co-Sponsor Share Repurchase Letters has occurred.

(f)Limited Partner Redemption. The Company shall have caused the redemption of all Special Limited Partnership Units in NorthStar/RXR Operating Partnership, LP.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:

(a)Representations and Warranties. The representations and warranties of the Company contained (i) Section 3.2(a) shall be true and correct in all respects (except for any de minimis exceptions or inaccuracies) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) in Article III (other than those set forth in clause (i) above) shall be true and correct (ignoring for such purposes any materiality or “Company Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than for such failures in this clause (ii) to be true and correct (ignoring for such purposes any materiality or “Company Material Adverse Effect” qualifiers set forth therein) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Effective Time; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect; provided that Parent and Merger Sub may not rely on the failure to satisfy this Section 7.2 where such failure relates to or results from the act or failure to act by Parent, a Co-Sponsor or any affiliate or Subsidiary thereof.

(c)    No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(d)    Termination of Sub-Advisory Agreement.    The Sub-Advisory Agreement shall have been terminated pursuant to a form reasonably acceptable to Parent.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:

(a)Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (ignoring for such purposes any materiality or “Parent Material Adverse Effect” qualifiers set forth therein) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than for such failures to be true and correct (ignoring for such purposes any materiality or “Parent Material Adverse Effect” qualifiers set forth therein) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Merger Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION

Section 8.1    Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Stockholder Approvals, if applicable) as follows:

(a)by mutual written consent of Parent and the Company;

(b)by Parent if written notice is given by the Company to terminate the Advisory Agreement;

(c)(i) by either Parent or the Company, prior to the Merger Effective Time, if there has been a breach by the other Party or Parties of any representation or warranty set forth in this Agreement, which breach (x) in the case of a breach by the Company shall result in a condition in Section 7.1 or Section 7.2 not being satisfied and (y) in the case of a breach by Parent or Merger Sub shall result in a condition in Section 7.1 or Section 7.3 not being satisfied (and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (I) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (II) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(c)(i) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement; (ii) by either Parent or the Company, prior to the Merger Effective Time, if there has been a breach by the other Party or Parties of any covenant or agreement set forth in this Agreement, which breach (x) in the case of a breach by the Company or shall result in a condition in Section 7.1 or Section 7.2 not being satisfied and (y) in the case of a breach by Parent or Merger Sub shall result in a condition in Section 7.1 or Section 7.3 not being satisfied (and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (I) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (II) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(c)(ii) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(d)by either Parent or the Company, if the Merger Effective Time shall not have occurred by 11:59 p.m., New York time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Merger Effective Time not occurring prior to the Outside Date;

(e)by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable Order in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other Transactions;

(f)by either the Company or Parent, if the Company Stockholder Approvals shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

(g)by the Company pursuant to Section 6.5 or by the Parent if there has been a Company Adverse Recommendation Change.

Section 8.2    Effect of Termination.     In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Tax Parent, Parent, Merger Sub, or the Company except that this Section 8.2 and Section 9.3 through Section 9.14 shall survive such termination.
ARTICLE IX
MISCELLANEOUS

Section 9.1    Amendment and Modification; Waiver.

(a)Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approvals, if applicable, by written agreement of the Parties (by action taken by their respective boards of directors (or similar body)); provided, however, that after the approval of the Merger by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. The Company’s approval of an amendment to this Agreement requires the approval of the Special Committee. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b)At any time and from time to time prior to the Merger Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Merger Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Merger Effective Time.

Section 9.3 Expenses. Except as provided in Section 8.2, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses. For the avoidance of doubt, the Company shall bear all fees and expenses related to the printing and filing of the Proxy Statement.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Tax Parent, Parent or Merger Sub to:

515 South Flower Street
44th Floor
Los Angeles, CA 90071
Attention: Director of Legal
310-282-8820

with a copy to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington DC 20004
Attention: David Bonser, Esq.

And

if to the Company to:

590 Madison Avenue, 34th Floor
New York, New York 10022
Attention: Ann B. Harrington
(212) 547-2600

with copies to:

Greenberg Traurig, LLP
2101 L Street, N.W., Suite 1000
Washington, DC 20037
Attention: Alice L. Connaughton, Esq.
(202) 331-3169

Special Committee of the Board of Directors of NorthStar/RXR Metro Real Estate, Inc.
590 Madison Avenue, 34th Floor
New York, New York 10022
Attention: Dianne Hurley

Venable LLP
750 E. Pratt St., Suite 900
Baltimore, MD 21202
Attention: Michael D. Schiffer, Esq.
(410) 244-7546

Section 9.5    Certain Definitions. For the purposes of this Agreement, the term:

“1285 AoA Transaction” means one or more transactions to sell or otherwise dispose of the Company’s interest in a 1.8 million square foot Class-A office building located at 1285 Avenue of the Americas in Midtown Manhattan.

“Advisory Agreement” means that certain Amended and Restated Advisory Agreement, dated as of February 7, 2017, among NorthStar/RXR New York Metro Real Estate, Inc., NorthStar/RXR Operating Partnership, LP, NSAM J-NS/RXR Ltd and, solely in connection with the obligations set forth in Article 13, Colony NorthStar, Inc.

“Alternative Sales Transactions” means an alternative transaction to any of the Sales Transactions provided that such alternative transaction is approved by the Company Board of Directors and the Special Committee and consented to by the parties to the applicable Sales Transaction.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), any multiemployer plan (within the meaning of Section 3(37) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, restricted stock unit, profits interest unit or LTIP unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, in each case, whether written or unwritten and whether or not subject to ERISA.

“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Co-Sponsors” means Colony Capital, Inc. and RXR Realty LLC.

“Co-Sponsor Share Repurchase Letters” means an irrevocable written instruction letter, dated as of the date hereof, by each of the Co-Sponsors for the repurchase by the Company of any shares indirectly held by such Co-Sponsor for $0.01 per share prior to the closing of the Transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any bona fide proposal or offer from any person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) received after the date hereof, and whether involving a transaction or series of related transactions, for a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, sale of assets or similar transaction, involving (a) the acquisition or issuance of Equity Interests constituting twenty percent (20%) or more of the total voting power of any class of equity securities of the Company or Rights thereto, or (b) the sale or disposition of ten percent (10%) or more of the consolidated total assets of the Company and its Subsidiaries, taken as a whole (other than the transactions contemplated by this Agreement).

“Company Bylaws” means the bylaws of the Company, as amended and restated.

“Company Charter” means the charter of the Company.

“Company Common Stock” or “Company Shares” means, collectively, the Class A Common Stock, the Class T Common Stock and the Class I Common Stock.

“Company Equity Plan” means the Long Term Incentive Plan, adopted on February 2, 2015, as may be amended from time to time and the NorthStar/RXR New York Metro Income, Inc. Independent Director Compensation Plan, as may be amended from time to time.

“Company Governing Documents” means the Company Bylaws and the Company Charter.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, (a) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) a material adverse effect on the ability of the Company to consummate the Merger.

“Company SEC Documents” means, collectively, all forms, reports, certifications, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2016 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002) and any other documents filed or furnished by the Company with the SEC, as have been amended since the time of their filing.

“Company Stockholder Approvals” means collectively the Company Stockholder Merger Approval and the Company Stockholder Asset Monetization Approval.

“Company Stockholder Asset Monetization Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting on the sale of all or substantially all of the assets of the Company.

“Company Stockholder Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Merger Approval and the Company Stockholder Asset Monetization Approval, including any postponement or adjournment thereof.

“Company Stockholder Merger Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting on the Merger.

“DSOS” means the Secretary of State of the State of Delaware.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“Equity Interest” means, with respect to any entity, any share, capital stock, partnership, member or similar interest in such entity, and any Rights thereto.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder and stockholder approvals, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions and Sales Transactions; provided that any Expenses payable by the Company may be subject to limitations under the Company Governing Documents.

“Indebtedness” means with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“IRS” means the United States Internal Revenue Service.

“Jane Street Transaction” means the transactions set forth in that certain Mezz Loan Sale and Purchase Agreement.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law, including Anti-Corruption Laws.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal or first offer, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Merger Consideration” means cash in the amount equal to (i) the net proceeds of the Sales Transactions, plus (ii) all cash available for distribution from the Company on the date that is two (2) business days prior to the Closing Date, less (iii) all known liabilities of the Company on the date that is two (2) business days prior to the Closing Date, less (iv) all incurred and unpaid Expenses of the Company. For the avoidance of doubt, an illustrative example of the Merger Consideration is set forth on Schedule A attached hereto.

“Merger Sub Governing Documents” means the Certificate of Formation of Merger Sub, dated as of August 9, 2018, and the Limited Liability Company Agreement of Merger Sub, dated as of August 9, 2018.

“Mezz Loan Sale and Purchase Agreement” means that certain Mezzanine Loan Sale and Purchase Agreement, by and between RXR 11 Jane Mezz Lender LLC, a Delaware limited liability company, and CLNC ML Jane NYC, LLC, a Delaware limited liability company.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.

“Outside Date” means March 31, 2019.

“Parent Governing Documents” means (i) the charter of Parent, as in effect on the date hereof and (ii) the bylaws of Parent, as amended and restated.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, (a) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Parent or Merger Sub, taken as a whole or (b) a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

“Per Share Merger Consideration” means the Merger Consideration divided by the total number of issued and outstanding shares of common stock of the Company on the Merger Effective Date.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent, Merger Sub, or the Company, as applicable, and its Subsidiaries.

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or partnership, member or similar interest of such first person.

“Sales Transactions” means collectively (i) the Jane Street Transaction and (ii) the 1285 AoA Transaction.

“Special Limited Partnership Units” has the meaning set forth in the Amended and Restated Limited Partnership Agreement of NorthStar/RXR Operating Partnership, LP, dated as of November 12, 2015, by and between the Company and NorthStar/RXR NTR OP Holdings, LLC.

“Sub-Advisory Agreement” means the Second Amended and Restated Sub-Advisory Agreement, dated as of March 17, 2017, among the Company, Parent, Colony NorthStar - N Luxembourg S.À.R.L., RXR NTR Sub-Advisor LLC and NorthStar/RXR Operating Partnership, LP.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the issued and outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not) imposed by any Governmental Entity or domestic or foreign taxing authority, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

Section 9.6 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.7 Counterparts. This Agreement may be executed manually, electronically by email or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 9.8    Entire Agreement; Third-Party Beneficiaries.

(a)This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)Except as provided in Section 6.1, this Agreement is not intended to confer any rights, remedies, obligations or liabilities upon any Person other than the Parties and rights, remedies, obligations and liabilities hereunder.

Section 9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 9.10    Governing Law; Jurisdiction.

(a)This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)All Legal Proceedings and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, for the purpose of any Legal Proceeding arising out of or relating to this Agreement and the Transaction brought by any Party, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Maryland state or federal court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 9.11 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that (a) Merger Sub may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to Parent or any wholly-owned subsidiary of Parent and (b) Parent and Merger Sub may assign, in their sole discretion and without the consent of any other Party, any or all of their rights, interests and obligations hereunder to any of their lenders or other financing sources from time to time as collateral security. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.13    Enforcement; Remedies.

(a)Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 9.13, including the limitations set forth in Section 9.13(c), it is agreed that prior to the termination of this Agreement pursuant to Article VIII, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

(c)Notwithstanding Section 9.13(b), it is acknowledged and agreed that the Company shall be entitled to specific performance of Parent’s obligation pursuant to the terms of this Agreement to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) all of the conditions in Sections 7.1, 7.2 and 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing or the failure of which to be satisfied is caused by a material breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement) and (ii) Parent, and Merger Sub have failed to complete the Closing in accordance with Section 1.2.

(d)The Parties’ right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.13. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.13.

IN WITNESS WHEREOF, Tax Parent, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

COLONY CAPITAL INVESTMENT HOLDCO, LLC

By:     /s/ Mark M. Hedstrom
Name: Mark M. Hedstrom
Title: Vice President

CNI NS/RXR ADVISORS, LLC

By:     /s/ Mark M. Hedstrom
Name: Mark M. Hedstrom
Title: Vice President

CNI NS/RXR ADVISORS MERGER SUBSIDIARY, LLC,

By:     /s/ Mark M. Hedstrom
Name: Mark M. Hedstrom
Title: Vice President

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.

By:     /s/ Ann B. Harrington
Name: Ann B. Harrington
Title: General Counsel & Secretary

Schedule A

Illustrative Merger Consideration

Item		Amount
Add: Total net proceeds of Sales Transactions		$33,219,475.97
Times Square Repayment	$9,422,549.28
Jane Street Transaction	$18,934,289.28
1285 AoA Transaction	$4,862,637.41
Add: Cash available for distribution (T-2 from Closing Date)		$5,865,751.96
Less: Total known liabilities of the Company (T-2 from Closing Date)		$119,185.01
Accrued and unpaid distributions	$106,682.52
Accrued and unpaid operating expenses	$12,502.49
Less: Incurred and unpaid Company Expenses		$972,500.00
Merger Consideration		$37,993,542.92

APPENDIX B

MEZZANINE LOAN SALE AND PURCHASE AGREEMENT
This MEZZANINE LOAN SALE AND PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 20th of August, 2018 by RXR 11 JANE MEZZ LENDER LLC, a Delaware limited liability company (“Seller”), and CLNC ML JANE NYC, LLC, a Delaware limited liability company (“Purchaser”).
R E C I T A L S:
A.     Seller is the holder of the loan (the “Loan”) identified adjacent to Seller’s name on Schedule I annexed hereto, made to JCM Jane Street Mezz, LLC (the “Borrower”) in the original principal amount also set forth on Schedule I annexed hereto.
B.    The Loan is evidenced and/or secured by the loan documents listed on Schedule II annexed hereto (such loan documents, collectively, the “Loan Documents”), including that certain Mezzanine Loan Agreement, dated as of August 1, 2017, between Seller and the Borrower (the “Loan Agreement”).
C.    Seller is party to that certain Intercreditor Agreement dated as of August 1, 2017 (the “Intercreditor Agreement”) by and between Seller and CIT Bank, N.A. (“Senior Lender”) with respect to the Loan.
D.    Purchaser desires to acquire from Seller, and Seller desires to transfer to Purchaser, all of Seller’s right, title and interest (as of the Closing Date, as defined below) in the Loan, the Intercreditor Agreement and the Loan Documents upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, warranties and conditions hereinafter contained, the parties do hereby agree as follows:
ARTICLE I

SALE AND PURCHASE OF THE LOAN AND THE LOAN DOCUMENTS
1.1    Sale and Purchase.    Subject to the terms and conditions hereinafter specified, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and accept and assume from Seller, all of Seller’s right, title, interest and obligations in, to and under the Loan, the Intercreditor Agreement and the Loan Documents (the “Loan Transfer”).
1.2    Purchase Price. The purchase price (the “Purchase Price”) for the Loan and Loan Documents shall be equal to Twenty Million Dollars ($20,000,000), as modified pursuant to Section 1.2(c) below, payable in cash as follows:
(a)    Intentionally omitted.
(b)    On the Closing Date (as hereinafter defined), Purchaser shall deliver to Seller the Purchase Price (as modified pursuant to Section 1.2(c) below).
(c)    The Purchase Price shall (i) be increased by any accrued but unpaid interest under the Loan as of, but not including, the Closing Date, and (ii) be decreased by the sum of (x) any principal payments made under the Loan between the date hereof and the Closing Date, and (y) the yield maintenance premium paid in connection with any such principal payments between the date hereof and the Closing Date, to the extent that such yield maintenance premium (or applicable portion thereof) relates to a period from and after the Closing Date; provided, however, in no event shall the Purchase Price be reduced below zero (0). In addition, if the Loan is repaid in full prior to the Closing, then the parties shall have no obligation to effect the Loan Transfer.
Except as otherwise expressly specified to the contrary in this Agreement, Purchaser shall have no right to terminate this Agreement.

1.3    Due Diligence.
(a)    Due Diligence Period. Purchaser shall have until 5:00 P.M., Eastern Standard Time on the day prior to the Closing Date (the “Due Diligence Expiration”) to complete its due diligence with respect to the Loan (including with respect to the Loan Documents, the Property, any guarantor of the Loan, the Borrower and the Mortgage Loan (as defined in the Loan Agreement)). For good and valuable consideration (the receipt and sufficiency of each of which is hereby acknowledged by Seller), Seller agrees that if Purchaser (in its sole and absolute discretion and for any or no reason) determines that Purchaser is unsatisfied with the results of its due diligence, then Purchaser (without cost or liability to Purchaser) shall have the right to terminate this Agreement by written notice to Seller given at any time prior to the Due Diligence Expiration. Notwithstanding anything to the contrary in this Agreement, if such written notice is sent by e-mail transmission such notice shall be deemed given upon the sending of such e-mail transmission to the email address specified in Section 8.1. If Purchaser duly terminates this Agreement in accordance with this Section 1.3, then this Agreement shall be deemed terminated and of no further force or effect, except for the provisions expressly stated to survive the termination of this Agreement. If Purchaser does not duly terminate this Agreement in accordance with this Section 1.3 by the Due Diligence Expiration, then this Agreement shall remain in full force and Purchaser shall have no further right to terminate this Agreement under this Section 1.3.
(b)    Indemnification; Discussions. Purchaser shall indemnify, defend and hold harmless each Seller Party (as defined below) from and against any and all liabilities, claims, losses, damages and expenses (including reasonable attorneys' fees) that may be imposed on, incurred by, or asserted against Seller (or any other Seller Party) to the extent relating to or arising out of any physical due diligence conducted by or on behalf of the Purchaser, whether or not such due diligence is permitted herein. The indemnification provisions of the preceding sentence shall survive the Closing or termination of this Agreement. Prior to Closing, in no event shall Purchaser or any of its affiliates or agents commence any physical due diligence or testing at the Property other than customary site tours approved by, and coordinated through, Seller, and subject to the terms of the Loan Documents.
1.4    Pre-Closing Payments. Subject to Section 1.2(c), to the extent that any Seller Party receives any Pre-Closing Payments (as defined below), such Pre-Closing Payments shall belong to Seller without credit to Purchaser at Closing. As used herein, (i) “Seller Party” means Seller, any servicer of the Loan, and any direct or indirect owner, agent, advisor, representative, affiliate, employee, director, officer, partner, member, beneficiary, investor, servant, shareholder, trustee, or contractor of Seller; and (ii) “Pre-Closing Payments” means any payments of principal, interest or other amounts with respect to the Loan that are made to any Seller Party prior to Closing from whatever source.
1.5    Post-Closing Payments. To the extent that any Seller Party receives any Post-Closing Payments (as defined below), such Post-Closing Payments shall belong to Purchaser and shall be paid to Purchaser promptly upon receipt. As used herein, “Post-Closing Payments” means any payments of principal, interest or other amounts with respect to the Loan that are made to any Seller Party from and after Closing by any obligor under the Loan or with respect to the collateral for the Loan. This Section 1.5 shall survive the Closing.
1.6     Post-Signing Casualty or Condemnation Payments. To the extent that any Seller Party receives any Post-Signing Casualty or Condemnation Payments (as defined below), such Post-Signing Casualty or Condemnation Payments shall be paid to Purchaser, if received prior to the Closing, at the Closing, and, if received after the Closing, promptly upon receipt. As used herein, "Post-Closing Casualty or Condemnation Payments" means any payments made to any Seller Party with respect to any casualty or condemnation relating to the Property (as defined in the Loan Agreement). This Section 1.6 shall survive the Closing.
1.7    Payments Generally. All cash payments by the Purchaser to Seller hereunder shall be made in United States Dollars by wire transfer in immediately available funds to the account or the address which Seller specifies in writing from time to time.
ARTICLE II

THE CLOSING
2.1    Time and Place; Outside Date. (a)    The Closing shall occur on the Scheduled Closing Date (or such earlier date as agreed to by the parties) (i) at the offices of Haynes and Boone, LLP, 30 Rockefeller Plaza, 26th Floor, New York, New York 10112, or (ii) at the request of either Seller or Purchaser, through a customary escrow closing with a national title company selected by Purchaser acting as the escrowee (such national title company is such capacity, “Escrow Agent”).

(b)    Notwithstanding anything to the contrary contained herein, if the Closing has not occurred by the Outside Date, then either party (without cost or liability to it) may terminate this Agreement upon notice to the other; provided, however, that the right to terminate this Agreement pursuant to this Section 2.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Closing not occurring prior to the Outside Date.
(c)    As used herein, the following terms have the following meanings:
“Closing” shall mean the consummation of the Loan Transfer, including the payment, delivery and performance of all monies, items and obligations to be paid, delivered and/or performed hereunder on the Closing Date.
“Closing Date” shall mean the date on which the Closing actually occurs, but which shall be no later than the Scheduled Closing Date.
“Outside Date” shall mean March 31, 2019.
“Scheduled Closing Date” shall mean the date that is two (2) business days following the date on which all of the conditions set forth in Section 2.2 and Section 2.4 have been satisfied (or waived by the applicable party), other than those conditions that can only be satisfied at Closing.
2.2    Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the Loan Transfer on the Scheduled Closing Date is subject to the fulfillment (or, in Seller’s sole discretion, the written waiver) of the following conditions prior to or as of the Scheduled Closing Date:
(a)    the representations and warranties of Purchaser set forth on Exhibit A attached hereto shall be true and correct as of the Closing Date;
(b)    Purchaser shall have paid Seller (or, if the Closing is occurring through escrow, shall have delivered to Escrow Agent for payment to Seller upon consummation of the Loan Transfer) the Purchase Price in the manner required by Section 1.2 above;
(c)    NorthStar/RXR New York Metro Real Estate, Inc. (“Seller Parent”) shall have received approval from its stockholders for the sale of all or substantially all of its assets; and
(d)    Purchaser shall have delivered to Seller (or, if the Closing is occurring through escrow, shall have delivered to Escrow Agent for delivery to Seller upon consummation of the Loan Transfer) the documents described in Section 2.5 below, and Purchaser shall have otherwise complied with its obligations under Section 2.5 below.
2.3    Obligations of Seller. On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser (or, if the Closing is occurring through escrow, to Escrow Agent for delivery to Purchaser upon consummation of the Loan Transfer) the following with respect to the Loan (such documents in clauses (a) through (c) and (e) below, the “Transfer Documents”):
(a)    an original Assignment and Assumption of Loan Documents and Accounts in the form attached hereto as Exhibit C (the “Assignment and Assumption”) executed by Seller, pursuant to which the Loan Documents are assigned to Purchaser;
(b)    the original executed promissory note identified on Schedule II, endorsed by an allonge in the form of Exhibit D attached hereto;
(c)    an original Assignment and Assumption of Intercreditor Agreement in a form reasonably acceptable to Seller and Purchaser (the “ICA Assignment and Assumption”) executed by Seller, pursuant to which Seller’s rights under the Intercreditor Agreement are assigned to Purchaser;
(d)    UCC-3 Assignments assigning to Purchaser the UCC-1 financing statements as of record;

(e)    a notice letter from Seller to the Borrower informing Borrower of the Loan Transfer and providing Purchaser’s notice information; and a notice letter from Seller to the Senior Lender informing Senior of the Loan Transfer and providing Purchaser’s notice information;
(f)    originals (or copies, to the extent Seller does not possess or control originals) of all material Loan Documents;
(g)    an original (or copy, to the extent Seller does not possess or reasonably control an original) of the Title Policy (as defined in the Loan Agreement);
(h)    the original limited liability company certificates that constitute part of the Collateral (as defined in the Loan Agreement), together with an original of the assignment/endorsement thereof “in blank” that was executed by the Borrower;
(i)    any other documents reasonably deemed necessary by Purchaser to evidence a transfer of the Loan and the related Loan Documents, provided, however, that this Section 2.3(h) shall not obligate Seller to execute, acknowledge or deliver any further documents or agreements or take any action that would or might reasonably impose upon Seller any additional material liability or obligations (beyond that imposed upon Seller under the other documents delivered, or required to be delivered, by Seller at the Closing).
In addition, (i) in connection with the Closing, the parties will enter into a settlement statement (the “Settlement Statement”) reasonably acceptable to the parties, and (ii) to the extent not previously made available to Purchaser on a website established by Purchaser with respect to the Loan, Seller shall use commercially reasonable efforts to deliver to Purchaser the remainder of the Loan File (as defined below) prior to Closing.
As used in this Agreement, the “Loan File” shall mean copies of Seller's file related solely to the Loan, the Intercreditor Agreement, the Mortgage Loan or the Property in the actual possession or reasonable control of Seller that constitute environmental, appraisal, survey, seismic, property condition and physical inspection reports prepared by Persons other than Seller, the payment history of the Loan for the past twelve (12) months, the payment history of the Mortgage Loan for the past twelve (12) months financial statements, the most recent insurance policies and certificates, the original or a copy, where the original is not in Seller’s possession or reasonable control, of the Title Policy, copies of leases requested by Purchaser, the Condominium Documents (as defined in the Loan Agreement), copies of any purchase and sale agreement with respect to any condominium units at the Property, the most recent tenant estoppel certificates, subordination, non-disturbance and attornment agreements, opinion letters from Borrower’s counsel delivered at the closing of the origination of the Loan, zoning reports relating to the Property, material written correspondence and electronic correspondence to the extent material. Notwithstanding the foregoing, a “Loan File” shall specifically exclude, and Seller shall have no obligation to deliver, any draft documents, proprietary or privileged or internal communications, or credit underwriting or due diligence analyses or data, or any internal reports, correspondence, or memoranda.

2.4    Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the Loan Transfer on the Scheduled Closing Date is subject only to the fulfillment (or, in Purchaser’s sole discretion, the written waiver) of the following conditions prior to or as of the Scheduled Closing Date:
(a)    the representations and warranties of Seller set forth on Exhibit B attached hereto shall be true and correct as of the Closing Date (it being agreed that updates in principal balances, escrows and the last date of interest payments made shall be permitted and not considered a breach hereunder);
(b)    Seller Parent shall have received approval from its stockholders for the sale of all or substantially all of its assets and Seller shall have notified Purchaser of such approval; and
(c)    Seller shall have delivered to Purchaser (or, if the Closing is occurring through escrow, shall have delivered to Escrow Agent for delivery to Purchaser upon consummation of the Loan Transfer) the documents described in Section 2.3 above.
2.5    Obligations of Purchaser. On the Closing Date, Purchaser shall deliver, or cause to be delivered, to Seller (or, if the Closing is occurring through escrow, to Escrow Agent for delivery to Seller upon consummation of the Loan Transfer) the following:

(a)    the Purchase Price in the manner required by Section 1.2 above;
(b)    an original Assignment and Assumption, executed by Purchaser; and
(c)    an original ICA Assignment and Assumption, executed by Purchaser; together with an instrument pursuant to which Purchaser, on behalf of the lender under the Loan, remakes the representations and warranties made by such lender under the Intercreditor Agreement for the benefit of Senior Lender.
ARTICLE III
“AS IS” “WHERE IS” TRANSACTION
3.1    General. Purchaser does hereby acknowledge and agree that (a) Purchaser is expressly purchasing the Loan “AS IS, WHERE IS, AND WITH ALL FAULTS” with respect to all facts, circumstances, conditions and defects as of the Closing Date (including (i) the matters described on Schedule III annexed hereto (the “Existing Claims”)and (ii) all other facts, circumstances, conditions and defects with respect to the Loan Documents, the Property, any guarantor of the Loan and/or the Borrower); (b) Seller has specifically bargained for the assumption by Purchaser of all risk of adverse conditions with respect to the Loan (including with respect to the Loan Documents, the Property, any guarantor of the Loan and/or the Borrower) and has structured the Purchase Price and other terms of this Agreement in consideration thereof; and (c) Purchaser has been given the full opportunity to conduct all of its desired due diligence with respect to the Loan (including with respect to the Loan Documents, the Borrower, any guarantors of the Loan, and the Property); and, therefore, upon Closing, (1) Purchaser will be purchasing the Loan pursuant to its independent examination, study, inspection and knowledge of the Loan and the Loan Documents, and (2) Purchaser will be relying upon its own determination of the quality, value and condition of the Loan (including the Loan Documents, the Borrower, any guarantors of the Loan, and the Property) and not on any information provided or to be provided by Seller or any other Seller Party, in each case, other than the representations and warranties of Seller expressly set forth on Exhibit B hereto or in Section 8.17. Without limiting the generality of the foregoing, if the Loan or any aspect thereof (including the Property, any guarantor of the Loan and/or the Borrower) is or becomes subject to or the subject of any claim, action, lawsuit or other proceeding (collectively, "Claims"), including the Existing Claims, any other litigation commenced against any Seller Party with respect to the Loan or any bankruptcy filed by or against the Borrower or any guarantor of the Loan, then Purchaser shall accept the Loan subject to such Claims without any reduction to the Purchase Price (subject to Purchaser’s rights under Section 1.3).
3.2    Loan Sale Without Recourse and Without Warranties or Representations by Seller. NOTWITHSTANDING ANY CONTRARY PROVISION IN THIS AGREEMENT, THE SALE OF THE LOAN TO PURCHASER UNDER THIS AGREEMENT SHALL BE WITHOUT RECOURSE TO ANY SELLER PARTY, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY NATURE BY ANY SELLER PARTY (EXCEPT TO THE EXTENT EXPRESSLY MADE IN EXHIBIT B OR IN SECTION 8.17); AND PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT EXPRESSLY MADE IN EXHIBIT B OR IN SECTION 8.17, SELLER AND THE OTHER SELLER PARTIES HAVE NOT MADE, DO NOT MAKE AND SPECIFICALLY DISCLAIM (AND PURCHASER IS NOT RELYING ON SELLER OR ANY SELLER PARTY WITH RESPECT TO) ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, INCLUDING ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, OF, AS TO, CONCERNING OR WITH RESPECT TO THE FOLLOWING: (A) THE LOAN; (B) THE MARKETABILITY, VALUE, QUALITY OR CONDITION OF THE LOAN OR THE PROPERTY; (C) THE VALIDITY, ENFORCEABILITY, OR COLLECTIBILITY OF THE LOAN OR ANY OF THE LOAN DOCUMENTS; (D) THE VALIDITY, PRIORITY, OR PERFECTION OF ANY LIENS CREATED BY THE LOAN DOCUMENTS; (E) THE STATE OF TITLE, PRIORITY OF LIENS, ZONING, TAX CONSEQUENCES, PHYSICAL CONDITION, LEGAL COMPLIANCE, UTILITY CAPACITY OR COMMITMENT FOR UTILITY CAPACITY, OPERATING HISTORY OR PROJECTIONS, VALUATIONS, GOVERNMENTAL APPROVALS OR GOVERNMENTAL REGULATIONS, COMPLIANCE WITH SPECIFICATIONS, LOCATION, EXISTENCE OF OR COMPLIANCE BY ANY OF THE PROPERTY WITH ANY FRANCHISE, MANAGEMENT OR OPERATING AGREEMENT, ANY LIQUOR, USE OR OCCUPANCY PERMIT OR LICENSE, DESIGN, USE, QUALITY, DESCRIPTION, DURABILITY, OR QUALITY OF MATERIAL OR WORKMANSHIP WITH RESPECT TO OR PERTAINING IN ANY MANNER TO THE PROPERTY AND ALL IMPROVEMENTS LOCATED ON ANY OF THE PROPERTY; (F) THE COMPLIANCE OF THE PROPERTY OR ANY COMPONENT THEREOF WITH ANY LEGAL REQUIREMENTS (INCLUDING THE AMERICANS WITH DISABILITIES ACT OF 1990 (AS SET FORTH IN CHAPTER 126 OF TITLE 42 OF THE UNITED STATES CODE) AND ALL

REGULATIONS PROMULGATED THEREUNDER); THE AVAILABILITY OF ANY LICENSES, PERMITS OR APPROVALS FOR THE PROPERTY OR ANY COMPONENT THEREOF; OR THE AVAILABILITY OR FEASIBILITY OF ANY DEVELOPMENT OR SIMILAR RIGHTS FOR THE PROPERTY OR ANY COMPONENT THEREOF; (G) THE COMPLIANCE BY ANY SELLER PARTY OR ANY OTHER PERSON WITH ANY AND ALL APPLICABLE FEDERAL, STATE OR LOCAL LAWS AND ALL RULES, REGULATIONS, OR ORDINANCES PROMULGATED PURSUANT THERETO, PERTAINING TO OR IN ANY MANNER RELATED TO THE LOAN (INCLUDING THE COMPLIANCE OF THE LOAN WITH ANY STATE OR FEDERAL USURY LAWS AND REGULATIONS APPLICABLE THERETO); (H) THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, DATA, STATEMENTS, AMOUNTS OR SOURCES OF INFORMATION CONTAINED IN THE LOAN DOCUMENTS; (I) BORROWER’S COMPLIANCE OR NON-COMPLIANCE WITH ANY TERM OR CONDITION OF THE LOAN DOCUMENTS; (J) THE FINANCIAL CONDITION OF THE BORROWER OR ANY GUARANTOR OF THE LOAN (INCLUDING THE EXISTENCE OR NON-EXISTENCE OF ANY BANKRUPTCY OR INSOLVENCY PROCEEDINGS WITH RESPECT THERETO); (K) THE RELATIONSHIP BETWEEN SELLER AND THE BORROWER AND/OR GUARANTORS UNDER THE LOAN; (L) THE CONDITION OF THE LOAN AND LOAN DOCUMENTS; AND (M) ANY OTHER MATTERS PERTAINING TO THE LOAN, THE BORROWER, ANY GUARANTOR OF THE LOAN OR THE PROPERTY. IN ADDITION, SELLER AND SELLER PARTY EXPRESSLY DISCLAIM ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, NEITHER SELLER NOR ANY SELLER PARTY MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY REGARDING THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER OR ABOUT THE PROPERTY OR THE COMPLIANCE OR NONCOMPLIANCE OF THE PROPERTY WITH ANY LEGAL REQUIREMENT REGARDING HAZARDOUS SUBSTANCES, INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, THE SUPERFUND AMENDMENT AND REAUTHORIZATION ACT, THE RESOURCE CONSERVATION RECOVERY ACT, THE FEDERAL WATER POLLUTION CONTROL ACT, THE FEDERAL ENVIRONMENTAL PESTICIDES ACT, THE CLEAN WATER ACT, THE CLEAN AIR ACT, ANY SO CALLED FEDERAL, STATE OR LOCAL “SUPERFUND” OR “SUPERLIEN” STATUTE, OR ANY OTHER STATUTE, LAW, ORDINANCE, CODE, RULE, REGULATION, ORDER OR DECREE REGULATING, RELATING TO OR IMPOSING LIABILITY (INCLUDING STRICT LIABILITY) OR STANDARDS OF CONDUCT CONCERNING ANY HAZARDOUS SUBSTANCES (COLLECTIVELY, THE “HAZARDOUS SUBSTANCE LAWS”). FOR PURPOSES OF THIS AGREEMENT, THE TERM “HAZARDOUS SUBSTANCES” SHALL INCLUDE, WITHOUT LIMITATION, THOSE ELEMENTS OR COMPOUNDS WHICH ARE CONTAINED ON THE LIST OF HAZARDOUS SUBSTANCES ADOPTED BY THE UNITED STATES ENVIRONMENTAL PROTECTION AGENCY AND THE LIST OF TOXIC POLLUTANTS DESIGNATED BY CONGRESS OR THE ENVIRONMENTAL PROTECTION AGENCY OR UNDER ANY HAZARDOUS SUBSTANCE LAWS. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE LOAN WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER AND SELLER PARTY HAVE NOT MADE OR WILL BE OBLIGATED TO MAKE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND EXCEPT AS SET FORTH IN EXHIBIT B OR IN SECTION 8.17 SELLER AND SELLER PARTY MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. PURCHASER AGREES CLOSING UNDER THIS AGREEMENT SHALL CONSTITUTE AN ACKNOWLEDGMENT THAT THE LOAN WAS PURCHASED AND ACCEPTED AT CLOSING WITHOUT REPRESENTATION OR WARRANTY (EXCEPT AS OUTLINED IN EXHIBIT B OR IN SECTION 8.17 HEREOF), EXPRESS OR IMPLIED AND OTHERWISE IN AN “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” CONDITION BASED SOLELY ON PURCHASER’S OWN INSPECTION, AND WITHOUT LIABILITY BY OR RECOURSE TO SELLER OR ANY SELLER PARTY. NO EVENT OR CONDITION SHALL ENTITLE PURCHASER TO HAVE THE LOAN REPURCHASED BY SELLER.
3.3    Release. AS PART OF PURCHASER’S AGREEMENT TO PURCHASE AND ACCEPT THE LOAN AND THE LOAN DOCUMENTS IN THEIR "AS-IS” AND “WITH ALL FAULTS” CONDITION AS OF THE CLOSING DATE, AND TO THE FULLEST EXTENT PERMITTED BY LAW, PURCHASER, UPON CLOSING, DOES RELEASE, DISCHARGE AND FOREVER ACQUIT EACH SELLER PARTY FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN (AND DISCLOSED OR UNDISCLOSED) WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER OR ANY SELLER PARTY AT ANY TIME BY REASON OF OR ARISING OUT OF ANY AND ALL ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS IN ANY WAY PERTAINING TO THE LOAN, THE LOAN DOCUMENTS, THE BORROWER, ANY GUARANTOR OF THE LOAN (TO THE EXTENT RELATING TO THE LOAN), THE PROPERTY OR ANY OTHER COLLATERAL FOR THE LOAN, INCLUDING WITH RESPECT TO (I) THE SERVICING OF THE LOAN, (II) ANY MATTERS ENUMERATED IN SECTION

3.2 ABOVE, AND/OR (III) ANY EXISTING OR FUTURE CLAIMS RELATED TO THE LOAN, IN EACH CASE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING PROVISIONS OF THIS ARTICLE 3, PURCHASER ACKNOWLEDGES AND AGREES THAT (A) IN RESPECT OF THE LOAN AND THE LOAN DOCUMENTS, PURCHASER MAY ULTIMATELY RECEIVE AN AMOUNT LESS THAN THE PURCHASE PRICE AND THAT PURCHASER SHALL HAVE NO RECOURSE AGAINST SELLER FOR SUCH DEFICIENCY OR OF THE PRINCIPAL, INTEREST, FEES, EXPENSES OR ANY OTHER AMOUNTS OWING UNDER THE LOAN, OR UNDER ANY OF THE LOAN DOCUMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION THEREWITH; IN EACH CASE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND (B) FROM AND AFTER THE CLOSING DATE, SELLER SHALL BE RELEASED FROM ALL SERVICING RESPONSIBILITIES FOR THE LOAN AND PURCHASER SHALL ASSUME ALL RESPONSIBILITIES FOR THE SERVICING OF THE LOAN.
3.4    Survival. Seller and Purchaser acknowledge and agree that the provisions of this Article 3 were a material factor in the determination of the Purchase Price and shall survive the Closing.
3.5    No Abrogation of Representations and Warranties. Notwithstanding anything to the contrary contained in this Article 3, nothing in Section 3.1, Section 3.2 or Section 3.3 shall relieve Purchaser of any right or remedy under this Agreement if any of the representations or warranties of Seller set forth on Exhibit B hereto or in Section 8.17 are inaccurate on the date hereof or on the Closing Date.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
4.1    Purchaser Representations. Purchaser hereby makes in favor of Seller the representations and warranties set forth on Exhibit A as of the date of this Agreement and as of the Closing Date. Such representations and warranties shall survive the Closing.
4.2    Seller Representations. Seller hereby makes in favor of Purchaser the representations and warranties set forth on Exhibit B as of the date of this Agreement and as of the Closing Date. Such representations and warranties shall survive the Closing for ninety (90) days (the “Survival Period”) (and, accordingly, any claim with respect to such representations and warranties that is not brought within the Survival Period shall be deemed waived); provided, however, that the Survival Period with respect to the representations and warranties of Seller set forth in paragraphs 1, 2, 3, 4, 5, and 7 of Exhibit B (the “Fundamental Representations”) shall be equal to the earlier of (1) the New York statute of limitations, and (2) the indefeasible repayment in full of the Loan. If the Closing shall take place without Purchaser making an objection to an untrue representation or warranty on Exhibit B of which Purchaser shall have actual knowledge as of the Closing Date, then Purchaser shall be deemed to have waived all liability of Seller by reason of such untrue representation. Notwithstanding anything to the contrary contained herein, Seller’s liabilities and obligations for breaches of its representations and warranties set forth in Exhibit B (other than the Fundamental Representations and the representations and warranties of Seller set forth in clause (i) of paragraph 12 of Exhibit B (collectively, the “Expanded Fundamental Representations”)) shall be capped, in the aggregate, at five percent (5%) of the aggregate Purchase Price (as such Purchase Price may be reduced pursuant to Section 1.2(c) hereof), and Seller’s liabilities and obligations for breaches of the Expanded Fundamental Representations shall be capped, in the aggregate, at the Purchase Price (as such Purchase Price may be reduced pursuant to Section 1.2(c) hereof and which shall be reduced subsequent to Closing by any future Loan repayments). Wherever in this Agreement the phrase “to Purchaser’s knowledge” or Purchaser’s “actual knowledge” (or phrases of similar meaning) is used, the same shall be deemed to mean and refer to the present, actual knowledge of Sujan Patel and David Palamé and shall not be construed, by imputation or otherwise, to refer to the knowledge of Purchaser or any parent, subsidiary or affiliate of Purchaser or to any other director, partner, member, broker, officer, agent, manager, representative or employee of Purchaser or to impose any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains.
ARTICLE V

DEFAULT AND REMEDIES
5.1    Failure to Close; Purchaser’s Default. If a Purchaser Default Event (as defined below) occurs, then Seller may (i) terminate this Agreement by written notice to Purchaser and/or (ii) except as otherwise expressly provided in this Agreement, exercise any other remedies available to it at law and in equity. For purposes hereof, “Purchaser Default Event”

shall mean (i) Purchaser materially defaults in any of its obligations under Section 2.5 above, or (ii) any other material default by Purchaser under this Agreement that is not cured by the earlier of (x) the Scheduled Closing Date, or (y) the date that is ten (10) days after Seller gives Purchaser notice thereof.
5.2    Seller’s Default. If a Seller Default Event (as defined below) occurs, then Purchaser may (i) terminate this Agreement by written notice to Seller and/or (ii) except as otherwise expressly provided in this Agreement, exercise any other remedies available to it at law and in equity. For purposes hereof, “Seller Default Event” shall mean Seller materially defaults in any of its obligations under Section 2.3 above, other than its obligations under Section 2.3(b) (it being understood and agreed that a breach of Section 2.3(b) shall nonetheless constitute a failure of a condition precedent.
5.3    Cumulative Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. If a party breaches any of its obligations hereunder, then (except as otherwise expressly provided herein) the other party shall entitled to all remedies available to it at law and in equity (provided that, in the case of a breach of a representation or warranty by Seller, all applicable limitations in Section 4.2 shall apply). The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 5.3, it is agreed that prior to the termination of this Agreement pursuant to Section 1.3, Section 5.1 or Section 5.2, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other party and to specifically enforce the terms and provisions of this Agreement (including, without limitation, to enforce Purchaser’s obligation to pay the Purchase Price). The parties’ right of specific enforcement is an integral part of the transactions contemplated by this Agreement and each party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other party (including any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity), and each party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 5.3 (including, without limitation, to enforce Purchaser’s obligation to pay the Purchase Price). In the event any party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 5.3.
5.4    Survival. Except as otherwise expressly set forth in this Agreement, no provisions of this Agreement shall survive the Closing (which, for purposes of this Section 5.4, shall be deemed to occur upon delivery of the Assignment and Assumption) or the termination of this Agreement.
5.5    Survival. The provisions of this Article 5 shall survive the Closing or the termination of this Agreement.
ARTICLE VI

COSTS AND EXPENSES
6.1    Closing Costs. Purchaser shall be responsible for, and shall pay at Closing, the following (the “Purchaser Closing Costs”): all escrow, transfer, filing and recording fees, taxes, costs and expenses applicable to the conveyance of the Loan to Purchaser, including any realty transfer, mortgage assignment, documentary and similar taxes payable in connection with the filing or recording of any Closing document contemplated hereby (including such of the foregoing as may by custom or legal requirement be payable by a seller of loans, but excluding any assignments of the Loan occurring prior to the transfer to Purchaser hereunder). Purchaser shall also be responsible for paying (i) all of its diligence costs, and (ii) the title insurance premium for any title insurance policy or endorsement obtained by Purchaser. Attorneys' fees pertaining to the negotiation of this Agreement and/or the Closing shall be borne by the party incurring such fees. The provisions of this Article shall survive the Closing.

ARTICLE VII

CERTAIN PRE AND POST CLOSING RIGHTS AND OBLIGATIONS.
7.1    Pre-Closing Covenants. Prior to Closing, Seller shall service and manage the Loan using its good faith business judgment in its ordinary course of business and customary practices as if it continued to hold the Loan for its own account, including, without limitation, with respect to insurance matters. Notwithstanding anything in this Agreement, Seller will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, make any material decision with respect to the operation of the Loan, the Loan Documents or the Intercreditor Agreement, including engaging and replacing any servicer for the Loan and modifying any material terms of any servicing arrangement (for the avoidance of doubt, excluding decisions relating to the day-to-day administration and servicing of Loan); provided, that routine construction and loan administration related consents and decisions available to Seller under the Loan Documents (e.g., major trade contracts, change orders, etc.) shall not constitute material decisions so long as they do not materially affect the scope or nature of the project as a residential condominium building; it being agreed, for the avoidance of doubt, that any decision of Seller to pay or advance any sum of money under the Loan Documents (other than sums of money for which Borrower is required to reimburse the Mezzanine Lender in an amount not exceed $5,000 outstanding at any one time) shall constitute a material decision. Purchaser, at or prior to Closing, shall deliver the notice required to be delivered under Section 4(b) of the Intercreditor Agreement and shall deliver to Senior Lender any information and documentation requested by Senior Lender under such Section (and if such information and/or documentation is so requested, Purchaser shall provide evidence reasonably acceptable to Lender that Senior Lender has so approved all such information and documentation so requested).
7.2    Intentionally Omitted.
7.3    IRS Reporting. Purchaser shall submit Internal Revenue Service Form 1098 and 1099 Information Returns for the Loan for the entire year of the year in which the Closing Date occurs, and Seller will make commercially reasonable efforts to provide necessary data for same.
7.4    Indemnitees and Guarantees. Nothing in this Agreement or any documents delivered pursuant to this Agreement will prejudice Seller from seeking the benefit of any environmental indemnity or guaranty delivered by any guarantor or indemnitor in connection with the Loan to the extent permitted by applicable law and by the terms of the applicable environmental indemnity or guaranty and provided further that the rights of the then holder of the Loan are not reduced or impaired in any material respect.
7.5    Further Assurances. At any time and from time to time after the Closing, Seller and Purchaser shall, at the reasonable request of the other, execute and deliver any further documents or agreements and take such further actions as may be reasonably required for carrying out the intentions or facilitating the consummation of this Agreement; provided, however, that this Section 7.5 shall not obligate either party hereto to execute, acknowledge or deliver any further documents or agreements or take any action that would or might reasonably impose upon such party any additional material liability or obligations (beyond that imposed upon it under the documents delivered, or required to be delivered, by such party at the Closing, and the provisions of this Agreement which survive the Closing).
7.6    Survival. All the provisions in Sections 7.2 through and including 7.5 shall survive the Closing.
ARTICLE VIII

MISCELLANEOUS
8.1    Notices. All notices, demands or other communications of any type (herein collectively referred to as “Notices”) given by the parties, whether required by this Agreement or in any way related to the contemplated transaction, shall be void and of no effect unless given in accordance with the provisions of this Section 8.1 All notices shall be in writing and shall be sent to the party to whom the Notice is directed at the following addresses:

If to Purchaser, as follows:

    CLNC ML Jane NYC, LLC
c/o Colony Credit Real Estate, Inc.
515 S. Flower Street
44th Floor
Los Angeles, CA 90071
Attention: General Counsel

with a copy to:

Haynes and Boone, LLP
30 Rockefeller Plaza
26th Floor
New York, NY 10112
    Attention: Steven Koch and Brad Lavender
Email: Steven.Koch@haynesboone.com; and brad.lavender@haynesboone.com

If to Seller, as follows:
RXR 11 Jane REIT LLC
c/o RXR Realty LLC, 625 RXR Plaza
Uniondale, NY  11556
Attn: Jason Barnett
Email: jbarnett@rxrrealty.com

with copies to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attn: Aaron Beim
Email: abeim@gibsondunn.com
All Notices shall be sent either by (1) personal delivery with receipt acknowledged in writing, (2) United States Mail, postage prepaid, as a registered or certified item, return receipt requested, (3) national prepaid overnight delivery service or (4) e-mail, provided that such e-mail transmission is confirmed within one Business Day (as defined below) thereafter in the manner set forth in either clause (1), (2) or (3) of this sentence. Each Notice sent by hand delivery or by national prepaid overnight delivery service shall be effective when received or refused by the party to whom the same is directed. Each Notice sent by certified or registered mail shall be deemed given when actually delivered as documented in a delivery receipt on the date of receipt or refusal as indicated on the return receipt. Each Notice sent by e-mail transmission shall be deemed given upon confirmation of receipt when transmitted by e-mail transmission during standard business hours on a Business Day (i.e., from 8:00 a.m. to 6:00 p.m., NY time) (or, if delivered after such business hours, on the next Business Day). Either party hereto may change the address for Notice specified above by giving the other party ten (10) days’ advance written notice of such change of address. Any Notice may be given either by a party hereto or by such party’s attorney. As used herein, “Business Day" shall mean all days except Saturdays, Sundays and the days observed as public holidays by the Federal government or the New York State or New York City governments.

8.2    Construction. Where required for proper identification, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. As used in this Agreement, (i) the terms “herein” “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement as a whole, and not to any particular Section, unless expressly so stated, (ii) the term “including”, whenever used herein, shall mean “including without limitation”, except in those instances where it is expressly provided otherwise, and (iii) the term “person” shall mean a natural person, a partnership, a corporation, a limited liability company, and/or any other form of business or legal association or entity.

8.3    Modification. This Agreement may not be modified or amended except by an agreement in writing signed by both the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions or obligations.
8.4    Headings. The descriptive headings of the several Articles, sections and paragraphs contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
8.5    Entire Agreement. This Agreement, including the exhibits hereto, and the documents to be executed and delivered at the Closing, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understanding of the parties in connection therewith. No representation, warranty, covenant, agreement or condition not expressed in this Agreement or the documents and instruments executed at or in connection with the Closing shall be binding upon the parties hereto or shall affect or be effective to interpret, change or restrict the provisions of this Agreement.
8.6    Multiple Originals. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.
8.7    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
8.8    Binding Effect; Limitation on Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns. Except in connection with an assignment of a Loan in accordance with Section 8.19, Seller shall not assign or otherwise transfer this Agreement without the prior written consent of Purchaser. Purchaser may not assign or otherwise transfer this Agreement (or any rights hereunder or in Purchaser) or permit the direct or indirect transfer of interests in Purchaser (other than to the extent such transfer is of no more than fifty percent (50%) of the direct or indirect interests in, and does not result in the change of control of, Purchaser) without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion; provided, however, that Purchaser shall have the right to assign this Agreement to an affiliate of Purchaser (who is under common control with Purchaser or is at least fifty percent (50%) owned and controlled by Purchaser) without the consent of Seller upon notice to Seller and only so long as such assignee assumes all of Purchaser’s obligations hereunder (arising prior to, on or after such transfer). Any transfer or assignment Purchaser in violation of this Section 8.8 shall be void and shall constitute a default hereunder. Any transfer or assignment by Purchaser or Seller in violation of this Section 8.8 shall be void and shall constitute a default hereunder.
8.9    No Personal Liability. No direct or indirect owner, agent, advisor, representative, affiliate, employee, director, officer, partner, member, beneficiary, investor, servant, shareholder, trustee, attorney or contractor of Purchaser or any Seller Party shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any other agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter. Notwithstanding any provision of this Agreement or any document delivered pursuant to this Agreement to the contrary, Seller and Purchaser shall not be liable under this Agreement or any other document delivered pursuant to this Agreement under any circumstances for punitive, exemplary, or special damages, or consequential damages measured by alleged “lost profits” or “lost opportunities”.
8.10    No Presumption Against Drafter. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.
8.11    Waiver of Jury Trial. PURCHASER AND SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO A JURY TRIAL IN ANY ACTION, SUIT OR PROCEEDING ARISING FROM OR RELATED TO THIS AGREEMENT.
8.12    No Recording. Neither this Agreement nor any memorandum hereof may be recorded without first obtaining Seller’s consent thereto. The recording of this Agreement without Seller’s consent (to be exercised in Seller’s sole and absolute discretion) shall be a default by Purchaser hereunder.

8.13    Third Party Beneficiary. This Agreement is solely for the benefit of Seller and Purchaser. No other person, party or entity shall have any right hereunder nor shall any other person, party or entity be entitled to rely upon the terms, covenants and provisions contained herein.
8.14    Jurisdiction and Service of Process. The parties hereto agree to submit to non-exclusive jurisdiction in the State of New York in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by registered or certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court. Each party hereto expressly waives any and all rights that it may have to make any objections based on jurisdiction or venue to any action brought to enforce this Agreement in any such court in accordance with the above provisions.
8.15    Confidentiality. Purchaser agrees that (i) all written documentation and other information furnished by (or on behalf of) Seller to Purchaser concerning the Loan or Property and (ii) the results of Purchaser's due diligence with respect to the Loan and/or the Property (all of the foregoing items and information in the preceding clauses (i) through (ii) being collectively referred to herein as the "Confidential Information"), shall be treated confidentially as hereinafter provided. Purchaser agrees (x) to keep all Confidential Information strictly confidential, and (y) not to use the Confidential Information for any purpose other than Purchaser’s acquisition of the Loan pursuant to this Agreement; provided, however, that (x) the Confidential Information may be disclosed to the directors, officers, employees, investors and partners of Purchaser, and to Purchaser's, lender, attorneys, accounting firm, architects and similar consultants (all of whom are collectively referred to as "Related Parties") who need to know such information in connection with Purchaser’s acquisition of the Loan; and (y) the term “Confidential Information” shall not include any information that is a matter of public record or is provided in other sources readily available to the public other than as a result of disclosure thereof by Purchaser or Related Parties. The Related Parties shall be informed of the confidential nature of the Confidential Information and shall be directed in writing (or by e-mail) to keep all such information in the strictest confidence and not to use such information for any purpose unrelated to Purchaser’s acquisition of the Loan pursuant to this Agreement (and Purchaser shall be responsible for any failure by any of the Related Parties to keep such information confidential or for the use by any Related Parties of any Confidential Information for any purpose other than Purchaser’s acquisition of the Loan pursuant to this Agreement). The provisions of this Section 8.15 shall survive the termination of this Agreement, provided, however, except as set forth below, Purchaser shall have no obligations under this Section 8.15 that first arise from and after Closing.
8.16    Severability. In the event that any of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
8.17    Broker. Each of Seller and Purchaser hereby represents and warrants to the other that it has not dealt with any broker or finder in connection with the sale and purchase of the Loan hereunder. Each party agrees that it shall defend, indemnify and hold harmless the other party from and against any claim for a commission, fee or other compensation by reason of the sale and purchase of the Loan hereunder (including all costs and expenses associated with such claim, including reasonable attorneys’ fees), made by any other broker or other person with whom the indemnifying party has dealt and the other party has not dealt in connection with the transactions contemplated hereby. This Section 8.17 shall survive the termination of this Agreement or the Closing.
8.18    Intentionally Omitted.
8.19    Pre-Closing Transfer of Loan to Seller Affiliate. Seller may, at any time prior to Closing, transfer the Loan to a Seller Affiliate (as defined below), so long as, simultaneously with such transfer, (i) Seller assigns this Agreement to such Seller Affiliate, and (ii) such Seller Affiliate assumes all the obligations and liabilities of Seller under this Agreement. Upon (x) such a transfer and assignment to a Seller Affiliate, and (y) the assumption by such Seller Affiliate of the obligations and liabilities of Seller hereunder, such Seller Affiliate shall automatically become the “Seller” hereunder as if it originally executed this Agreement as “Seller” hereunder, although the Seller shall not be released from any obligations and liabilities under this Agreement. As used herein, “Seller Affiliate” means any entity that is directly or indirectly controlled or managed by Seller Parent or its affiliates.

8.20    Time of Essence. Time is of the essence of this Agreement, including the performance of the obligations of each of the parties hereunder; however, if the final date of any period which is set out in any provision of this Agreement falls on a day that is not a Business Day, then, in such event, the time of such period shall be extended to the next Business Day.
8.21    Attorneys’ Fees, Costs and Expenses. If either Seller or Purchaser commences an action against the other to enforce any of the provisions of this Agreement or because of a breach by either party of any of the provisions of this Agreement, the losing party will pay to the prevailing party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action.
[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
PURCHASER:

CLNC ML Jane NYC, LLC,
a Delaware limited liability company

By: /s/ David A. Palamé
Name: David A. Palamé
Title: Vice President

[Signature Page to Mezzanine Loan Sale and Purchase Agreement]

SELLER:

RXR 11 JANE MEZZ LENDER LLC,
a Delaware limited liability company

By: /s/ Jason Barnett
Name: Jason Barnett
Title: Authorized Person

[Signature Page to Mezzanine Loan Sale and Purchase Agreement]

EXHIBIT A

Purchaser Representations and Warranties

Purchaser hereby represents and warrants to Seller that, as of the date hereof and as of the Closing Date:
(a)    Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it was organized and has the full corporate power, authority and legal right to acquire and assume the Loan and the Loan Documents and to execute, deliver and perform this Agreement and the Transfer Documents to which it is a party and to consummate the transactions contemplated hereby and thereby;
(b)    the execution and delivery of this Agreement and the Transfer Documents to which it is a party by Purchaser does not, and the performance of, and compliance with, the terms of this Agreement and the Transfer Documents to which it is a party by Purchaser will not, conflict with any provision of any law or resolution to which Purchaser is subject or violate its organizational documents or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any agreement or other instrument to which it is a party or that is applicable to Purchaser or any of its assets, or any order or decree applicable to Purchaser and such execution, delivery and performance will not result in the creation or imposition of any lien on Purchaser’s assets or properties;
(c)    this Agreement and the Transfer Documents to which Purchaser is a party have been duly authorized, executed and delivered by Purchaser and this Agreement and the Transfer Documents to which Purchaser is a party constitute valid and legally binding obligations of Purchaser enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law;
(d)    Purchaser has obtained all consents, approvals, authorizations and orders of any courts or governmental agencies or bodies required for the due execution, delivery and performance by Purchaser of this Agreement and the Transfer Documents to which it is a party and shall obtain all consents, approvals, authorizations and orders of any courts or governmental agencies or bodies required for the due execution, delivery and performance by Purchaser of any documents executed in connection with the transactions contemplated by this Agreement and the Transfer Documents to which it is a party; and
(e)    Neither Purchaser nor, to Purchaser’s knowledge, any of its respective officers, directors, shareholders, partners, managers, members or affiliates (including without limitation indirect holders of equity interests in Purchaser) is an entity or person (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 ("EO13224"), (ii) whose name appears on the United States Treasury Department's Office of Foreign Assets Control ("OFAC") most current list of "Specifically Designated National and Blocked Persons" (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf) (iii) who commits, threatens to commit or supports "terrorism", as that term is defined in EO3224, or (iv) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, EO13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (any and all parties or persons described in clauses (i) – (v) above are herein referred to as a "Prohibited Person").
(f)    Purchaser is a Qualified Transferee (as such term is defined in the Intercreditor Agreement).

EXHIBIT B
Seller Representations and Warranties
Seller hereby represents and warrants to Purchaser that, as of the date hereof and as of the Closing Date (it being agreed that updates in principal balances, escrows and the last date of interest payments made shall be permitted and not considered a breach hereunder):

1)
Subject to receipt of its stockholders’ approval, Seller has full right and authority to sell, assign and transfer the Loan and the Loan Documents and to execute, deliver and perform this Agreement and the Transfer Documents and to consummate the transactions contemplated hereby, and all actions necessary to authorize the foregoing have been duly taken or will be taken by the Closing Date.

2)
Subject to receipt of Seller’s stockholders’ approval, the Agreement has been (and upon execution and delivery thereof, the Transfer Documents shall be) duly authorized, executed and delivered by Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting the enforcement of creditors' rights or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3)	Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.

4)
Subject to receipt of Seller’s stockholders’ approval, no consent, approval, authorization, or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Seller or of any other third party is required for Seller's execution and delivery of this Agreement or the Transfer Documents or the actions contemplated thereby or, to the extent required, such approval has been obtained or will be obtained by the Closing Date.

5)
Subject to receipt of Seller’s stockholders’ approval, the execution, delivery, and performance of this Agreement and the Transfer Documents do not, and the performance of, and compliance with, the terms of this Agreement and the Transfer Documents by Seller, will not conflict with any provision of any law or resolution to which Seller is subject or violate its organizational documents or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any agreement or other instrument to which it is a party or that is applicable to Seller or any of its assets, or any order or decree applicable to Seller and such execution, delivery and performance will not result in the creation or imposition of any lien on Seller’s assets or properties;

6)
Neither Seller nor, to Seller’s knowledge, any of its respective officers, directors, shareholders, partners, managers, members or affiliates (including without limitation indirect holders of equity interests in Seller) is an entity or person (i) that is listed in the Annex to, or is otherwise subject to the provisions of EO13224, (ii) whose name appears on OFAC’s most current list of "Specifically Designated National and Blocked Persons" (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf) (iii) who commits, threatens to commit or supports "terrorism", as that term is defined in EO3224, or (iv) is subject to sanctions of the United States government or is in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, EO13224 and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

7)
Immediately prior to the sale, transfer and assignment to Purchaser, Seller had good and marketable title to, and was the sole owner of, the Loan and each of the Loan Documents, in each case, free and clear of all liens, encumbrances, pledges, participations, charges or security interests, and none of the Loan, the Loan Documents or the Collateral have been released by Seller from the liens of the applicable Loan Documents.

8)
There are no legal actions, suits or similar proceedings pending or threatened in writing against Seller which, in any such case and if adversely determined, would reasonably be expected to materially and adversely affect Seller’s ability to consummate the transactions contemplated hereby.

9)
Seller has not received written notice that (or otherwise has knowledge that) the Borrower, Mortgage Borrower (as defined in the Loan Agreement) or any guarantor related to the Loan is or has been a debtor in any state or federal bankruptcy or insolvency proceeding.

10)
To the actual knowledge of Seller, there are no material actions, suits, arbitrations or governmental investigations or proceedings by or before any court or other governmental authority or agency now pending against Borrower, Mortgage Borrower or the Property which, if determined against Borrower, Mortgage Borrower or the Property, would materially and adversely affect the value of the Property or the security intended to be provided with respect to the Loan or the Mortgage Loan.

11)
Schedule II sets forth a true, correct and complete list of each of the material Loan Documents (as such term is defined in the Loan Agreement for the Loan), none of which has been affirmatively waived, modified, released or cancelled in any material respect (including, without limitation, any forbearance agreements or releases of collateral other than releases of reserves and escrows (it being understood and agreed that any releases of funds from any Accounts (as defined in paragraph 12 below) from and after the date of this Agreement shall be in accordance with the Loan Documents)), in each case, except to the extent specified on such Schedule II. Seller has delivered to Purchaser (or made available to Purchaser on a website established by Purchaser with respect to the Loan (the “Diligence Website”)) true, correct and complete copies of each of the documents listed on Schedule II.

12)
Schedule I (which Schedule shall be updated by Seller as of the Closing) accurately describes (i) the unpaid principal amount of the Loan, and (ii) the amount as of the date specified in Schedule I or the Business Day immediately prior to Closing, as applicable, of any escrow or reserve (including, without limitation, any cash management, deposit, clearing account or similar accounts (collectively, the “Accounts”)) held by or on behalf of Seller with respect to the Loan. The Loan is not more than thirty (30) days past due. There are no future funding obligations with respect to the Loan.

13)
Seller has not sent or received any written notices of default in connection with the Loan and, to the actual knowledge of Seller, no monetary event of default or material non-monetary event of default exists under the Loan Documents as of the date hereof. Seller has not received any written communications actually alleging any actual or potential claims, counterclaims, offsets, defenses or lender liability in connection with the Loan, and to the actual knowledge of Seller, no such claims, counterclaims, offsets or liability exist.

14)	To the actual knowledge of Seller, no material casualty or condemnation has occurred at the Property.

15)
To Seller’s actual knowledge, Seller has delivered, or made available to Purchaser on the Diligence Website, true, correct and complete (in all material respects) copies of all material Senior Loan Documents (as defined in the Intercreditor Agreement).

16)	To Seller’s knowledge, the outstanding unpaid principal balance of the Mortgage Loan as of the date hereof is $14,881,090.15.

17)
Seller has not given any written notice of default under the Intercreditor Agreement (other than any default that has been cured); and, to the Sellers’s actual knowledge, no event of default (or event which, with the passage of time or with notice and the expiration of any applicable grace or cure period, would constitute a material event of default) exists under the Intercreditor Agreement. Seller has delivered, or made available to Purchaser on the Diligence Website, a true, correct and complete (in all material respects) copy of the Intercreditor Agreement (including all amendments and modifications thereto).

18)
Seller has not received any written notice of default under the Intercreditor Agreement (other than any default that has been cured); to Seller’s actual knowledge, the Seller is not in default under the Intercreditor Agreement; and no party with respect to the Intercreditor Agreement has asserted or, to Seller’s knowledge, threatened in writing, any claim, counterclaim or defense, in each case in writing, against Seller under the Intercreditor Agreement. Without limiting the generality of the foregoing, all of the representations and warranties made by Seller in the Intercreditor Agreement were true and correct in all material respects when made and as of the date hereof.

19)
Seller has not received from any party any written notice of a default or event of default under the Senior Loan Documents (as defined in the Loan Agreement) or the taking by Senior Lender (as defined in the Intercreditor Agreement) of any Enforcement Action (as defined in the Intercreditor Agreement).

20)	There is no pending (or, to Seller’s actual knowledge, threatened in writing) litigation against Seller with respect to the Intercreditor Agreement.

21)	To Seller’s actual knowledge, no portion of the Property has been released from the lien of the Senior Mortgage (as defined in the Intercreditor Agreement).

22)	Seller has not made any claim with respect to the Title Policy (as defined in the Loan Agreement)

When the term “Seller's knowledge” or “Seller’s actual knowledge” or terms of similar import are used herein, it means, as to a Loan, the actual (and not constructive) current awareness of David Schwarz and Ann Harrington.

EXHIBIT C
ASSIGNMENT OF LOAN DOCUMENTS AND ACCOUNTS

[SELLER NAME] ("Assignor"), whose address is c/o ______________________, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby assigns, transfers, sets over and conveys to [BUYER NAME] ("Assignee"), whose address is [BUYER ADDRESS], all Assignor's right, title and interest in and to the documents described on Schedule A1 attached hereto (the “Loan Documents”), as the same may have been assigned, amended, supplemented, restated or modified, and all of Assignor’s right, title and interest in and to the accounts described on Schedule B attached hereto (the “Accounts”)2.

TO HAVE AND TO HOLD the same unto Assignee and its successors and assigns forever.

This Assignment is made without recourse or representation or warranty, express, implied or by operation of law, of any kind and nature whatsoever.

The foregoing paragraph shall not impair Assignor's representations and warranties pursuant to Section 4.2 of the Mezzanine Loan Sale and Purchase Agreement dated August 20, 2018 between the Assignor and Assignee.

Assignee assumes and agrees to discharge, perform, pay and be liable for all duties, obligations and liabilities of the Assignor under the Loan Documents and with respect to the Accounts first arising or accruing from and after the date hereof, including all obligations to make advances thereunder.

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment as of ______________, 201[__].

[SIGNATURE BLOCKS TO BE ADDED]

____________________________

[1]	This is to be the same as Schedule II to this Mezzanine Loan Purchase Agreement

[2]	Schedule B should be marked “None.”

EXHIBIT D
ALLONGE TO PROMISSORY NOTE

This Allonge, dated as of ______________ __, 201_, is attached to and made a part of that certain [Promissory Note] in the principal sum of $_________, dated as of _____, 20__, and made by ________________, a ____________, to the order of ___________________________, a __________________________ (“Assignor”), for the purpose of annexing thereto the following endorsement:
Pay to the order of _________________________________________________

_____________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________ (“Assignee”), its successors and/or assigns, without recourse, representation or warranty, express or implied, by the undersigned, except as expressly set forth in Section 4.2 of that certain Mezzanine Loan Purchase Agreement dated as of ______________, 2018, between Assignor, as seller, and Assignee, as purchaser.

_____________________, a ____________

By:	______________________________________
Name:
Title:

[NO FURTHER TEXT ON THIS PAGE]

PROXY CARD

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 p.m., ET, on October 16, 2018.

VOTE BY INTERNET **WWW.FCRVOTE.COM/RXR**

Use the Internet to transmit your voting instructions up until 11:59 p.m., ET, on October 16, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

OR

VOTE BY TELEPHONE **1-866-390-5380**

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., ET, on October 16, 2018. Have your proxy card in hand when you call and then follow the instructions.

OR

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to: **First Coast Results, Inc., P.O. Box 3672, Ponte Vedra Beach, FL 32004-9911.**

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. **Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.**

CONTROL NUMBER

If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing.

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.

PROXY

The Board of Directors recommends you vote FOR Proposals 1, 2, 3 and 4.

4. To elect five directors as nominated by our Board of Directors to serve until the 2019 annual meeting of stockholders and until his or her successor is duly elected and qualified.

Nominees: (01) Scott H. Rechler, (02) David S. Schwarz, (03) Lawrence J. Waldman, (04) Winston W. Wilson and (05) Dianne Hurley

For All Nominees ☐ Withhold Authority To Vote For All Nominees ☐ For All Nominee(s) Except Written Below ☐

To withhold authority to vote for any individual nominee, mark "For All Nominee(s) Except" and write the nominee's name in the space provided below.

____

Signature

Signature (Capacity)

Date

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT.

PLEASE VOTE BY INTERNET OR TELEPHONE TO REGISTER YOUR VOTE PROMPTLY. INSTRUCTIONS ON REVERSE SIDE.

YOUR TELEPHONE OR INTERNET VOTE MUST BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME, OCTOBER 16, 2018, TO BE INCLUDED IN THE VOTING RESULTS.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

The Notice of the Annual Meeting and the Proxy Statement are available at www.fcrvote.com/RXR

Continued and to be signed on the reverse side.

If submitting a proxy by mail, please sign and date the card on reverse and fold and detach card at perforation before mailing.

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.

PROXY

ANNUAL MEETING OF STOCKHOLDERS

October 17, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David S. Schwarz, Frank V. Saracino and Ann B. Harrington, and each of them, as proxies for the undersigned, with full power of substitution, to vote all shares of the common stock of NorthStar/RXR New York Metro Real Estate, Inc. ("NorthStar/RXR") owned by the undersigned at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 200 Park Avenue, 15th Floor, New York, NY 10166, on October 17, 2018 at 10:00 a.m., local time, and any adjournment or postponement thereof.

This proxy is solicited on behalf of the Board of Directors of NorthStar/RXR New York Metro Real Estate, Inc. Each matter to be voted on at the annual meeting has been proposed by the Board of Directors of NorthStar/RXR. This proxy will be voted as specified by the undersigned. Except as otherwise expressly specified by the undersigned, a signed proxy will be voted FOR proposals 1, 2 and 3 and FOR ALL the director nominees listed in Proposal 4, and in the discretion of the proxy holder upon such other matters that may properly come before the meeting or any postponement or adjournment thereof. This proxy revokes any prior proxy given by the undersigned. The undersigned acknowledges receipt with this proxy of a copy of the accompanying proxy statement describing more fully the proposals set forth herein.

CONTINUED, AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.